                            SCHEDULE 14A INFORMATION


                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934


    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                              GENUS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction: $25,000,000
         -----------------------------------------------------------------------
     (5) Total fee paid: $5,000
         -----------------------------------------------------------------------
/X/  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                                  GENUS, INC.

                                ----------------


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JULY 14, 1998


                            ------------------------

TO THE SHAREHOLDERS:


    NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Genus, Inc. (the "Company") will be held on Tuesday, July 14, 1998 at 9:00 a.m., local time, at The Network Meeting Center located at 5201 Great America Parkway, Suite 122 in Santa Clara, California, 95054, for the following purposes:


    1. To elect directors to serve for the ensuing year and until their successors are elected.

    2. To approve the sale of the Company's ion implantation systems business, including the assets, properties and intellectual property related thereto, pursuant to the terms and conditions of the Asset Purchase Agreement, dated as of April 15, 1998, between Varian Associates, Inc. ("Varian") and the Company and the transactions contemplated thereby (collectively, the "Proposed Transactions").

    3. To approve the conversion of securities exceeding 20% of the outstanding Common Stock.

    4. To approve an amendment to the 1989 Employee Stock Purchase Plan increasing the number of shares reserved for issuance thereunder by 300,000 shares.

    5. To ratify the appointment of Coopers & Lybrand L.L.P. as independent auditors of the Company's financial statements for the fiscal year ending December 31, 1998.

    6. To transact such other business as may properly come before the meeting or any adjournment thereof.


    The Company believes that the Proposed Transaction is a sale of substantially all the assets of the Company.


    The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.


    Only shareholders of record at the close of business on May 18, 1998 are entitled to vote at the meeting.


    All shareholders are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting you are urged to mark, sign, date, and return the enclosed proxy card as promptly as possible in the self-addressed stamped envelope enclosed for that purpose. Any shareholder attending the meeting may vote in person even if he or she returned a proxy.

                                          FOR THE BOARD OF DIRECTORS

                                          WILLIAM W. R. ELDER
                                          CHAIRMAN OF THE BOARD


Sunnyvale, California
June 29, 1998

                                  GENUS, INC.

                                ----------------

               PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

                             ---------------------


    The enclosed Proxy is solicited on behalf of the Board of Directors of Genus, Inc., a California corporation (the "Company") for use at the Annual Meeting of Shareholders to be held Tuesday, July 14, 1998, at 9:00 a.m., local time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at The Network Meeting Center at 5201 Great America Parkway, Suite 122 in Santa Clara, California, 95054. The principal executive offices of the Company are located at 1139 Karlstad Drive, Sunnyvale, California 94089. The Company's telephone number at that location is (408) 747-7120.



    These proxy solicitation materials were mailed on or about June 29, 1998, to all shareholders entitled to vote at the meeting.


                 INFORMATION CONCERNING SOLICITATION AND VOTING

RECORD DATE AND SHARE OWNERSHIP


    Shareholders of record at the close of business on May 18, 1998, are entitled to vote at the meeting. At the record date, 17,129,260 shares of the Company's Common Stock, no par value, were issued and outstanding.


VOTING

    Each share of Common Stock outstanding on the record date is entitled to one vote. In addition, each shareholder on the record date, or his or her proxy, may cumulate such shareholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held by such shareholder, or distribute the shareholder's votes on the same principle among as many candidates as the shareholder may select, provided that votes cannot be cast for more than six candidates. No shareholder or proxy, however, shall be entitled to cumulate votes for a candidate unless such candidate's name has been placed in nomination prior to the voting and the shareholder, or any other shareholder, has given notice at the meeting, prior to the voting, of the shareholder's intention to cumulate votes. If any shareholder gives such notice, all shareholders may cumulate their votes for candidates in nomination.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

    The affirmative vote of a majority of the Votes Cast will be required under California law to approve the first, third, fourth and fifth proposals in this Proxy Statement. The affirmative vote of a majority of the outstanding shares of Common Stock on the record date will be required under California law to approve the second proposal in this Proxy Statement. For this purpose, the "Votes Cast" are defined under California law to be the shares of the Company's Common Stock represented and "voting" at the Annual Meeting. In addition, the affirmative votes must constitute at least a majority of the required quorum, which quorum is majority of the shares outstanding on the Record Date. Votes that are cast against the proposal will be counted for purposes of determining (i) the presence or absence of a quorum and (ii) the total number of Votes Cast with respect to the proposal.

    While there is no definitive statutory or case law authority in California as to the proper treatment of abstentions in the counting of votes with respect to a proposal, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to the proposal. In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be counted for purposes of determining the number of Votes Cast with respect to the proposal.

REVOCABILITY OF PROXIES

    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company (Attention:
Mary F. Bobel, Executive Vice President, Chief Financial Officer) a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

SOLICITATION

    The cost of soliciting proxies will be borne by the Company. The Company is retaining the services of Corporate Investor Communications, Inc. to solicit proxies for a cost of approximately $10,000 plus out-of-pocket expenses. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone, telegram or facsimile.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information known to the Company regarding beneficial ownership of the Company's Common Stock as of March 31, 1998, by (i) each of the Company's directors, (ii) each executive officer named in the Summary Compensation Table appearing herein, (iii) all directors and executive officers of the Company as a group and (iv) each person known by the Company to beneficially own more than 5% of the Company's Common Stock:

                                                                        NUMBER OF    PERCENT OF
NAME OF BENEFICIAL OWNER                                                SHARES(1)     CLASS(2)
----------------------------------------------------------------------  ----------  -------------
The Parnassus Fund ...................................................   1,150,000         6.71%
  244 California Street, Ste. 400
  San Francisco, CA 94111

Anthony T. Winn ......................................................   1,000,000         5.84%
  c/o Herbert H. Davis III, Esq.
  1200 17th Street Suite 3000
  Denver, CO 80202

Bachow Investment Partners III, L.P.(3) ..............................     997,876         5.83%
  3 Bala Plaza East, Suite 502
  Bala Cynwyd, PA 19004

Dimensional Fund Advisors ............................................     868,400         5.07%
  1299 Ocean Ave
  11th Floor
  Santa Monica, CA

William W.R. Elder(4).................................................     230,599         1.35%

James T. Healy........................................................       5,000        *

Paul S. Bachow Co-Investment Fund, L.P.(5) ...........................     138,671        *
  3 Bala Plaza East, Suite 502
  Bala Cynwyd, PA 19004

Paul S. Bachow(6) ....................................................      63,392        *
  3 Bala Plaza East, Suite 502
  Bala Cynwyd, PA 19004

Mary F. Bobel(7)......................................................      27,032        *

Mario M. Rosati(8)....................................................      11,500        *

Thomas E. Seidel......................................................       3,841        *

John E. Aldeborgh.....................................................       2,593        *

Stephen F. Fisher(9)..................................................           0        *

G. Frederick Forsyth..................................................           0        *

Todd S. Myhre.........................................................           0        *

All directors and executive officers as a group (11 persons)(10)......   1,485,076         8.67%

------------------------

  *  Less than 1%.

 (1) Except as otherwise indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

 (2) Applicable percentage ownership is based on 17,129,260 shares of Common Stock outstanding as of March 31, 1998 together with applicable options for such shareholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, based on factors including voting and investment power with respect to shares. Shares of Common Stock subject to the options currently exercisable, or exercisable within 60 days after March 31, 1998, are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person.

 (3) Does not include 138,671 shares held by Paul S. Bachow Co-Investment Fund, L.P. and 63,392 shares held by Paul S. Bachow, as to which Bachow Investment Partners III, L.P. disclaims beneficial ownership.

 (4) Consists of 230,599 shares held in William R. Elder and Gloria S. Elder Family Trust.

 (5) Does not include 977,876 shares held by Bachow Investment Partners III, L.P. and 63,392 shares held by Paul S. Bachow, as to which Paul S. Bachow Co-Investment Fund, L.P. disclaims beneficial ownership.

 (6) Does not include 977,876 shares held by Bachow Investment Partners III, L.P. and 138,671 shares held by Paul S. Bachow Co-Investment Fund, L.P., as to which Paul S. Bachow disclaims beneficial ownership.

 (7) Consists of 2,032 shares of Common Stock and options to purchase 25,000 shares of Common Stock exercisable within 60 days of March 31, 1998.

 (8) Consists of 2,500 shares held by Mr. Rosati, 9,000 shares held by WS Investments 92A and options to purchase 5,000 shares of Common Stock exercisable within 60 days of March 31, 1998. Mr. Rosati is a general partner of WS Investments 92A and disclaims beneficial ownership of the shares held by such entity except to the extent of his proportionate partnership interest therein.

 (9) On April 3, 1995, pursuant to the terms of a Stock Purchase Agreement dated February 10, 1995 (the "Stock Purchase Agreement") by and among the Company and Bachow Investment Partners III, L.P., Paul S. Bachow Co-Investment Fund, L.P. and Paul S. Bachow, (collectively the "Bachow Group"), Mr. Fisher was elected as a representative of the Bachow Group to fill an existing vacancy on the Company's Board of Directors. This figure does not include the 1,179,939 shares held by the Bachow Group, as to which shares Mr. Fisher has neither voting nor investment power.

 (10) Includes options to purchase 25,000 shares of Common Stock exercisable within 60 days of March 31, 1998.

                                  PROPOSAL ONE
                             ELECTION OF DIRECTORS

NOMINEES

    The Company's Bylaws provide for a variable board of four to seven directors, with the number currently fixed at four. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's four nominees named below, all of whom are presently directors of the Company. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee listed below will be unable or will decline to serve as a director. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner in accordance with cumulative voting as will assure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders. The term of office of each person elected as a director will continue until the next Annual Meeting of Shareholders or until his successor has been elected and qualified.

    The names of the nominees, and certain information about them, are set forth below.

                                                                                                                 DIRECTOR
NAME OF NOMINEE                        AGE                           PRINCIPAL OCCUPATION                          SINCE
---------------------------------      ---      --------------------------------------------------------------  -----------
William W.R. Elder...............          59   President, Chief Executive Officer and Chairman of the Board          1981
                                                of the Company

Todd S. Myhre....................          52   President and Chief Executive Officer of GameTech                     1994
                                                International

G. Frederick Forsyth.............          54   President, Professional Products Division of Iomega, Inc.             1996

Mario M. Rosati..................          50   Member of Wilson Sonsini Goodrich & Rosati, P.C.                      1981

    Except as set forth below, each of the nominees has been engaged in his principal occupation set forth above during the past five years. There are no family relationships among any directors or executive officers of the Company.

    Mr. Elder, a founder of the Company, is the Chairman of the Board, President and Chief Executive Officer of the Company. From October 1996 to April 1998, he served only as Chairman of the Board. From April 1990 to September 1996, he was Chairman of the Board, President and Chief Executive Officer of the Company. From November 1981 to April 1990, he was President and a director of the Company.

    Mr. Myhre has served as a director of the Company since January 1994. Since April 1998, and from September 1995 to January 1996, Mr. Myhre has served as President and Chief Executive Officer of GameTech International, an electronic gaming manufacturer. From September 1995 to March 1998, Mr. Myhre was an international business consultant. From January 1993 to August 1993, from August 1993 to December 1993 and from January 1994 to August 1995, Mr. Myhre served as Vice President and Chief Financial Officer of the Company, as Executive Vice President and Chief Operating Officer of the Company and as President and a director of the Company, respectively.

    Mr. Forsyth has been a director of the Company since February 1996. Since August 1997, Mr. Forsyth has served as President, Professional Products Division of Iomega, Inc. From June 1989 to February 1997, Mr. Forsyth was associated with Apple Computer, Inc., a personal computer manufacturer, in various senior management positions, most recently as Senior Vice President and General Manager, Macintosh Product Group.

    Mr. Rosati has been Secretary of the Company since May 1996 and a director of the Company since the Company's inception in November 1981. He is also a director of Aehr Test Systems, a manufacturer of semiconductor test equipment; CATS Software Inc., a supplier of client/server software products for financial risk management; Meridian Data, Inc., a developer of compact disc-read only memory (CD-ROM) and compact disc-recordable (CD-R) systems and related software for both networks and personal computers; Ross Systems, Inc., a supplier of enterprise-wide business systems and related services to companies installing open systems/client server software products; and Sanmina Corporation, an electronics manufacturer of multilayered printed circuit boards, backplane assemblies, subassemblies, and printed circuit board assemblies. He is a member of Wilson Sonsini Goodrich & Rosati, P.C., general counsel to the Company.

VOTE REQUIRED

    The four nominees receiving the highest number of affirmative votes of the Votes Cast will be elected as directors of the Company for the ensuing year.

                   THE BOARD OF DIRECTORS RECOMMENDS THAT THE
              SHAREHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES.

BOARD MEETINGS AND COMMITTEES

    The Board of Directors of the Company held a total of 7 meetings during the year ended December 31, 1997. The Board of Directors has an Audit Committee and a Compensation Committee. It does not have a nominating committee or a committee performing the functions of a nominating committee.

    During the year ended December 31, 1997, the Audit Committee of the Board of Directors consisted of directors Fisher, Forsyth and Rosati and held one meeting. As of March 31, 1998 the Audit Committee consisted of directors Forsyth, Myhre and Rosati. The Audit Committee recommends engagement of the Company's independent accountants and is primarily responsible for approving the services performed by the Company's independent accountants and for reviewing and evaluating the Company's accounting principles and its system of internal accounting controls.

    During the year ended December 31, 1997, the Compensation Committee of the Board of Directors consisted of directors Fisher, Forsyth and Rosati and held three meetings. As of March 31, 1998 the Compensation Committee consisted of directors Forsyth, Myhre and Rosati. The Compensation Committee makes recommendations to the Board of Directors regarding the Company's executive compensation policy. See "Compensation Committee Report on Executive Compensation."

    No director serving in the year ended December 31, 1997, attended fewer than 75% of the aggregate number of meetings of the Board of Directors and meetings of the committees of the Board on which he or she serves.

DIRECTOR COMPENSATION

    The Company currently pays to its directors who are not employees a fee of $1,000 per meeting and $500 per telephonic meeting. In addition, the Company pays non-employee members of the board an annual fee of $10,000. The Company also reimburses directors for reasonable expenses incurred in attending meetings. Under the Company's 1991 Option Plan, each of the non-employee directors receives an automatic grant of an option to purchase 5,000 shares of Common Stock on the date of his or her appointment or election to the Board and, for so long as he or she continues to serve as a director, an automatic grant of an option to purchase 5,000 shares of Common Stock on February 7 of each year.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    In 1997, the Company paid legal fees and expenses to Wilson Sonsini Goodrich & Rosati, Professional Corporation, general counsel to the Company. The amounts paid by the Company to Wilson Sonsini Goodrich & Rosati were less than 5% of the law firm's total gross revenues for its last completed fiscal year. Mario M. Rosati, a director and Secretary of the Company, is a member of the law firm of Wilson Sonsini Goodrich & Rosati.

EXECUTIVE OFFICERS

    The executive officers of the Company, who are elected by and serve at the discretion of the Board of Directors, and their ages at March 31, 1998, are as follows:

NAME                                                       AGE                            POSITION
-----------------------------------------------------      ---      -----------------------------------------------------

William W.R. Elder...................................          59   President, Chief Executive Officer and Chairman of
                                                                    the Board

John E. Aldeborgh....................................          41   Executive Vice President, Chief Customer Satisfaction
                                                                    Officer

Thomas E. Seidel, Ph.D...............................          62   Executive Vice President, Chief Technical Officer

Mary F. Bobel........................................          48   Executive Vice President, Chief Financial Officer

Frederick E. Heslet, Ed.D............................          58   Vice President, Chief Quality Officer

James McEleney.......................................          40   Vice President, General Manager, Ion Technology
                                                                    Products

    Except as set forth below, all of the executive officers have been associated with the Company in their present or other capacities for more than the past five years. Officers are elected annually by the Board of Directors and serve at the discretion of the Board. There are no family relationships among executive officers of the Company.

    Mr. Elder's background is summarized under "Election of Directors" above.

    Mr. Aldeborgh joined the Company in June 1989 and serves as the Executive Vice President and Chief Customer Satisfaction Officer. From January 1997 to September 1997, Mr. Aldeborgh served as Executive Vice President and Chief Operating Officer. From January 1993 to January 1997, he was Vice President and General Manager, Ion Technology Division of the Company. From June 1989 to January 1993, he was the Director of Operations of Ion Technology Products. From May 1983 to May 1989, Mr. Aldeborgh was with LTX Corporation, a manufacturer of semiconductor test equipment, in various management positions, most recently as Director of Manufacturing for the Linear Manufacturing Division.

    Dr. Seidel joined the Company in January 1996 and is the Executive Vice President and Chief Technical Officer of the Company. From July 1988 to January 1996, Dr. Seidel was associated with SEMATECH, a semiconductor-industry consortium, in various senior management positions, most recently as Chief Technologist and Director of Strategic Technology.

    Ms. Bobel joined the Company in March 1997 as Executive Vice President and Chief Financial Officer. From October 1994 to September 1996, Ms. Bobel served as Vice President and Chief Financial Officer at Educational Publishing Corporation, a publisher of supplementary educational materials. From March 1990 to September 1994, she was employed at Adobe Systems, a publicly held software company, most recently as Vice President and Corporate Controller.

    Dr. Heslet joined the Company in November 1996 as Chief Quality Officer and Executive Vice President, Human Resources. In addition, he also is employed by California State University, Hayward, where he has been a professor of educational psychology since 1968. From November 1990 to December 1996, he served as Vice President of Quality and Development at Credence Systems Corporation, a manufacturer of semiconductor test equipment.

    Mr. McEleney joined the Company in April 1996 as Vice President, Marketing, Ion Technology Products and was promoted to Vice President and General Manager of Ion Technology Products in March 1998. From January 1995 to April 1996, Mr. McEleney was the Director, Sales & Marketing for Thermadics Detection, Inc., a manufacturer of precision analytical instruments. From December 1984 to January 1995, Mr. McEleney held various sales and marketing positions for Teradyne, Inc., a manufacturer of automatic test equipment.

TRANSACTIONS WITH MANAGEMENT

CHANGE OF CONTROL SEVERANCE AGREEMENTS

    Certain executive officers and key employees have severance agreements with the Company that provide severance benefits in the event that the officer's or employee's employment with the Company is "Involuntarily Terminated" or otherwise terminated without "Cause" within a specified period of time (either six months or one year) following a "Change of Control." The severance benefits include a cash payment of a specified percentage (either 600% or 1200%) of the executive's or employee's monthly base pay. The severance agreements define "Cause" to include an act of dishonesty intended to result in substantial gain or personal enrichment; conviction of an illegal act with respect to his or her employment by the Company; and willful violations of the executive's or key employee's obligations to the Company. The severance agreements define "Involuntary Termination" to include a reduction in base compensation; a relocation of the executive or key employee to a location more than 50 miles from the executive or key employee's present location; a material reduction in benefits or a material increase in the executive's or employee's cost of benefits; significant reduction of the executive's or key employee's duties or responsibilities; or the failure or refusal of a successor company to assume the Company's obligations under the severance agreements. The severance agreements define "Change of Control" to mean the occurrence of any of the following events: (i) any person becomes the beneficial owner of securities of the Company representing 50% or more of the total voting power represented by the Company's then outstanding voting securities; or (ii) a change in the composition of the Board of Directors occurring within a two-year period, as a result of which fewer than a majority of the directors are incumbent directors; or (iii) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets. The applicability of the change of control severance benefits to any specific executive officer or key employee is dependent on whether the Proposed Transaction as described in Proposal Two is deemed to be a sale of substantially all the assets of the Company and whether the shareholders approve the Proposed Transaction. The Company believes that the Proposed Transaction is a sale of substantially all the assets of the Company for purposes of the Change of Control Severance Agreements.

TERMINATION OF EMPLOYMENT AGREEMENT

    On April 20, 1998, the Company entered into a Settlement Agreement and Mutual Release with James T. Healy (the "Healy Agreement") in connection with Mr. Healy's resignation from the positions of President and Chief Executive Officer of the Company effective as of April 30, 1998. Pursuant to the Healy Agreement, the Company will continue to pay Mr. Healy $25,000 per month, less applicable withholding, for nine months from the date of his resignation. Mr. Healy will not be entitled to the accrual or continuation of any employee benefits, including but not limited to, vacation benefits and bonuses. The exercise of any stock options will continue to be subject to the terms and conditions of the Company's Stock Option Plan and the applicable Stock Option Agreement between Mr. Healy and the Company.

TRANSITION AGREEMENT

    On April 30, 1996, the Company entered into a Management Transition Agreement with William W. R. Elder (the "Elder Agreement"). The Elder Agreement provides for the cessation of Mr. Elder's services to the Company in his capacity as Chief Executive Officer, the continuation of his role as Chairman of the Board and the commencement of his role as an employee of the Company until December 31, 1997 and as a consultant to the Company until December 31, 1999. The terms of the Elder Agreement provide for Mr. Elder to continue to receive his salary as in effect on April 30, 1996 until December 31, 1997 and $100,000 per year for the period of January 1, 1998 to December 31, 1999, provided Mr. Elder does not cease to be an employee of or consultant to the Company prior to such dates. In addition, the Elder Agreement provides that Mr. Elder will receive all of the employee benefits that he received as of April 30, 1996 while an employee of the Company, and will receive only health benefits and an automobile allowance while a consultant to the Company. Mr. Elder's options to purchase Common Stock of the Company will be governed by the provisions of the applicable option agreements between Mr. Elder and the Company, and the vesting, post-termination exercisability, and other provisions of such options shall not be affected by the Elder Agreement.

    Following the resignation of Mr. Healy, Mr. Elder resumed the position of President and Chief Executive Officer and will continue as Chairman of the Board. Accordingly, beginning in May 1998, Mr. Elder began receiving his previous salary of $300,000 per year.

    See also "Compensation Committee Interlocks and Insider Participation" above.

SECTION 16(a) REPORTS

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file certain reports regarding ownership of, and transactions in, the Company's securities with the Securities and Exchange Commission (the "SEC"). Such officers, directors and 10% shareholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) reports that they file.

    Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that during 1997, its executive officers, directors and 10% shareholders filed all required Section 16(a) reports on a timely basis with the following exceptions: John Aldeborgh filed a Form 5 disclosing one transaction that should have been reported earlier on a Form 4; and Thomas Seidel filed a Form 5 disclosing two transactions that should have been reported earlier on Form 4.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

    The following table discloses compensation received by the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company (the "Named Executive Officers") for the three fiscal years ended December 31, 1997, 1996 and 1995:

                                                                                             LONG-TERM COMPENSATION
                                                                                                    AWARDS(2)
                                                           ANNUAL COMPENSATION           -------------------------------
                                                    ----------------------------------                    ALL OTHER
NAME AND PRINCIPAL POSITION                           YEAR       SALARY($) BONUS($)(1)   OPTIONS(#)   COMPENSATION($)(3)
--------------------------------------------------  --------     --------  -----------   ----------   ------------------
William W.R. Elder................................      1997      305,000     --            --              43,890
  Chairman of the Board                                 1996      304,167     --           50,000            2,947
                                                        1995      282,917    42,750       100,000           18,422

James T. Healy....................................      1997      300,000    90,000         --              11,500
  President and Chief Executive                         1996(4)    87,500     --          250,000          --
  Officer

Mary F. Bobel.....................................      1997(5)   137,500    16,500        75,000            6,539
  Executive Vice President and
  Chief Financial Officer

John E. Aldeborgh.................................      1997      206,845    20,976        30,000            8,716
  Executive Vice President, Chief                       1996      182,390     --           50,000          --
  Customer Satisfaction Officer                         1995      152,096    30,000        62,500            9,816

Thomas E. Seidel..................................      1997      209,200    21,000         5,000            8,692
  Executive Vice President and                          1996(4)   183,333     --          125,000              948
  Chief Technical Officer

------------------------

(1) Except as otherwise noted, all bonuses were earned by the named officer in fiscal year indicated and paid to the named officer early in the subsequent year pursuant to the Company's Management Incentive Plan.

(2) The Company did not make any awards of restricted stock or make any payments under long-term incentive plans during the periods covered in the table.

(3) Represents amounts contributed to the Company's 401(k) plan on behalf of the officer by the Company and automobile allowances. Premiums in the amount of $2,947 and $3,540 were also paid by the Company on behalf of Mr. Elder for a term life insurance policy (the proceeds of which are payable to his named beneficiaries) in fiscal 1996 and fiscal 1997, respectively.

(4) Mr. Healy and Mr. Seidel were not employed by the Company prior to fiscal 1996. Mr. Healy joined the Company in September 1996 and resigned in April 1998. Mr. Seidel joined the Company in January 1996.

(5) Ms. Bobel was not employed by the Company prior to fiscal 1997. Ms. Bobel joined the Company in March 1997.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

    The following table provides information on option grants made in fiscal 1997 to the Named Executive Officers. No SARs were granted.

                                                                INDIVIDUAL GRANTS                      POTENTIAL REALIZABLE
                                             --------------------------------------------------------    VALUE AT ASSUMED
                                                            % OF TOTAL                                 ANNUAL RATES OF STOCK
                                                              OPTIONS                                   PRICE APPRECIATION
                                                            GRANTED TO      EXERCISE                            FOR
                                                             EMPLOYEES       OR BASE                      OPTION TERM(3)
                                               OPTIONS       IN FISCAL      PRICE PER    EXPIRATION    ---------------------
NAME                                         GRANTED(1)       YEAR(2)         SHARE         DATE          5%         10%
-------------------------------------------  -----------  ---------------  -----------  -------------  ---------  ----------
William W.R. Elder.........................      --             --             --            --           --          --
James T. Healy.............................      --             --             --            --           --          --
Mary F. Bobel..............................      75,000             14           3.87          2002    $  80,191  $  177,201
John E. Aldeborgh..........................      30,000              6           5.25          2002       43,514      96,155
Thomas E. Seidel...........................       5,000              1           5.25          2002        7,252      16,026

------------------------

(1) The indicated options were granted at various dates in 1997, vest at the rate of 1/3 per year and become fully exercisable at various dates in 2000.

(2) The Company granted options to purchase 537,000 shares to employees in fiscal 1997.

(3) Potential realizable value assumes that the stock price increases from the date of grant until the end of the option term (5 years) at the annual rate specified (5% and 10%). This assumption is based on SEC rules and does not necessarily represent the expected rate of appreciation.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END
  OPTION/SAR VALUES

    The following table provides information on option exercises in fiscal 1997 by the Named Executive Officers and the number and value of such officers' unexercised options at December 31, 1997. No SARs have been granted.

                                                                                                 VALUE OF UNEXERCISED IN-THE- MONEY
                                                                  NUMBER OF UNEXERCISED OPTIONS
                                          SHARES                           AT 12/31/97                OPTIONS AT 12/31/97(2):
                                        ACQUIRED ON     VALUE     -----------------------------  ----------------------------------
NAME                                     EXERCISE    REALIZED(1)  (EXERCISABLE)  (UNEXERCISABLE)  (EXERCISABLE)    (UNEXERCISABLE)
--------------------------------------  -----------  -----------  -------------  --------------  ---------------  -----------------
William W.R. Elder....................      20,000       61,260        99,999          50,001          --                --
James T. Healy........................                                 83,325         166,675          --                --
Mary F. Bobel.........................                                 25,000          50,000          --                --
John E. Aldeborgh.....................                                 58,311          61,670          --                --
Thomas E. Seidel......................                                 68,327          61,673          --                --

------------------------

(1) Fair market value of the Company's Common Stock on the date of exercise minus the exercise price.

(2) Market value of underlying securities based on the closing price of Company's Common Stock on December 31, 1997, on NASDAQ of $3.334, less the exercise price.

    The Company has not established any long-term incentive plans or defined benefit or actuarial plans covering any of the Named Executive Officers.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The objectives of the overall executive compensation program are to attract, retain, motivate and reward Company executives while aligning their compensation with the achievements of key business objectives, maximization of shareholder value and optimal satisfaction of customers.

    The Compensation Committee is responsible for:

    1. Determining the specific executive compensation methods to be used by the Company and the participants in each of those specific programs;

    2. Determining the evaluation criteria and timeliness to be used in those programs;

    3. Determining the processes that will be followed in the ongoing administration of the programs; and

    4.  Determining their role in the administration of the programs.

    All of the actions take the form of recommendations to the full Board of Directors where final approval, rejection or redirection will occur. The Compensation Committee is responsible for administering the compensation programs for all Company officers. The Compensation Committee has delegated the responsibility of administering the compensation programs for all other Company employees to the Company's officers.

    Currently, the Company uses the following executive compensation vehicles:

    - Cash-based programs: Base salary, Annual Incentive Bonus Plan, Annual Profit Sharing Plan, and a Sales Incentive Commission Plan; and

    - Equity-based programs: 1991 Incentive Stock Option Plan and the 1989 Employee Stock Purchase Plan.

    These programs apply to the Chief Executive Officer and all executive level positions, except for the Sales Incentive Commission Plan, which only includes executives directly responsible for sales activities. Periodically, but at least once near the close of each fiscal year, the Compensation Committee reviews the existing plans and recommends those that should be used for the subsequent year.

    The criteria for determining the appropriate salary level, bonus and stock option grants for the Chief Executive Officer and each of the executive officers include (a) Company performance as a whole, (b) business unit performance (where appropriate) and (c) individual performance objectives. Company performance and business unit performance are measured against both strategic and financial goals. Examples of these goals are to obtain: operating profit, revenue growth, timely new product introduction, and shareholder value (usually measured by the Company stock price). Individual performance is measured to specific objectives relevant to the individual's position and a specific time frame.

    These criteria are usually related to a fiscal year time period, but may, in some cases, be measured over a shorter or longer time frame.

    The processes used by the Compensation Committee include the following steps:

    1. The Compensation Committee periodically receives information comparing the Company's pay levels to other companies in similar industries, other leading companies (regardless of industry) and competitors. Primarily national and regional compensation surveys are used.

    2. At or near the start of each evaluation cycle, the Compensation Committee meets with the Chief Executive Officer to review, revise as needed, and agree on the performance objectives set for the other executives reporting to the Chief Executive Officer. The Chief Executive Officer and Compensation Committee jointly set the Company objectives to be used. The business unit and individual objectives are formulated jointly by the Chief Executive Officer and the specific individual. The Compensation Committee also, with the Chief Executive Officer, jointly establishes and agrees on their respective performance objectives.

    3. Throughout the performance cycle review, feedback is provided by the Chief Executive Officer, the Compensation Committee and full Board, as appropriate.

    4. At the end of the performance cycle, the Chief Executive Officer evaluates each executive's relative success in meeting the performance goals. The Chief Executive Officer makes recommendations on salary, bonus and stock options, utilizing the comparative results as a factor. Also included in the decision criteria are subjective factors such as teamwork, leadership contributions and ongoing changes in the business climate. The Chief Executive Officer reviews the recommendations and obtains Compensation Committee approval. The Compensation Committee also determines the level of salary and bonus and the terms of stock option grants for the Chief Executive Officer.

    5. The final evaluations and compensation decisions are discussed with each executive by the Chief Executive Officer or Compensation Committee, as appropriate.

    The Compensation Committee feels that the compensation vehicles used by the company, generally administered through the process as outlined above, provide a fair and balanced executive compensation program related to the proper business issues. In addition, it should be noted that compensation vehicles will be reviewed and, as appropriate, revised in order to attract and retain new executives in addition to rewarding performance on the job.

                                          Respectfully submitted by:
                                          Todd S. Myhre
                                          G. Frederick Forsyth
                                          Mario M. Rosati

                               PERFORMANCE GRAPH

    The following graph shows a comparison of cumulative total shareholder return from the last trading day before the beginning of the Company's 1993 Fiscal Year (December 31, 1992) through 1997 Fiscal Year End for the Company, the NASDAQ Stock Market-US Index and the H & Q Technology Index. The graph assumes that $100 was invested in the Company's Common Stock, in the NASDAQ Stock Market-US Index and the H & Q Technology Index on December 31, 1992 and all dividends were reinvested. Historic stock price performance is not necessarily indicative of future stock price performance.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            GENUS, INC.       NASDAQ STOCK MARKET (U.S.)        H & Q TECHNOLOGY
12/92                $100                              $100                    $100
12/93                 112                               115                     117
12/94                 298                               112                     141
12/95                 279                               159                     211
12/96                 205                               195                     262
12/97                 124                               240                     307

                                  PROPOSAL TWO
                      APPROVAL OF THE PROPOSED TRANSACTION

GENERAL

    Pursuant to the terms of the Asset Purchase Agreement, dated April 15, 1998, by and between Varian and the Company (the "Agreement"), the Company will sell to Varian most of its physical assets and assign its rights and obligations to Varian under its existing contracts related to its ion implantation systems business (the "Business"). Additionally, as a condition to consummation of the sale of selected assets and transfer of selected liabilities of the Business contemplated by the Agreement, the Company and Varian will enter into a Cross-License Agreement (the "License Agreement"), pursuant to which the Company will grant a royalty free, nonexclusive, irrevocable, worldwide, perpetual license to Varian covering the Company's intellectual property related to the Business (the "Intellectual Property"), other than any such intellectual property primarily used in the conduct of the Company's chemical vapor and thin film deposition systems business (the "CVD Business"). The Company will retain ownership of certain intellectual property rights primarily used in the development, manufacture, testing and sale of the products of the Company's CVD Business (the "Licensed Intellectual Property") and will grant Varian a license under these intellectual property rights pursuant to the License Agreement.

    The detailed terms of, and conditions to, the Proposed Transaction are contained in the Asset Purchase Agreement. The statements made in this Proxy Statement with respect to the terms of the Proposed Transaction and related transactions are qualified in their entirety by reference to the more complete information set forth in the Asset Purchase Agreement, a copy of which is attached to this Proxy Statement as Appendix A and which is incorporated herein by reference. All material elements of the Agreement are described in this Proxy Statement.

BACKGROUND OF THE TRANSACTION

    The Company, which was formed in 1981 and completed its initial public offering in 1988, has two primary lines of business: its chemical vapor thin film deposition systems business and its high energy ion implantation systems business. Both of these businesses involve the design, development, manufacture and marketing of capital equipment for the semiconductor industry.

    Beginning in mid-1996, the semiconductor capital equipment industry entered a cyclical downturn. As a result of this downturn, Company management began to explore opportunities for consolidation, either as a buyer or seller. In March 1996, Smith Barney Inc. (now associated with Salomon Brothers Inc and collectively doing business with Salomon Brothers Inc as, and referred to herein as, Salomon Smith Barney) was retained as the Company's financial advisor to assist in these efforts.

    During the period from May through July 1996, approximately 10 companies, other than four direct competitors of the Company, were contacted as to their possible interest in a transaction with the Company. Three of the companies contacted expressed preliminary interest. In August 1996, one of the Company's direct competitors was also contacted. This company expressed no interest in pursuing a transaction.

    During August and September 1996, Company management held several meetings with the three companies that had expressed a preliminary level of interest. Following these initial meetings, Company management and companies then in discussion determined that there was no compelling rationale for a transaction, and neither Company nor such parties had interest in further pursuing discussions.

    During the fourth quarter of 1996, the Company observed continuing weakness in its business, which was largely attributable to the cyclical downturn in the semiconductor equipment industry. As a result, in February 1997, the Company reported a net loss for the fourth quarter of 1996 and the Company's management elected to resume efforts to seek a strategic transaction.

    Accordingly, during the period from February through June 1997, approximately eight companies that were not approached in 1996, including Varian and two other competitors of the Company, were contacted. During the period from June 1997 through September 1997, Company management held a series of meetings with four companies which had expressed interest in a possible transaction with the Company, including Varian and one other competitor of the Company ("Company A"). Two of the companies were not interested in pursuing a transaction with the Company. Company A expressed interest at a small premium to the Company's then current market price and Varian submitted a proposal at a valuation below the Company's market price. In September 1997, the Company determined that these proposals were inadequate and ceased discussions with these companies.

    During the fourth quarter of 1997, the Company experienced a significant further downturn in its business. This downturn was due in large part to economic conditions in Asia which caused several of the Company's customers in this region to cancel orders or reschedule delivery dates for products they had ordered. In addition, the Company incurred a net charge of $2.9 million for bad debt expense as a result of a sale to a Malaysian customer which was uncollectable. As a result, sales for the fourth quarter of 1997 fell below sales for the fourth quarter of 1996, and the Company reported a loss of $1.20 per share in the fourth quarter of 1997 as compared to a loss of $0.14 per share in the fourth quarter of 1996.

    Accordingly, in the first quarter of 1998, the Company sought both to obtain additional financing and to seek a strategic transaction. In February 1998, the Company completed a financing in which $5,000,000 of convertible preferred stock was issued. However, notwithstanding this additional financing, the Company's working capital needs continued to increase, due in large part to the effects of cancellation and rescheduling of orders by the Company's Asian customers.

    In March 1998, discussions with Varian and Company A regarding a strategic transaction were reinitiated by Varian. In addition, approximately five other prospective acquirors were contacted, none of which expressed any interest. During March 1998, Company A submitted a proposal to acquire the Company in a stock-for-stock merger transaction valued at the then current market price of the Company's Common Stock. As a result of this offer, the Company entered into discussions with Company A. During these discussions, Company A advised the Company that its initial proposal contained an error in the exchange ratio calculation and that Company A would be willing to proceed only at a price less than the Company's then current market value. At meetings held on March 2, 1998, March 18, 1998 and March 21, 1998, the Board was updated as to the status of negotiations with Company A and the negotiations that were underway with Varian. The Varian proposal involved an acquisition of the assets of the Business for cash. The Board met on March 27, 1998 to review the status of negotiations with both Company A and Varian. The Board considered both companies' proposals, including the consideration being offered. Although Company A's proposal presented the possibility of a tax-free reorganization as well as an acquisition of the entire Company, the Board noted that Company A was faced with challenges in acceptance of its new products while also experiencing weak demand for its current products. The Company believed these factors would have a negative impact on Company A's stock value thereby decreasing shareholder value for its shareholders. The Company believed that the cash offer from Varian transaction represented a higher valuation based on the ratio of stock being offered by Company A and the assumed risk in Company A's share value. In addition, the Varian transaction would provide the Company with funds with which to continue the development of several new thin film products currently being developed.

    In April 1998, negotiations continued with both companies. Company A was again approached and responded with the same below-market offer. Negotiations and disclosures of operating information with Varian continued during the first two weeks of April. Upon discussion of a wide range of transaction structures, Varian's only interest was in a cash transaction for the assets of the ion implant group. The material negotiating points between Varian and the Company included the purchase price, a contingent payout, exclusion of accounts receivable from assets to be purchased, assumption of various liabilities, assignment of a key vendor agreement, and acceptance of Varian employment offers by certain key ion implantation employees. On April 10, 1998, the Board approved the Agreement with Varian, which was executed on April 15, 1998 and the transaction was publicly announced on April 15, 1998. Varian does not compete with the Company's ion implantation or CVD business. While Varian sells ion implantation equipment, its products address mid current and high current requirements, while the Company supplies equipment for the high energy segment of the market where Varian does not have a presence.

RECOMMENDATION OF THE BOARD AND REASONS FOR THE TRANSACTION

    The Board unanimously approved the Proposed Transaction with Varian and recommends that shareholders approve the Proposed Transaction. In addition, the Company's Board of Directors unanimously determined that the terms of the Proposed Transaction are fair and in the best interest of the Company and its Shareholders and recommends a vote in favor of the Proposed Transaction. In the course of reaching its decision to approve the Proposed Transaction, the Board consulted with its legal and financial advisors as well as the Company's management and considered the following factors, such factors being all of the material factors considered by the Board:


    FACTORS SUPPORTING THE PROPOSED TRANSACTION


        (1) The effect on the Company on the deteriorating economic environment in Asia, which was causing the Company to incur increased operating losses. This situation, as well as the Company's cash position, made completion of a transaction that would provide liquidity in a short time frame imperative.

        (2) The deterioration in the Company's financial condition and the qualification by the Company's auditors of the certification of the Company's financial statements by noting "substantial doubt about its ability to continue as a going concern," thereby decreasing the Company's other financing alternatives.

        (3) The absence of any serious offers from any other third parties regarding a possible acquisition of the Company's assets or a possible merger with the Company, other than the proposals made by Company A, which the Board rejected in favor of the Proposed Transaction because of the uncertainties associated with the proposed consideration in Company A's transaction as well as the higher overall valuation reflected by the Varian proposal.

        (4) The anticipated positive effects upon the Company's balance sheet and results of operations from the use of the net proceeds of the Proposed Transaction to retire indebtedness and expand the Company's ability to develop its new thin film products. (See "--Application of Sale Proceeds").

        (5) The opinion dated April 15, 1998 of Salomon Smith Barney rendered to the Board of Directors of the Company, to the effect that, as of such date and based upon and subject to certain matters set forth in such opinion, the Consideration (as defined below under the caption "--Purchase Price") to be received by the Company in the Proposed Transaction was fair, from a financial point of view, to the Company, and the financial analyses performed by Salomon Smith Barney in connection with such opinion (See "--Opinion of the Company's Financial Advisor").

        (6) The Board's belief that Genus is well positioned to contribute and engage in the several growing thin film segments of the semiconductor equipment business. Genus' strategy for its continuing thin film business includes seeking to achieve growth of its WSix CVD business, further development of the company's enabling WN films technology for multiple applications and development of new ultra-thin film capabilities to meet the industry's future needs.

        (7) The willingness of Varian to continue to employ the substantial majority of the workforce involved in the Business. (See "--Effect on Employees").

    FACTORS WEIGHING AGAINST THE PROPOSED TRANSACTION


        (8) The potential competitive disadvantage of a smaller company in an industry dominated by multi-billion dollar companies, and the possibility that customers will view the Company as lacking critical mass.

        (9) The risks associated with the fact that Samsung Electronics is the only customer for the Company's current generation of thin film products.

    Considering all of the above factors, the Board of Directors concluded that the Company should become focused on developing its new thin film products with a significantly downsized workforce. The infusion of cash provided by the Proposed Transaction will give the Company the resources to fund the development of thin film products, and the smaller resulting Company will be able to sharply focus its development activities. The Board did not independently establish a value for the Proposed Transaction, but based on all the above factors determined that the Proposed Transaction was fair and reasonable to the Company and its Shareholders. The Board did not assign a weight for the individual factors considered in evaluating the Proposed Transaction. The Board did not perform any material financial analyses in addition to the analyses performed by its financial advisor, Salomon Smith Barney. (See "--Opinion of the Company's Financial Advisor"). The Board also considered a liquidation sale of assets, but determined that the Proposed Transaction will result in higher shareholder value. The value of the Company's significant intellectual property and seasoned engineering team would not be realized in a liquidation. The Board believes that with the cash to be obtained from the Proposed Transaction, the Company will be better positioned to develop next generation thin film products, thereby creating the potential for increased revenues from CVD products. The Board consulted with counsel for the Company regarding whether the Proposed Transaction is a sale of substantially all the assets of the Company, and based on the percentage of revenues and assets being transferred in the Proposed Transaction, such counsel advised the Company that the Proposed Transaction should be considered a sale of substantially all the assets of the Company. The Board did not obtain a formal written opinion of such counsel to such effect. The Board did not seek such a formal written opinion because the question of whether the Proposed Transaction constitutes a sale of substantially all of the assets is primarily a factual determination and, in light of the percentage of revenues and assets being transferred, such determination was relatively free from doubt.

PURCHASE PRICE

    The terms of the Proposed Transaction require Varian to pay an aggregate purchase price of $25.0 million cash, subject to adjustment if, prior to the closing of the Proposed Transaction (the "Closing"), the Company exercises its option to sell Varian certain machinery consisting of two ion implantation systems valued at approximately $1.5 million each, plus an additional contingent cash amount equal to one-third of the amount, if any, by which (x) gross revenues generated from the sale by Varian or the Company of (i) high energy MeV ion implantation systems during the calendar year 1998 and (ii) service and spare parts for such systems, in each case during the calendar year 1998 and actually collected from the customer (the "Booked Revenue") shall exceed (y) $30.0 million (collectively, the "Consideration").

ASSETS TO BE SOLD AND RETAINED BY THE COMPANY

    The assets of the Company to be sold to Varian consist of all raw materials and inventories; all machinery, equipment, computers, tapes, data bases, furniture, automobiles, trucks, vehicles, tools, supplies and parts and other tangible personal property, whether owned, leased or subleased, which are used primarily in the conduct of the Business; all written contracts entered into in the ordinary course of business and necessary for the conduct of the Business, and that are for the sale and non-warranty service after the Closing of products of the Business, all rights, indemnification, warrants, claims and causes of action against third persons; all security, utility or similar deposits and prepaid expenses related primarily to the Business; all letters of credit issued in favor of the Company that related to any contract; to the extent permitted by law, all governmental licenses, permits approvals, license applications, license amendment applications and product registrations with respect to the conduct of the Business; real property leased by the Company, together with all improvements thereon and fixtures thereto; all Intellectual Property, other than the Licensed Intellectual Property; all books and records related to the assets to be sold to Varian; all rights to causes of action, claims, lawsuits, arbitrations, orders, judgements, decrees, awards and injunctions available to or being pursued by the Company; and the goodwill of the Business. Assets retained by the Company include the Company's cash or cash equivalents and any business, operation, subsidiary or division of the Company other than the Business, which consists primarily of the CVD Business.

INTELLECTUAL PROPERTY TO BE RETAINED FOR LICENSING BY THE COMPANY

    Pursuant to the Agreement, the Company will retain ownership of the Licensed Intellectual Property, and will grant Varian a license under these intellectual property rights pursuant to the terms of the License Agreement. The license allows Varian to manufacture and sell products, other than CVD products under the Licensed Intellectual Property. The license is royalty free and extends through the term of the last to expire patent included within the Licensed Intellectual Property. In addition, Varian will grant to the Company a license relating to the Business or used or held for use by the Company in the conduct of the Business or that otherwise constitutes a part of the Other Intellectual Property. The License Agreement does not transfer any ownership rights to Varian in the Licensed Intellectual Property and does not transfer any ownership rights to the Company in the Owned Intellectual Property. Varian does not currently compete with the Company's CVD Business. To the Company's knowledge, Varian has no plans to compete with the Company's CVD Business. The Company has not sold, nor does it have any plans to sell, any equipment or other assets pertaining to the CVD Business to Varian.

UNAUDITED PRO-FORMA FINANCIAL DATA

    The following unaudited pro forma condensed balance sheet of March 31, 1998, and unaudited pro forma condensed statement of operations for the year ended December 31, 1997 and the three months ended March 31, 1998 give pro forma effect to the estimated financial effects of the Asset Purchase Agreement (the "Agreement") with Varian. The pro forma condensed balance sheet as of March 31, 1998 gives pro forma effect to the Agreement as if such transaction was consummated on that date. The pro forma condensed statements of operations for the year ended December 31, 1997 and the three months ended March 31, 1998, present the results of operations of the Company as if the transaction contemplated by the Agreement occurred on January 1, 1997 and January 1, 1998, respectively. The pro forma information is based on the historical financial statements of the Company giving effect to the assumptions and adjustments set forth in the accompanying notes.

                                  GENUS, INC.

                CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)

                             (AMOUNTS IN THOUSANDS)

                                                                                   MARCH 31, 1998
                                                               ------------------------------------------------------
                                                                                                           PRO FORMA
                                                                                                          AFTER SALE
                                                                             PRO FORMA      PRO FORMA         OF
                                                               GENUS, INC.  ADJUSTMENTS       NOTE         BUSINESS
                                                               -----------  -----------  ---------------  -----------
Assets
  Cash and cash equivalents..................................   $   3,683    $  21,200            (1)      $  24,883
  Accounts receivable, net...................................      11,858                                     11,858
  Inventories................................................       9,709                                      9,709
  Net Assets held for sale...................................      30,500      (25,000)           (2)          5,500
  Other current assets.......................................       1,001                                      1,001
                                                               -----------  -----------                   -----------
    Total current assets.....................................      56,751       (3,800)                       52,951

  Property and equipment, net................................       6,406                                      6,406
  Other assets, net..........................................       2,025                                      2,025
                                                               -----------  -----------                   -----------
    Total assets.............................................   $  65,182    $  (3,800)                    $  61,382
                                                               -----------  -----------                   -----------
                                                               -----------  -----------                   -----------

Liabilities and shareholders' equity
  Total current liabilities..................................   $  19,073    $  (2,800)           (1)      $  16,273
  Long-term debt.............................................          74                                         74
  Shareholders' equity.......................................      46,035       (1,000)           (1)         45,035
                                                               -----------  -----------                   -----------
    Total liabilities and shareholders' equity...............   $  65,182    $  (3,800)                    $  61,382
                                                               -----------  -----------                   -----------
                                                               -----------  -----------                   -----------

                                  GENUS, INC.

          CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                THREE MONTHS ENDED MARCH 31, 1998
                                                                               -----------------------------------
                                                                                                        PRO FORMA
                                                                                                       AFTER SALE
                                                                                                           OF
                                                                               GENUS, INC.  BUSINESS    BUSINESS
                                                                               -----------  ---------  -----------
Net sales....................................................................   $   7,238   $  (5,823)  $   1,415
Cost and expenses:
  Cost of goods sold.........................................................       6,941      (4,986)      1,955
  Research and Development...................................................       3,332      (1,744)      1,588
  Selling, general and administrative........................................       4,223      (2,750)      1,473
                                                                               -----------             -----------
    Income (loss) from operations............................................      (7,258)     (3,657)     (3,601)
Other, net...................................................................        (156)        (80)        (76)
                                                                               -----------             -----------
  Loss before income taxes...................................................      (7,414)     (3,737)     (3,677)
Provision for (benefit from) income taxes
  Net loss...................................................................      (7,414)     (3,737)  $  (3,677)
  Deemed dividend on preferred stock.........................................   $   1,829          --   $   1,829
  Net loss available to common shareholders..................................   $  (9,243)     (3,737)  $  (5,506)
                                                                               -----------  ---------  -----------
                                                                               -----------  ---------  -----------
Pro forma net loss per share--basic and diluted..............................                           $   (0.32)
                                                                                                       -----------
                                                                                                       -----------
Shares used in per share calculations........................................                              17,125
                                                                                                       -----------
                                                                                                       -----------

                                                                                  YEAR ENDED DECEMBER 31, 1997
                                                                              ------------------------------------
                                                                                                        PRO FORMA
                                                                                                       AFTER SALE
                                                                                                           OF
                                                                              GENUS, INC.   BUSINESS    BUSINESS
                                                                              -----------  ----------  -----------
Net sales...................................................................   $  84,286   $  (57,102)  $  27,184
Cost and expenses:
  Cost of goods sold........................................................      54,762      (38,022)  $  16,740
  Research and Development..................................................      12,327       (6,599)  $   5,728
  Selling, general and administrative.......................................      20,326      (12,808)  $   7,518
                                                                              -----------  ----------  -----------
    Income (loss) from operations...........................................      (3,129)        (327)     (2,802)
Other, net..................................................................      (1,363)        (829)       (534)
                                                                              -----------  ----------  -----------
  Income (loss) before income taxes.........................................      (4,492)      (1,156)     (3,336)
Provision for (benefit from) income taxes...................................      14,844           --      14,844
                                                                              -----------  ----------  -----------
  Net income (loss).........................................................   $ (19,336)  $   (1,156)  $ (18,180)
                                                                              -----------  ----------  -----------
                                                                              -----------  ----------  -----------
Pro forma net income (loss) per share--basic and diluted....................                            $   (1.08)
Shares used in per share calculations.......................................                               16,860

PRO FORMA NOTES:

    (1) Reflects proceeds of $25 million from Varian, the repayment of $2.8 million of short-term bank borrowings, and the payment of transaction expenses estimated to be $1 million. Since transaction expenses represent non-recurring charges resulting directly from the Proposed Transaction that will be included in the operating results of the Company within the 12 months succeeding the Proposed Transaction, these transaction expenses were not considered in the pro forma condensed statements of operations for the year ended December 31, 1997 and the three months ended March 31, 1998.

    (2) Transfer of $25 million of net assets held for sale to Varian. After giving effect to the sale of the Business, pro forma net assets held for sale of $5.5 million represent planned sales of inventory and scheduled repayments of capital lease obligations of the Business prior to the Closing.

    The unaudited pro forma condensed financial data have been prepared by Company management and are not necessarily indicative of how the Company's balance sheet and results of operations would have been presented had the transaction with Varian actually been consummated at the assumed dates, nor are they necessarily indicative of the presentation of the Company's balance sheet and results of operations for any future period. The unaudited pro forma condensed financial data should be read in conjunction with the financial statements and related notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations incorporated herein by reference.

TRADING RANGE OF COMMON SOCK


    On April 14, 1998, the date preceding public announcement of the Proposed Transaction, the high and low sales prices for the Common Stock on the Nasdaq National Market were $2.50 and $2.375, respectively. The high and low sales prices for the Common Stock on June 22, 1998, the last trading day before the printing of this Proxy Statement were $1.31 and $1.18, respectively.


DISPUTE RESOLUTION

    The Agreement dictates that any dispute, controversy or claim relating to, arising out of or in connection with the Agreement or the License Agreement (or any subsequent agreements or amendments thereto) shall be settled in binding arbitration under the Commercial Rules of the American Arbitration Association (the "Rules"). Any arbitration would be held in Santa Clara, California before a panel of three arbitrators, who shall be selected under the normal procedures prescribed in the Rules, except that one such arbitrator shall be a certified public accountant and one arbitrator (who shall chair the arbitration panel) shall be a member of the American College of Trial Lawyers.

SHAREHOLDER APPROVAL

    The affirmative vote of a majority of the shares of the Company's Common Stock outstanding at the Record Date is required to approve the Proposed Transaction.

CERTAIN INFORMATION CONCERNING VARIAN


    Varian, a publicly-held company, is a high-technology enterprise engaged in the research, development, manufacture and marketing of products and services for health care, industrial, scientific and industrial research and environmental monitoring. Varian's principal business segments are health care systems, instruments and semiconductor and production equipment. With headquarters in Palo Alto, California and subsidiaries throughout the world, Varian employs more than 6,500 people worldwide. For fiscal 1997 (ended September 26, 1997), Varian reported sales of $1.4 billion, during the most recent fiscal quarter (ended April 3, 1998), Varian reported sales of $373.0 million and net earnings of $23.0 million. Additionally, Varian had $142 million in cash and cash equivalents at year end. Varian's Common Stock is traded on the New York Stock Exchange. Prior to the proposed transaction, Varian and the Company had no affiliation.


OPINION OF THE COMPANY'S FINANCIAL ADVISOR

    Salomon Smith Barney was retained by the Company to act as its financial advisor in connection with the Proposed Transaction. On April 15, 1998, at a meeting of the Board of Directors of the Company held to evaluate the proposed Transaction, Salomon Smith Barney delivered an oral opinion (which opinion was subsequently confirmed by delivery of a written opinion dated April 15, 1998) to the Board of Directors of the Company to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Consideration was fair, from a financial point of view, to the Company.

    In arriving at its opinion, Salomon Smith Barney reviewed the Proposed Transaction and held discussions with certain senior officers, directors and other representatives and advisors of the Company and certain senior officers and other representatives and advisors of Varian concerning the operations and prospects of the Business. Salomon Smith Barney examined certain available business and financial information relating to the Business as well as certain financial forecasts and other information and data for the Business which were provided to or otherwise discussed with Salomon Smith Barney by the management of the Company. Salomon Smith Barney reviewed the financial terms of the Proposed Transaction as set forth in the Agreement in relation to, among other things, the historical and projected earnings and other operating data of the Business and the financial condition of the Business, including the near-term liquidity needs of, and capital resources available with respect to, the Business. Salomon Smith Barney considered, to the extent publicly available, the financial terms of certain other transactions recently effected which Salomon Smith Barney considered relevant in evaluating the Proposed Transaction and certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Salomon Smith Barney considered relevant in evaluating those of the Business. In connection with its engagement, Salomon Smith Barney was requested to approach, and held discussions with, third parties to solicit indications of interest in the acquisition of the Company. In addition to the foregoing, Salomon Smith Barney conducted such other analyses and examinations and considered such other financial, economic and market criteria as Salomon Smith Barney deemed appropriate in arriving at its opinion. Salomon Smith Barney noted that its opinion was necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Salomon Smith Barney as of the date of its opinion.

    In rendering its opinion, Salomon Smith Barney assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with Salomon Smith Barney. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with Salomon Smith Barney, the management of the Company advised Salomon Smith Barney that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Business. Salomon Smith Barney did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Business nor did Salomon Smith Barney make any physical inspection of the properties or assets of the Business. Salomon Smith Barney was not requested to evaluate, and did not evaluate, the potential financial impact of the Proposed Transaction on the Company or the redeployment of all or any part of the Consideration received by the Company in connection with the Proposed Transaction. Salomon Smith Barney did not express any opinion as to the price at which the Company Common Stock will trade upon announcement or consummation of the Proposed Transaction, nor did Salomon Smith Barney express any opinion as to the relative merits of the Proposed Transaction as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. No other limitations were imposed by the Company on Salomon Smith Barney with respect to the investigations made or procedures followed by Salomon Smith Barney in rendering its opinion.

    THE FULL TEXT OF THE WRITTEN OPINION OF SALOMON SMITH BARNEY DATED APRIL 15, 1998, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED HERETO AS APPENDIX B AND SHOULD BE READ CAREFULLY IN ITS ENTIRETY. SALOMON SMITH BARNEY HAS CONSENTED TO THE INCLUSION OF ITS OPINION LETTER TO THE BOARD OF DIRECTORS OF THE COMPANY AS APPENDIX B HERETO. IN GIVING SUCH CONSENT, SALOMON SMITH BARNEY DOES NOT ADMIT THAT IT COMES WITHIN THE CATEGORY OF PERSONS WHOSE CONSENT IS REQUIRED UNDER SECTION 7 OF THE SECURITIES ACT, OR THE RULES AND REGULATIONS OF THE COMMISSION THEREUNDER, NOR DOES IT THEREBY ADMIT THAT IT IS AN EXPERT WITH RESPECT TO ANY PART OF THIS PROXY STATEMENT WITHIN THE MEANING OF THE TERM "EXPERTS" AS USED IN THE SECURITIES ACT, OR THE RULES AND REGULATIONS OF THE COMMISSION

THEREUNDER. THE OPINION OF SALOMON SMITH BARNEY IS DIRECTED TO THE BOARD OF DIRECTORS OF THE COMPANY AND RELATES ONLY TO THE FAIRNESS OF THE CONSIDERATION FROM A FINANCIAL POINT OF VIEW TO THE COMPANY, DOES NOT ADDRESS ANY OTHER ASPECT OF THE PROPOSED TRANSACTION OR RELATED TRANSACTIONS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE ANNUAL MEETING. THE SUMMARY OF THE OPINION OF SALOMON SMITH BARNEY SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

    In preparing its opinion, Salomon Smith Barney performed a variety of financial and comparative analyses, including those described below. The summary of such analyses does not purport to be a complete description of the analyses underlying Salomon Smith Barney's opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, Salomon Smith Barney believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and opinion. In its analyses, Salomon Smith Barney made numerous assumptions with respect to the Business, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company, such as, among other things, the impact of competition on the business of the Company and the semiconductor capital equipment industry generally, industry growth, the current distressed financial condition and prospects of the Company, the volatility of the semiconductor capital equipment industry and the absence of any material adverse change in the financial markets in general. The estimates contained in such analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. Salomon Smith Barney's opinion and analyses were only one of many factors considered by the Board of Directors of the Company in its evaluation of the Proposed Transaction and should not be viewed as determinative of the views of the Board of Directors or management of the Company with respect to the Consideration or the Proposed Transaction.

    The following is a summary of the material analyses performed by Salomon Smith Barney in connection with its opinion dated April 15, 1998:

    LIQUIDATION ANALYSIS. Given the financially distressed condition of the Company, Salomon Smith Barney analyzed the estimated liquidation value of the Business based on internal estimates of, and discussions with, Company management. For purposes of such analysis, Salomon Smith Barney reviewed with Company management the estimated book value at March 31, 1998 of each of the assets, and related liabilities, of the Business in order to ascertain the net realizable value which Company management believed could be obtained upon the sale or other disposition of such assets to a third party. This analysis indicated a net realizable value for the Business of approximately $11.9 million to $17.5 million, as compared to the Consideration of $25.0 million, subject to the adjustment that may be made if the Booked Revenue exceeds $30,000,000.

    SELECTED COMPANY ANALYSIS. Using publicly available information, Salomon Smith Barney analyzed, among other things, the market values and trading multiples of the following selected publicly traded companies in the semiconductor capital equipment industry: Aehr Test Systems, AG Associates, Inc., Aseco Corporation, BTU International, Inc., Submicron Systems Corporation, Trikon Technologies, Inc. and Tegal Corporation (the "Selected Companies"). Salomon Smith Barney compared market values as a multiple of, among other things, latest 12 months net income, and adjusted market values (market value, plus total debt, less cash) as multiples of latest 12 months and estimated calendar 1998 revenues, latest 12 months earnings before interest, taxes, depreciation and amortization ("EBITDA") and earnings before interest and taxes ("EBIT"). All multiples were based on closing stock prices as of April 13, 1998. Net income estimates for the Selected Companies were based on estimates of selected investment banking firms and net income estimates for the Business were based on internal estimates of Company management. The implied enterprise reference range of the Business based on the latest 12 months net income, EBITDA and EBIT of the Selected Companies was not meaningful given the lack of profitability in the operations of the Business during the past two calendar years. Applying a range of multiples for the Selected Companies of latest 12 months and estimated calendar 1998 revenue of 0.3x to 0.9x and 0.3x to 0.4x, respectively, to corresponding financial data for the Business resulted in an enterprise reference range for the Business of approximately $13.7 million to $29.9 million, as compared to the Consideration of $25.0 million, subject to the adjustment that may be made if the Booked Revenue exceeds $30,000,000.

    No company or business used in the "Selected Company Analysis" as a comparison is identical to the Company or the Proposed Transaction. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the Selected Companies or the business segment, company or transaction to which they are being compared.

    SELECTED MERGER AND ACQUISITION TRANSACTIONS ANALYSIS. Using publicly available information, Salomon Smith Barney analyzed the implied purchase prices and transaction value multiples in approximately
17 selected merger and acquisition transactions in the semiconductor capital equipment industry. Salomon Smith Barney compared purchase prices as multiples of latest 12 months net income and latest reported tangible book value, and transaction values as multiples of latest 12 months revenues, EBITDA, EBIT and current assets. All multiples were based on publicly available information at the time of announcement of such transaction. Due to the lack of profitability of the Business and, accordingly, the inherent differences between the businesses, operations and prospects of the Business and the acquired businesses analyzed, Salomon Smith Barney did not consider the quantitative results of such analysis particularly meaningful and therefore did not derive an enterprise reference range for the Business based on such analysis.

    DISCOUNTED CASH FLOW ANALYSIS. Salomon Smith Barney did not consider a discounted cash flow analysis, which is performed for purposes of analyzing the unlevered, after-tax free cash flows of an entity or business on a stand-alone basis, a relevant valuation methodology for purposes of evaluating the Business given, among other things, the current negative and future projected cash flows of the Business, the volatility of the semiconductor capital equipment industry and the unpredictability of positive cash flows generated by companies in such industry.

    OTHER FACTORS AND COMPARATIVE ANALYSES. In rendering its opinion, Salomon Smith Barney considered certain other factors and conducted certain other comparative analyses, including, among other things, a review of (i) indications of interests received from third parties other than Varian; (ii) historical and projected financial results of the Business, including the financially distressed condition of the Company; (iii) the history of trading prices and volume for Company Common Stock and the relationship between movements in Company Common Stock, movements in the common stock of selected companies in the semiconductor capital equipment industry and movements in the Semiconductor Equipment Index, the Semiconductor Index and the S&P Industrial 500 Index; and
(iv) consolidation trends in the semiconductor capital equipment industry.

    Pursuant to the terms of Salomon Smith Barney's engagement, the Company has agreed to pay Salomon Smith Barney for its services in connection with the Proposed Transaction an aggregate financial advisory fee based on a percentage of the total consideration (including liabilities assumed) payable in the Proposed Transaction. The fee payable to Salomon Smith Barney is currently estimated to be approximately $800,000. The Company also has agreed to reimburse Salomon Smith Barney for reasonable travel and other out-of-pocket expenses incurred by Salomon Smith Barney in performing its services, including the reasonable fees and expenses of its legal counsel, and to indemnify Salomon Smith Barney and related persons against certain liabilities, including liabilities under the federal securities laws, arising out of Salomon Smith Barney's engagement.

    Salomon Smith Barney has advised the Company that, in the ordinary course of business, Salomon Smith Barney and its affiliates may actively trade or hold the securities of the Company and Varian for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in such securities. Salomon Smith Barney has in the past provided investment banking services to the Company unrelated to the Proposed Transaction, for which services Salomon Smith Barney has received compensation. In addition, Salomon Smith Barney and its affiliates (including Travelers Group Inc. and its affiliates) may maintain relationships with the Company, Varian and their respective affiliates.

    Salomon Smith Barney is an internationally recognized investment banking firm and was selected by the Company based on its experience, expertise and familiarity with the Company and its business. Salomon Smith Barney regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

INTEREST OF MANAGEMENT IN THE TRANSACTION


    The foregoing discloses all material interests, direct or indirect, of directors and executive officers of the Company in the Proposed Transaction. One Company officer, James McEleney, Vice President and General Manager, Ion Technology Products, and 120 other Company employees are proposed to be hired by Varian. It is not contemplated that any other of the Company's executive management will become employees of Varian as a result of this transaction. Certain members of management and key employees have severance agreements with the Company that provide severance benefits in the event that their employment is Involuntarily Terminated or otherwise terminated without Cause within a specified period of time following a Change of Control. In the event that such individuals (including Mr. McEleney) are hired by Varian and Involuntarily Terminated or terminated without Cause within the specified period, such individuals will receive the cash payments specified in their respective severance agreements. The potential amount of such payments for executive officers to be hired by Varian is $160,000 for Mr. McEleney.


EFFECT ON EMPLOYEES.

    The Company anticipates that Varian will hire approximately 120 of the 190 employees of the Company (the "Designated Employees") currently engaged in the operation of the Business. The employment of the remaining employees of the Company engaged in the operation of the Business will be terminated prior to or contemporaneously with the Closing. The costs associated with such reduction in force is estimated to be approximately $500,000. In connection with the sale of the Business, the Company will restructure the operations of the CVD Business and will also significantly reduce its workforce by approximately 24 employees or approximately 20% worldwide. Accordingly, the Company anticipates that an additional reduction in headcount will occur contemporaneously with the sale.

APPLICATION OF SALE PROCEEDS

    Of the net proceeds from the Proposed Transaction, the Company expects to use approximately $2.8 million to pay down short-term borrowings. The remainder of the proceeds will be used for general working capital purposes with respect to its remaining business operations. The Company has no present intent to pay a dividend to Shareholders or to otherwise distribute to its Shareholders any proceeds received from the Proposed Transaction. As a result of the restructuring, including the reduction in force, the Company is positioned to be minimally profitable during the second half of 1998 and does not anticipate further operating losses. Additionally, the Company will have cash reserves and expects to operate at a cash-neutral level upon completion of the Proposed Transaction.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    All transfer and other similar taxes imposed in connection with the transfer of the Assets whether such taxes are assessed initially against Varian or the Company shall be borne and paid 50% by the Buyer and 50% by the Seller.


    For tax purposes, the Company may recognize income or gain as a result of the Proposed Transaction. Notwithstanding, the Company determined that any income tax related to the Proposed Transaction will not be significant because such income or gain will be offset by current year net operating loss or prior year net operating loss carry forwards. The Company determined that the Proposed Transaction will not have any federal income tax consequences to the Shareholders.


REPRESENTATIONS AND WARRANTIES

    The Company has made certain customary representations and warranties in the Agreement relating to the Company, the authorization, validity and the enforceability of the Agreement and similar corporate matters. The Company has also made certain representations and warranties regarding execution, delivery and performance of the Agreement; execution and delivery of the Agreement not violating or conflicting with any provision of the charter or bylaws of the Company or any provisions of law, rules, regulations or government orders; financial statements; title of the assets beings sold; the payment of taxes; pending and threatened claims and litigation; identity of suppliers; compliance with laws and regulations; environmental matters; condition of the assets being sold; contracts to be assumed by Varian; pending or threatened proceedings related to employees; and completeness and accuracy of representations and warranties.

COVENANTS AND CONDITIONS TO THE PROPOSED TRANSACTION

    The Company has agreed, until Closing, among other things, to conduct its business in the ordinary course consistent with past practices; to preserve and maintain the assets being sold to Varian; to perform obligations required to be performed by the Company under the contracts to be assumed by Varian; to give prompt notice to Varian of any failure likely to cause any representation or warranty to be inaccurate; not to sell, transfer, lease or otherwise dispose any of the assets being sold to Varian except in the ordinary course of business and consistent with past practice; to provide Varian with access to the Company's facilities, properties and books and records; not to pursue another agreement for the sale of the assets subject to the Agreement; not to compete, directly or indirectly, with the Business for a period of five years; and to pay, on a monthly basis, to the Company an amount equal to one-third of the amount, if any, by which (a) gross revenues generated from the sale by Varian or the Company of (i) high energy MeV ion implantation systems manufactured by the Company prior to Closing (or substantially similar high energy MeV ion implantation systems derived therefrom and manufactured by Varian after the Closing) and (ii) service and spare parts for such systems in each case during the calendar year 1998 and actually collected from the customer shall exceed (b) $30,000,000.

    Consummation of the Proposed Transaction is subject to approval by the Shareholders and to a number of other conditions, including: (a) all representations and warranties made by the other party in the Agreement being true and correct, and all agreements, covenants and conditions required having been performed under the Agreement, as of the Closing, (b) each party's receipt at the Closing of certain closing certificates and legal opinions, (c) the absence of any temporary or permanent order, writ, rule or judgement by any governmental authority prohibiting or making unlawful the Proposed Transaction and (d) the acceptance by at least 18 of the 24 employees, that Varian and the Company have determined to be key employees of the Business, of Varian's offer of employment.

INDEMNIFICATION

    The Company has agreed to indemnify and hold harmless Varian, its subsidiaries and affiliates, and each officer, director, employee, agent and representative of the foregoing (the "Indemnified Parties") from and against, and pay or reimburse the Indemnified Parties for, any and all losses, actions, liabilities, damages, claims, costs and expenses, interests, awards, judgements, penalties and encumbrances suffered or incurred by any of the Indemnified Parties arising in whole or in part from (a) any breach of any representation or warranty of the Company or its affiliates in the Agreement,
(b) any breach of any covenant, obligation or agreement of the Company or its affiliates in the Agreement, (c) any liability remaining the sole responsibility of the Company and (d) any liability relating to (i) any employee related at any time during the 12-month period immediately preceding April 15, 1998 to the Business (a "Business Employee") who is not a Designated Employee but whose employment or employment-related rights transfer to Varian as a result of the Proposed Transaction and (ii) any compensation rights, employment benefits or other terms of employment of Business Employees that Varian will become obligated to pay or assume by operation of law or contract as a result of the Proposed Transaction.

TERMINATION OF THE PROPOSED TRANSACTION

    At any time prior to Closing, the Agreement may be terminated under certain circumstances, including the following: (a) by mutual written consent of Varian and the Company, (b) by either party if the Closing shall not have occurred by September 30, 1998, (c) by Varian, if there has been a material breach on the part of the Company in its representation and warranties, subject to a right to cure, (d) by Varian, if any action seeking a decree or order for relief in respect of the Company under any bankruptcy, insolvency or other similar law is instituted, (e) by the Company, if there has been a material breach on the part of Varian in its representation and warranties, subject to a right to cure, (f) by either party if Shareholder approval is not obtained or (g) by the Company, if the Board of Directors reasonably determines that a proposal or offer by a third party for an acquisition of the Business is more favorable to the Company than the Proposed Transaction.

EXPENSES

    Total costs to the Company associated with the Proposed Transaction are estimated at $1,000,000. Such amount represents primarily legal and advisory fees and will be paid by the Company. Costs incurred by Varian will be paid by Varian.

BUSINESS PLAN FOR THE POST-SALE COMPANY

    Upon completion of the Proposed Transaction, the Company will focus exclusively on CVD technologies. With the restructuring, the Company is positioned to break even on a reduced sales level of approximately $7 million per quarter.


    The Company's CVD Business experienced a decline in 1996 in absolute dollars and again in 1997 primarily due to the overcapacity in the dynamic random access memory ("DRAM") market, which the Company believes will continue into early 1999. At the same time, the ion implant equipment that is used in other applications such as logic and microprocessors in addition to DRAMs grew on a year-to-year basis, resulting in such business comprising a larger percentage of the total Company.



    The CVD Business has developed a three year business plan that takes into consideration the overcapacity in the DRAM market and indicates the Company will be minimally profitable in the second half of 1998 as a standalone business and continue to be profitable through 1999. The Company's main product line is the Lynx2, which is in volume production depositing Tungsten Silicide in all of Samsung's memory products from 4m DRAMs through 64m DRAMs. The Company announced a new thin film in late 1997, tungsten nitride, which has several applications in advanced logic and memory chips. The Company is currently involved with several customers with this new film. The Company expects to be cash flow neutral during the second half of 1998 while investing approximately 18% to 20% of revenue into research and development.

    In addition, the Company was awarded an S.B.I.R. grant from the Department of Defense for an advanced ultra thin film product. The semiconductor equipment industry is highly competitive. The ability of the Company to compete is dependent on not only its technology, but also its ability to protect its proprietary information from competitors. The markets addressed by the three thin film products discussed above position the Company to compete in most thin film applications required by the semiconductor industry worldwide.


    The Company has 19 patents pertaining to the CVD Business and several patent applications pending. These patents include batch cold-wall reactor processes for WSix, and methods for control of CVD deposition at and near the edge of wafers. In addition, the Company also holds specialty patents for water-cooled windows used in rapid thermal CVD processes and deposition and etch-back of dielectrics. Pending patents include a design for advanced process modules for 200 millimeter and 300 millimeter single wafer processes, as well as for a high productivity system architecture related to ultra thin film technology.



    In 1997 and 1996, Samsung Electronics Company, Ltd. accounted for over 90% of the Company's net sales of CVD products. Accordingly, the Company's CVD Business relies significantly on Samsung Electronics. The semiconductor manufacturing industry is concentrated in a limited number of generally larger companies, and the Company expects that a significant portion of its future product sales will be concentrated with a limited number of customers. None of these customers has entered into a long-term agreement requiring it to purchase the Company's products. Furthermore, sales to these customers may decrease in the future when those customers complete their current semiconductor equipment purchasing requirements for new or expanded fabrication facilities. The loss of a significant customer, including reduction in orders from a significant customer, reductions due to customer departures from recent buying patterns, market, economic or competitive conditions in the semiconductor industry or in the industries that manufacture products utilizing integrated circuits, could have a material adverse effect on the Company's business, financial condition and results of operations.


    The foregoing statements regarding the Company's business plan for the CVD business for the remainder of 1998 and 1999 constitute "forward-looking statements" within the meaning of the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended. The Company's ability to achieve the objectives of its business plan for the CVD business for the remainder of 1998 and 1999 is subject to risks and uncertainties. Such risks include risks associates with international concentration of the Company's revenues, including in particular sales to customers in South Korea, the dependence of the Company on a relatively small number of customers, the cyclical nature of the semiconductor industry and the semiconductor equipment industry, and competition within the semiconductor equipment industry including in particular the market for CVD products. Accordingly, as a result of these factors, there can be no assurance that the Company will be able to achieve its business objectives for the CVD business for the remainder of 1998 and 1999.

VOTE REQUIRED

    Affirmative vote of a majority of the shares of the Company's outstanding Common Stock will be required to approve and ratify the terms of the Proposed Transaction.

            THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS
               VOTE FOR THE APPROVAL OF THE PROPOSED TRANSACTION.

                                 PROPOSAL THREE
                    APPROVAL OF THE CONVERSION OF SECURITIES
                 EXCEEDING 20% OF THE OUTSTANDING COMMON STOCK

BACKGROUND

    THE 20% RULE. The By-laws of the National Association of Securities Dealers, Inc. (the "NASD") require the Company to obtain shareholder approval in connection with a transaction other than a public offering involving the sale or issuance by the Company of Common Stock (or securities convertible into or exercisable for Common Stock) equal to 20% or more of the Common Stock outstanding before the issuance for less than the greater of book value or market value of the Common Stock.

    THE SERIES A FINANCING. On February 2, 1998, the Company entered into a Stock Purchase Agreement (the "Agreement") with certain investors (the "Investors"), pursuant to which the Company issued, on February 12, 1998, to the Investors an aggregate of 100,000 shares of its 6% Series A Convertible Preferred Stock (the "Series A Stock") and warrants to purchase an aggregate of up to 300,000 shares of its Common Stock at an exercise price of $3.67 per share (collectively, the "Warrants"), all for an aggregate purchase price of $5 million in cash. The shares of Common Stock issuable upon conversion of the Series A Stock and upon exercise of the Warrants constituted approximately 14.34% of the outstanding Common Stock at the time of the issuance of the Series A Stock and the Warrants.

    THE SERIES B FINANCING. Under the terms of the Agreement, upon fulfillment of certain conditions, the Investors have committed to providing an additional $5 million in equity financing through the purchase of 6% Series B Convertible Preferred Stock (the "Series B Stock") and warrants to purchase an aggregate of up to 300,000 shares of its Common Stock on terms substantially the same as those of the Series A Stock. Among the conditions that must be satisfied before the Company may require the purchase of the Series B Stock are the following:
(a) the closing bid price per share of the Common Stock of the Company shall be no less than $4.00 for the 30 trading days prior to the Company's notice to the Investors of its intention to require their purchase of the Series B Stock; (b) such notice by the Company may not be given sooner than 90 days after the effectiveness date for the shares registered pursuant to a Registration Statement on Form S-3 (the "Series A Registration") and no suspension or stop order may have been entered against such Series A Registration; (c) the closing bid price for the Common Stock of the Company shall not, in the 30 trading days prior to the completion of the sale of the Series B Stock, have decreased by greater than 35% from the highest closing bid price during such period, (d) the maintenance of a waiver in connection with existing bank line of credit and (e) no change of control of the Company shall have occurred. "Change of control" is defined as, (i) the acquisition of more than 50% of the voting securities of the Company, (ii) the replacement of more than one-half the members of the Board of Directors, (iii) the merger of the Company with or into another entity, (iv) the sale of all or substantially all of the assets of the Company, or (v) the execution of any agreement providing for any of (i), (ii), (iii), or (iv) above). Accordingly, if the Proposed Transaction set forth in Proposal Two above, is deemed to be a sale of substantially all of the assets of the Company, the Company can not require the Investors to purchase the Series B Stock nor can the Investors require the Company to sell the Series B Stock.

TERMS OF THE PREFERRED STOCK

    PURCHASE PRICE; CONVERSION RIGHTS. Each share of the Series A Stock was sold at a purchase price of $50 and a stated value of $50 (the "Stated Value"). Each holder of shares of Series A Stock has the right at any time, and from time to time, to convert some or all such shares into fully paid and nonassessable shares of Common Stock.

    Any conversion shall occur according to the following conversion formula:
The number of shares of Common Stock issuable upon conversion of each share of Series A Stock will equal (i) the sum of (A) the Stated Value per share and (B) accrued and unpaid dividends on such share, divided by (ii) the Conversion

Price. The Conversion Price shall be equal to the lesser of: (a) 110% of the Closing Bid Price for the trading day immediately preceding the original issue date of the Series A Stock, provided that such price shall not be less than $3.47; or (b) 82% of the average of 15 Closing Bid Prices during the 45 trading days prior to the date of the conversion notice, which 15 closing bid prices shall be chosen by the holder converting such shares of Series A Stock. The Closing Bid Price shall mean the closing bid price of the Common Stock as reported on the Nasdaq National Market or other market or exchange on which the Common Stock is then listed or traded.

    On or after the second anniversary of the original issue date of the Series A Stock, the Company may require the conversion of all of the then outstanding and unconverted shares of Series A Stock, provided that certain conditions have been satisfied, including that the Closing Bid Price of the Common Stock for at least 20 of the 30 trading days preceding the date of such Company Conversion Date shall have been at least $3.48 and such conversion shall be effectuated at the Conversion Price then in effect. On and after such conversion, all dividends on the Series A Stock shall cease to accrue and the shares represented thereby shall no longer be deemed outstanding and all rights of the holders thereof as shareholders of the Company shall cease and terminate, except the right to receive the shares of Common Stock upon conversion.

    PREFERENTIAL CUMULATIVE DIVIDENDS. The holders of Series A Stock shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available therefor, and the Company shall pay, cumulative dividends at the rate per share equal to 6% per annum of the Stated Value per share (6% of $50 = $3 per share) payable in cash or shares of Common Stock at the option of the Company, before any dividend or other distribution will be paid or declared and set apart for payment on any shares of any Common Stock or other class of stock junior to the Series A Stock (the Common Stock and such junior stock being hereafter collectively the "Junior Stock"). The dividends on the Series A Stock shall be due and payable on each yearly anniversary of the original issue date ("Dividend Payment Date"), and any dividends not paid on any Dividend Payment Date shall accrue and shall be due and payable upon conversion of the Series A Stock. No dividends shall be due and payable for any partial year period for which the Dividend Payment Date has not yet occurred. A party that holds shares of Series A Stock on a Dividend Payment Date will be entitled to receive such dividend payment and any other accrued and unpaid dividends which accrued prior to such Dividend Payment Date, without regard to any sale or disposition of such Series A Stock subsequent to the applicable record date. If dividends are paid in shares of Common Stock, the number of shares of Common Stock payable as such dividend to each holder shall be equal to the cash amount of such dividend payable to such holder on such Dividend Payment Date divided by the Closing Bid Price of the Common Stock on the trading day prior to such Dividend Payment Date ("Dividend Conversion Price"), provided that the Dividend Conversion Price shall not be less than $3.47.

    LIQUIDATION RIGHTS. In the event of the dissolution, liquidation or winding-up of the Company, whether voluntary or involuntary, the holders of the Series A Stock will be entitled to receive before any payment or distribution will be made on the Junior Stock, out of the assets of the Company available for distribution to shareholders, the Stated Value per share of Series A Stock and all accrued and unpaid dividends to and including the date of payment thereof. Upon the payment in full of all amounts due to holders of the Series A Stock, then the holders of the Junior Stock of the Company will receive, ratably, all remaining assets of the Company legally available for distribution. If the assets of the Company available for distribution to the holders of the Series A Stock are insufficient to permit payment in full of the amounts payable as aforesaid to the holders of Series A Stock upon such liquidation, dissolution or winding-up, whether voluntary or involuntary, then all such assets of the Company will be distributed to the exclusion of the holders of shares of Junior Stock ratably among the holders of Series A Stock.

    A sale, conveyance or disposition of all or substantially all of the assets of the Company or the effectuation by the Company of a transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed of, or a consolidation or merger of the Company with or into any other company or companies shall not be deemed to be a liquidation, dissolution or winding-up of the Company for the purposes of the liquidation rights that would be available to the holders of Series A Stock.

    REDEMPTION PROVISIONS. On or after the fifth anniversary of the original issue date of the Series A Stock, the Company may elect to redeem all or part of the Stated Value of the Series A Stock upon payment of an amount of dollars equal to the number of shares of Common Stock that could be obtained by converting into the Company's Common Stock that amount of Stated Value plus accrued but unpaid dividends and any other sums payable in respect to that Stated Value at the conversion price in effect on the fifth anniversary of the original issue date of the Series A Stock (the "Redemption Date") multiplied by the average of the Closing Bid Price of the Common Stock for the five trading days immediately preceding (a) such Redemption Date or (b) the date of payment in full by the Company of the redemption price, whichever is greater. The Company may not redeem any amount that a holder of Series A Stock has elected to convert, including a notice of conversion given after the Redemption Date but prior to receipt by the holder of Series A Stock of the payment under the redemption provisions.

    In addition, upon the occurrence of certain triggering events, the holders of Series A Stock shall have the right, at each such holder's option, to require the Company to redeem all or a portion of the Stated Value of such holder's Series A Stock upon payment of an amount of dollars equal to the number of shares of Common Stock that could be obtained by converting into the Company's Common Stock that amount of Stated Value of such holder's Series A Stock plus accrued but unpaid dividends and any other sums payable in respect to that Stated Value at the conversion price in effect on the date of the triggering event multiplied by the average of the Closing Bid Prices of the Common Stock for the five trading days immediately preceding (a) the date of such triggering event or (b) the date of payment in full by the Company of such redemption price, whichever is greater. A "Triggering Event" shall be deemed to have occurred at such time as any of the following events: (i) the failure of the Registration Statement to be declared effective by the Commission on or prior to the date that is 180 days after the original issue date; (ii) while the Registration Statement is required to be maintained effective pursuant to the terms of the Registration Rights Agreement, the effectiveness of the Registration Statement lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to the holder of the Series A Stock for sale of the Registrable Securities (as defined in the Registration Rights Agreement) other than in accordance with the terms of the Registration Rights Agreement, provided that the cause of such lapse or unavailability is not due to factors solely within the control of such holder seeking to be redeemed; (iii) the failure of the Common Stock to be listed on the Nasdaq Stock Market, The New York Stock Exchange, Inc. or The American Stock Exchange, Inc. for a period of seven consecutive days; or (iv)the Company's notice to any holder of Series A Stock, including by way of public announcement, at any time, of its intention not to comply with proper requests for conversion of any Series A Stock into shares of Common Stock.

    VOTING RIGHTS. The shares of Common Stock into which the Series A Stock is converted will have full voting rights. Except as otherwise required by law, the Series A Stock has no voting rights.

    REGISTRATION WITH THE SECURITIES AND EXCHANGE COMMISSION. The Company has prepared and filed with the Securities and Exchange Commission, a registration statement registering the resale of the shares of Common Stock into which the Series A Stock is convertible, which registration statement has not yet been declared effective. The Company will use its best efforts to have it declared effective and to maintain the effectiveness of the registration statement until the earlier of (i) the date on which all such shares have been sold or may be sold without volume restrictions pursuant to Rule 144 of the Securities Act ("Rule 144") or (ii) the second anniversary of the effectiveness date of such registration statement.

PENALTY FOR FAILURE TO OBTAIN SHAREHOLDER APPROVAL OF THE CONVERSION OF THE
  SERIES A STOCK IN EXCESS OF THE 20% RULE

    Before voting, each shareholder should consider the following factors with respect to the conversion of the Series A Stock in excess of the 20% Rule. If the Company fails to obtain shareholder approval, the Conversion Price will be decreased by 2% each month for two months following the date of such failure to obtain shareholder approval. Commencing on the second month anniversary of such failure to obtain shareholder approval , the Company shall also pay to the Series A Shareholders $50,000 in cash on the first day of each month until the Company cures the failure to obtain shareholder approval. Any decrease in the Conversion Price shall continue notwithstanding the fact that the event causing such decrease has been subsequently cured. Sales by the holders of the Series A Stock may depress the per share price of the Common Stock of the Company. Conversion of the shares of Series A Stock to Common Stock (especially in light of the conversion formula that may result in large numbers of shares being issued upon conversion) and sale of those converted shares, may depress the per share price of the Common Stock of the Company.

SHAREHOLDER APPROVAL

    Based on the recent prices of the Company's Common Stock, it is anticipated that the number of shares of Common Stock issuable upon conversion of the Series A Stock may be equal to or greater than 20% of the Common Stock outstanding immediately prior to the Series A Financing. The terms of the Series A Stock will allow the holders of the Series A Stock to obtain shares of Common Stock at a price below the current market value, and the Investors can impose certain penalties and are entitled to adjustments to the Conversion Price if the Company does not obtain shareholder approval. See "Terms of Preferred Stock" below. Therefore, the Board of Directors has determined that it is advisable to obtain the approval of the Company's shareholders at this time.

    Shareholders are requested in this Proposal Two to approve the conversion of securities exceeding 20% of the outstanding shares of Common Stock of the Company.

VOTE REQUIRED

    Affirmative votes constituting a majority of the Votes Cast will be required to approve and ratify the terms of the Financings.

            THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS
             VOTE FOR THE APPROVAL OF THE CONVERSION OF SECURITIES
                 EXCEEDING 20% OF THE OUTSTANDING COMMON STOCK.

                                 PROPOSAL FOUR
                 AMENDMENT OF 1989 EMPLOYEE STOCK PURCHASE PLAN

GENERAL

    The 1989 Employee Stock Purchase Plan ("Purchase Plan") was adopted by the board of Directors in March 1989 and approved by the shareholders in May 1990. In January 1998, the Board of Directors amended the Purchase Plan, subject to shareholder approval, to increase the number of shares of Common Stock reserved for issuance thereunder by 300,000 shares, from 1,750,000 to 2,050,000 shares. As of March 31, 1998, 1,625,086 shares had been issued under the Purchase Plan, and 124,914 shares remained available for future issuances under the Purchase Plan.

PURPOSE

    The purpose of the Purchase Plan is to provide employees of the Company (and any of its subsidiaries which are designated by the Board of Directors) who participate in the plan with an opportunity to purchase Common Stock of the company through payroll deductions.

ADMINISTRATION

    The Purchase Plan may be administered by the Board of Directors or a committee appointed by the Board. All questions of interpretation or application of the plan are determined at the sole discretion of the Board of Directors or its committee. The Purchase Plan is currently being administered by the Board of Directors. Members of the Board of Directors who are eligible employees are permitted to participate in the Purchase Plan but may not vote on any matter affecting the administration of the plan or the grant of any option pursuant to the plan, or be a member of any committee appointed to administer the plan. No charges for administrative or other costs may be made against the payroll deductions of a participant in the plan. Members of the Board of Directors receive no additional compensation for their services in connection with the administration of the Purchase Plan.

ELIGIBILITY

    Any person who is employed by the Company (or by any of its subsidiaries which are designated from time to time by the Board) for at least twenty hours per week and more than five months in a calendar year on the date his or her participation in the plan is effective is eligible to participate in the Purchase Plan. As of March 31, 1998, approximately 250 employees were eligible to participate in the Purchase Plan.

OFFERING DATE

    The Purchase Plan is implemented by overlapping 24-month offering periods containing four six-month purchase periods. New offering periods commence every six months. The purchase periods generally commence on July 1 and January 1 of each year. The Board of Directors may change the duration of the offering periods without shareholder approval.

PURCHASE PRICE

    The purchase price per share at which shares are sold under the Purchase Plan is the lower of 85% of fair market value of the Common Stock on the date of commencement of the 24-month offering period or 85% of the fair market value of the Common Stock on the last day of the six-month purchase period. Eligible employees are automatically re-enrolled in the offering period with the lower of 85% of fair market value of the Common Stock on the date of commencement of such 24-month offering period. The fair market value of the Common Stock on a given date shall be determined by the Board of Directors based upon the reported closing rice in the NASDAQ National Market System on such date.

PAYMENT OF PURCHASE PRICE; PAYROLL DEDUCTIONS

    The purchase price of the shares is accumulated by payroll deductions during the offering period. The deductions may not exceed 10% of a participant's eligible compensation. A participant may discontinue his or her participation in the plan or may decrease, but not increase, the rate of payroll deductions at any time during the offering period.

    All payroll deductions are credited to the participant's account under the plan and are deposited with the general funds of the Company. All payroll deductions received or held by the Company may be used by the Company for any corporate purpose.

PURCHASE OF STOCK; EXERCISE OF OPTION

    At the beginning of each offering period, by executing a subscription agreement to participate in the Purchase Plan, each employee is in effect granted an option to purchase shares of Common Stock. The maximum number of shares placed under option to a participant in an offering is determined by dividing the compensation which such participant has elected to have withheld during the offering period by 85% of the fair market value of the Common Stock at the beginning of the offering period or ending of a purchase period, whichever is lower.

WITHDRAWAL

    While each participant in the Purchase Plan is required to sign a subscription agreement authorizing payroll deductions, the participant's interest in a given offering may be terminated in whole, but not in part, by signing and delivering to the Company a notice of withdrawal from the plan. Such withdrawal may be elected at any time prior to the end of the applicable 24-month offering period. A participant's withdrawal from an offering does not have any effect upon such participant's eligibility to participate in subsequent offerings under the Purchase Plan.

TERMINATION OF EMPLOYMENT

    Termination of a participant's employment for any reason, including retirement or death, cancels his or her participation in the Purchase Plan immediately. In such event, the payroll deductions credited to the participant's account will be returned to such participant or, in the case of death, to the person or persons entitled thereto as specified by the employee in the subscription agreement.

CHANGES

    In the event of any change, such as stock splits or stock dividends, made in the capitalization of the Company that results in an increase or decrease in the number of shares of Common Stock outstanding without receipt of consideration by the Company, appropriate adjustments will be made by the Company in the number of shares subject to purchase and in the purchase price per share, subject to any required action by the shareholders of the Company.

AMENDMENT AND TERMINATION OF THE PLAN

    The Board of Directors may at any time amend or terminate the Purchase Plan, except that such termination shall not affect options previously granted nor may any amendment make any change in an option granted prior thereto which adversely affects the rights of any participant. No amendment may be made to the Purchase Plan without approval of the shareholders of the Company if such amendment would increase the number of shares reserved under the plan. The Purchase Plan will by its terms terminate in 2009.

TAX INFORMATION

    The Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the Plan are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax and the amount of the tax will depend upon the holding period. If the shares are sold or otherwise disposed of more than two years from the first day of the offering period and one year from the date the shares are purchased, the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (b) an amount equal to 15% of the fair market value of the shares as of the first day of the offering period. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period. The Company is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding period(s) described above.

    The foregoing is only a summary of the effect of federal income taxation upon the participant and the Company with respect to the shares purchased under the Purchase Plan. Reference should be made to the applicable provisions of the Code. In addition, the summary does not discuss the tax consequences of a participant's death or the income tax laws of any state or foreign country in which the participant may reside.

VOTE REQUIRED

    The approval of the amendment to the Purchase Plan requires the affirmative vote of a majority of the Votes Cast.

                   THE BOARD OF DIRECTORS RECOMMENDS THAT THE
              SHAREHOLDERS VOTE FOR THE APPROVAL OF THE AMENDMENT
                   TO THE 1989 EMPLOYEE STOCK PURCHASE PLAN.

                                 PROPOSAL FIVE
             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

    The Board of Directors has selected Coopers & Lybrand L.L.P., independent accountants, to audit the financial statements of the Company for the year ending December 31, 1998, and recommends that the shareholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection. Coopers & Lybrand L.L.P. has audited the Company's financial statements since the year ended December 31, 1982. Representatives of Coopers & Lybrand L.L.P. are expected to be present at the meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

                 DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS


    Proposals of shareholders of the Company which are intended to be presented by such shareholders at the Company's 1999 Annual Meeting of Shareholders must be received by the Company no later than March 1, 1999, in order that they may be included in the proxy statement and form of proxy relating to that meeting.


                                 OTHER MATTERS

    The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend.

                                          THE BOARD OF DIRECTORS


Dated: June 29, 1997

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                                GENUS, INC.

                   1998 ANNUAL MEETING OF SHAREHOLDERS

     The undersigned shareholder of GENUS, INC., a California corporation (the "Company"), hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated June 29, 1998, and hereby appoints William W. R. Elder and Mary F. Bobel proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1998 Annual Meeting of Shareholders of Genus, Inc. to be held on Tuesday, July 14, 1998, at
9:00 a.m., local time, at The Network Meeting Center located at 5201 Great America Parkway, Suite 122, in Santa Clara, California, 95054, and any continuation(s) or adjournment(s) thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below.



                        -  FOLD AND DETACH HERE  -

                                                              Please mark
                                                              your choice  / X /
                                                              like this

                                                                      ----------
                                                                        COMMON

                     FOR all nominees listed      WITHHOLD authority to vote
                     below (except as indicated)  for all nominees listed below.

1. Election of directors:       /   /                        /   /


IF YOU WISH TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THAT NOMINEE'S NAME IN THE LIST BELOW:

William W. R. Elder, Todd S. Myhre, G. Frederick Forsyth, and Mario M. Rosati


2. To approve the sale of the Company's ion implantation systems business, including the assets, properties and intellectual property related thereto, pursuant to the terms and conditions of the Asset Purchase Agreement, dated as of April 15, 1998, between Varian Associates, Inc. and the Company and the transactions contemplated thereby.

            FOR                   AGAINST                   ABSTAIN

           /   /                   /   /                     /   /


3. Proposal to approve the conversion of securities exceeding 20% of the outstanding shares of Common Stock.

            FOR                   AGAINST                   ABSTAIN

           /   /                   /   /                     /   /


4. Proposal to approve the amendment of the Company's 1989 Employee Stock Purchase Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 300,000 shares.

            FOR                   AGAINST                   ABSTAIN

           /   /                   /   /                     /   /


5. Proposal to ratify the appointment of Coopers & Lybrand L.L.P. as the independent public accountants of the Company's financial statements for the fiscal year ending December 31, 1998.

            FOR                   AGAINST                   ABSTAIN

           /   /                   /   /                     /   /


6. In the discretion of the proxy holders, upon such other matter or matters which may properly come before the meeting and any continuation(s) or adjournment(s) thereof.

            FOR                   AGAINST                   ABSTAIN

           /   /                   /   /                     /   /


                         THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE SALE OF THE COMPANY'S ION IMPLANTATION SYSTEMS BUSINESS FOR THE AMENDMENT OF THE 1989 EMPLOYEE STOCK PURCHASE PLAN, FOR THE CONVERSION OF SECURITIES EXCEEDING 20% OF THE OUTSTANDING COMMON STOCK, FOR THE RATIFICATION OF THE APPOINTMENT OF COOPERS & LYBRAND L.L.P. AS INDEPENDENT PUBLIC ACCOUNTANTS, AND IN THE DISCRETION OF THE PROXY HOLDERS, UPON SUCH OTHER MATTER OR MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING AND ANY CONTINUATION(S) OR ADJOURNMENT(S) THEREOF.


Signature(s)                                              Date           , 1998
            ---------------------------------------------      ----------
(This Proxy should be dated, signed by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)


                          -  FOLD AND DETACH HERE  -

                                                                         ANNEX A


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------





                               ASSET PURCHASE AGREEMENT




                                    by and between




                               Varian Associates, Inc.,
                               a Delaware corporation,



                                         and



                                     Genus, Inc.,
                               a California corporation






                              Dated As Of April 15, 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ARTICLE I - DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
     1.1    Certain Defined Terms. . . . . . . . . . . . . . . . . . . . . . . 1
     1.2    Other Defined Terms. . . . . . . . . . . . . . . . . . . . . . . . 7

ARTICLE II - PURCHASE AND SALE OF ASSETS . . . . . . . . . . . . . . . . . . . 7
     2.1    Purchase of U.S. Assets. . . . . . . . . . . . . . . . . . . . . . 7
     2.2    Purchase of Foreign Assets . . . . . . . . . . . . . . . . . . . . 9
     2.3    Excluded Assets. . . . . . . . . . . . . . . . . . . . . . . . . . 9
     2.4    Purchase Price and Payment . . . . . . . . . . . . . . . . . . . .10
     2.5    Full Possession. . . . . . . . . . . . . . . . . . . . . . . . . .10
     2.6    No Assignment in Certain Circumstances . . . . . . . . . . . . . .10

ARTICLE III - ASSUMPTION OF LIABILITIES. . . . . . . . . . . . . . . . . . . .11
     3.1    Assumption of Liabilities. . . . . . . . . . . . . . . . . . . . .11
     3.2    Retained Liabilities . . . . . . . . . . . . . . . . . . . . . . .11
     3.3    Liabilities of Affiliates of Seller. . . . . . . . . . . . . . . .13

ARTICLE IV - CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . .13
     4.1    Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .13
     4.2    Seller Obligations at Closing. . . . . . . . . . . . . . . . . . .14
     4.3    Buyer's Obligations at Closing . . . . . . . . . . . . . . . . . .14

ARTICLE V - REPRESENTATIONS AND WARRANTIES OF SELLER . . . . . . . . . . . . .15
     5.1    Organization . . . . . . . . . . . . . . . . . . . . . . . . . . .15
     5.2    Authorization. . . . . . . . . . . . . . . . . . . . . . . . . . .15
     5.3    Non-Contravention. . . . . . . . . . . . . . . . . . . . . . . . .16
     5.4    Financial Statements . . . . . . . . . . . . . . . . . . . . . . .16
     5.5    SEC Documents. . . . . . . . . . . . . . . . . . . . . . . . . . .17
     5.6    Title to Assets. . . . . . . . . . . . . . . . . . . . . . . . . .18
     5.7    Real Property. . . . . . . . . . . . . . . . . . . . . . . . . . .18
     5.8    Intellectual Property. . . . . . . . . . . . . . . . . . . . . . .19
     5.9    Litigation; Legal Matters. . . . . . . . . . . . . . . . . . . . .19
     5.10   Employees; Employee Benefit Plans; Labor . . . . . . . . . . . . .20
     5.11   Environmental Matters. . . . . . . . . . . . . . . . . . . . . . .20
     5.12   Contracts and Commitments. . . . . . . . . . . . . . . . . . . . .21
     5.13   Permits and Other Operating Rights . . . . . . . . . . . . . . . .22
     5.14   Compliance With Laws . . . . . . . . . . . . . . . . . . . . . . .23
     5.15   Warranty Obligations; Product Liability. . . . . . . . . . . . . .23


                                         -i-


     5.16   Inventory. . . . . . . . . . . . . . . . . . . . . . . . . . . . .24
     5.17   Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . .24
     5.18   Tax Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . .24

ARTICLE VI - REPRESENTATIONS AND WARRANTIES OF BUYER . . . . . . . . . . . . .25
     6.1    Organization . . . . . . . . . . . . . . . . . . . . . . . . . . .25
     6.2    Authorization. . . . . . . . . . . . . . . . . . . . . . . . . . .25
     6.3    Non-Contravention. . . . . . . . . . . . . . . . . . . . . . . . .25

ARTICLE VII - CERTAIN COVENANTS. . . . . . . . . . . . . . . . . . . . . . . .26
     7.1    Access to Information. . . . . . . . . . . . . . . . . . . . . . .26
     7.2    Conduct of Business Pending Closing. . . . . . . . . . . . . . . .26
     7.3    No Solicitation of Transactions. . . . . . . . . . . . . . . . . .27
     7.4    Confidentiality. . . . . . . . . . . . . . . . . . . . . . . . . .28
     7.5    Authorizations . . . . . . . . . . . . . . . . . . . . . . . . . .28
     7.6    Books and Records. . . . . . . . . . . . . . . . . . . . . . . . .29
     7.7    Bulk Sales Compliance. . . . . . . . . . . . . . . . . . . . . . .30
     7.8    Agreement Not to Compete . . . . . . . . . . . . . . . . . . . . .30
     7.9    Notification . . . . . . . . . . . . . . . . . . . . . . . . . . .31
     7.10   Transition Services. . . . . . . . . . . . . . . . . . . . . . . .32
     7.11   Shared Space . . . . . . . . . . . . . . . . . . . . . . . . . . .32
     7.12   Separate Sale of Machines. . . . . . . . . . . . . . . . . . . . .33
     7.13   Earnout. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .34

ARTICLE VIII - CONDITIONS TO THE OBLIGATIONS OF BUYER. . . . . . . . . . . . .34
     8.1    Accuracy of Representations and Warranties . . . . . . . . . . . .34
     8.2    Performance. . . . . . . . . . . . . . . . . . . . . . . . . . . .34
     8.3    HSR Act. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .34
     8.4    Absence of Governmental Orders . . . . . . . . . . . . . . . . . .35
     8.5    Perfection Actions . . . . . . . . . . . . . . . . . . . . . . . .35
     8.6    Certain Consents to Assignment . . . . . . . . . . . . . . . . . .35
     8.7    Environmental Review . . . . . . . . . . . . . . . . . . . . . . .35
     8.8    Key Employees. . . . . . . . . . . . . . . . . . . . . . . . . . .35
     8.9    Shareholder Approval . . . . . . . . . . . . . . . . . . . . . . .35

ARTICLE IX - CONDITIONS TO THE OBLIGATIONS OF SELLER . . . . . . . . . . . . .35
     9.1    Accuracy of Representations and Warranties . . . . . . . . . . . .35
     9.2    Performance. . . . . . . . . . . . . . . . . . . . . . . . . . . .36
     9.3    HSR Act. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .36
     9.4    Absence of Governmental Orders . . . . . . . . . . . . . . . . . .36
     9.5    Shareholder Approval . . . . . . . . . . . . . . . . . . . . . . .36

ARTICLE X - INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . . . . .36


                                         -ii-


     10.1   Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . .36
     10.2   Indemnification by Seller. . . . . . . . . . . . . . . . . . . . .36
     10.3   Indemnification by Buyer . . . . . . . . . . . . . . . . . . . . .37
     10.4   General Indemnification Provisions . . . . . . . . . . . . . . . .38
     10.5   Limitations on Indemnification . . . . . . . . . . . . . . . . . .39
     10.6   Right to Set-Off . . . . . . . . . . . . . . . . . . . . . . . . .40

ARTICLE XI - TAX MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . .40
     11.1   Allocation of Purchase Price . . . . . . . . . . . . . . . . . . .40
     11.2   Taxes Relating to Transactions Contemplated by This Agreement. . .40

ARTICLE XII - EMPLOYEES AND EMPLOYEE BENEFIT PLANS . . . . . . . . . . . . . .40
     12.1   Designated Employees . . . . . . . . . . . . . . . . . . . . . . .40
     12.2   COBRA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .41
     12.3   Modification of Confidentiality and Related Agreements . . . . . .41

ARTICLE XIII - TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . .42
     13.1   Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . .42
     13.2   Written Notice . . . . . . . . . . . . . . . . . . . . . . . . . .43
     13.3   Effect of Termination. . . . . . . . . . . . . . . . . . . . . . .43
     13.4   Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .43
     13.5   Termination Fee. . . . . . . . . . . . . . . . . . . . . . . . . .43

ARTICLE XIV - GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . .43
     14.1   Expenses, Taxes, Etc.. . . . . . . . . . . . . . . . . . . . . . .43
     14.2   Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .43
     14.3   Disclosure Schedule. . . . . . . . . . . . . . . . . . . . . . . .44
     14.4   Interpretation; Conflict Between Agreements. . . . . . . . . . . .45
     14.5   Severability . . . . . . . . . . . . . . . . . . . . . . . . . . .45
     14.6   Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . .45
     14.7   No Third-Party Beneficiaries . . . . . . . . . . . . . . . . . . .46
     14.8   Amendment, Other Remedies and Waiver . . . . . . . . . . . . . . .46
     14.9   Further Assurances . . . . . . . . . . . . . . . . . . . . . . . .46
     14.10  Mutual Drafting. . . . . . . . . . . . . . . . . . . . . . . . . .47
     14.11  Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . .47
     14.12  Dispute Resolution . . . . . . . . . . . . . . . . . . . . . . . .47
     14.13  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . .48
     14.14  Public Announcements . . . . . . . . . . . . . . . . . . . . . . .48
     14.15  Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . .48


Exhibit 1.1(a) - Cross-License Agreement

Schedule 2.1(c) - Contracts
Schedule 2.1(g) - Lease
Schedule 2.3 - Excluded Assets
Disclosure Schedule 5
Schedule 6.2(b) - Consents
Schedule 7.13 - 1998 Booking Analysis
Schedule 14.4(c) - Knowledge Group

                               ASSET PURCHASE AGREEMENT

     ASSET PURCHASE AGREEMENT, dated as of April 15, 1998, by and between Varian Associates, Inc., a Delaware corporation, and Genus, Inc., a California corporation.

                                       RECITALS

     WHEREAS, Seller, directly and indirectly through various foreign and domestic Affiliates of Seller, is engaged in the business of designing, manufacturing, selling and servicing ion implantation systems (the "Business"); and

     WHEREAS, Seller and such Affiliates of Seller desire to sell and cause to be transferred to Buyer (including either existing Affiliates of Buyer or those organized for that purpose), and Buyer (including such Affiliates) desires to purchase and accept the transfer from Seller and such Affiliates of Seller, substantially all of the assets and properties of Seller and such Affiliates of Seller used primarily in the Business, as hereinafter specifically provided;

     NOW, THEREFORE, in consideration of the premises and the respective representations, warranties and agreements herein contained, the parties hereto hereby agree as follows:

                                      ARTICLE I
                                     DEFINITIONS

     1.1 CERTAIN DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings (such definitions to be equally applicable to both the singular and plural forms of the terms defined):

     "ACCOUNTS RECEIVABLE" has the meaning specified in subsection 2.1(d).

     "ACTION" means any notice of noncompliance or violation, or any claim, demand, action, suit, audit, assessment or arbitration, or any other request (including any request for information), proceeding or investigation, by or before any Governmental Authority or any nongovernmental arbitration, mediation or other nonjudicial dispute resolution body.

     "ADDITIONAL CLOSINGS" has the meaning specified in subsection 4.1(b).

     "AFFILIATE" has the meaning set forth in Rule 12b-2 of the regulations under the Securities Exchange Act of 1934, as amended.

     "AGREEMENT" means this Asset Purchase Agreement, including all schedules and exhibits hereto, as it may be further amended from time to time as herein provided.

     "AGREEMENT DATE" means April 15, 1998.

     "ANCILLARY AGREEMENT" means the Cross-License Agreement substantially in the form attached hereto as Exhibit 1.1(a) which is required by this Agreement to be executed and delivered by the parties hereto at or before the Closing.

     "ASSETS" means, collectively, the U.S. Assets and the Foreign Assets.

     "ASSUMED LIABILITIES" has the meaning specified in Section 3.1.

     "BOOKS AND RECORDS" means all of the following which pertain to the conduct of the Business: books, records, manuals and other materials, accounting books and records, continuing property records for property, plant and equipment, files, computer tapes, disks, other storage media and records, advertising matter, catalogues, price lists, correspondence, mailing lists, lists of customers and suppliers, distribution lists, photographs, production data, sales and promotional materials and records, purchasing materials and records, personnel records, credit records, manufacturing and quality control records and procedures, blueprints, research and development files, data and laboratory books, patent and trademark files and disclosures, media materials and plates, sales order files, litigation files, and any deeds, easements and other instruments relating to the Real Property.

     "BUSINESS" has the meaning specified in the Recitals to this Agreement.

     "BUSINESS EMPLOYEES" has the meaning specified in subsection 5.10(a).

     "BUYER" means Varian Associates, Inc., a Delaware corporation, and, as applicable, Affiliates of Buyer used or formed for the purpose of consummating the transactions contemplated by this Agreement.

     "BUYER INDEMNIFIED PARTIES" has the meaning specified in Section 10.2.

     "BUYER LOSS" has the meaning specified in Section 10.2.

     "BYLAWS" means a corporation's bylaws, code of regulations or equivalent document.

     "CHARTER" means a company's articles of incorporation, certificate of incorporation or equivalent organizational documents.

     "CLOSING" means the closing of the transactions contemplated by this Agreement as specified in Section 4.1.

     "CLOSING DATE" has the meaning specified in Section 4.1.

     "CODE" means the Internal Revenue Code of 1986 and any successor statute thereto, as amended. Reference to a specific Section of the Code shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.

     "COMPETITIVE BUSINESS" has the meaning specified in subsection 7.8(a).

     "CONTRACTS" has the meaning specified in subsection 2.1(c).

     "CVD BUSINESS" means Seller's business other than the Business.

     "DESIGNATED EMPLOYEES" has the meaning specified in subsection 12.1(a).

     "DISCLOSURE SCHEDULE" means the Disclosure Schedule dated as of the date hereof delivered to Buyer by Seller and forming a part of this Agreement.

     "ENCUMBRANCE" means any interest (including any security interest), pledge, mortgage, lien (including environmental liens), charge, claim (including any adverse claim) or other right of third Persons, whether created by law or in equity, including any such restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

     "ENVIRONMENTAL LAWS" means all laws, regulations, ordinances, codes, policies, Governmental Orders and consent decrees, and any judicial or administrative interpretations thereof, of Governmental Authorities, or any common law doctrines, in effect from time to time relating to pollution or protection of the environment, natural resources or protection of health from Hazardous Material exposure, including those relating to emissions, discharges, releases or threatened releases of Hazardous Material into the environment (including ambient air, surface water, groundwater or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Material.

     "ENVIRONMENTAL PERMITS" means all permits, approvals, agreements, identification numbers, licenses and other authorizations required under any applicable Environmental Law.

     "ERISA" means the Employee Retirement Income Security Act of 1974 and any successor statute thereto, as amended. Reference to a specific Section of ERISA shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.

     "EXCHANGE ACT" means the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     "EXCLUDED ASSETS" has the meaning specified in Section 2.3.

     "FINANCIAL STATEMENTS" has the meaning specified in Section 5.4.

     "FIXED ASSETS" has the meaning specified in subsection 2.1(b).

     "FOREIGN ASSETS" has the meaning specified in subsection 2.2(a).

     "FOREIGN SELLERS" means the following Affiliates of Seller: Genus Europa SARL, Genus, KK, and Genus Korea, Ltd., and any other Affiliate of Seller (excluding Affiliates organized in the United States) owning assets to be sold pursuant to this Agreement, individually and collectively, except where the context otherwise requires.

     "GAAP" means United States generally accepted accounting principles applied on a consistent basis.

     "GOVERNMENTAL AUTHORITY" means any international, national, federal, state, territorial or provincial, municipal or local government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, political subdivision, court, tribunal, official, arbitrator or arbitral body.

     "GOVERNMENTAL ORDER" means any order, writ, rule, judgment, injunction, decree, stipulation, determination, award, citation or notice of violation entered by or with any Governmental Authority.

     "HAZARDOUS MATERIAL" means (a) all substances, materials, chemicals, compounds, pollutants or wastes regulated by, under or pursuant to any Environmental Laws, including the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 ET SEQ., the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. Sections 9601 ET SEQ., the Clean Water Act, 33 U.S.C. Sections 1251 ET SEQ., the Clean Air Act, 42 U.S.C. Sections 7401 ET SEQ., the Toxic Substances Control Act, 15 U.S.C. Sections
 2601 ET SEQ., the Emergency Planning and Community Right-to-Know Act of 1986, Title III of Public Law 99-499, the Safe Drinking Water and Toxic Enforcement Act, Cal. Health and Safety Code Sections 25249.5 ET SEQ., and any and all foreign (whether national, provincial or local), state or local counterparts thereto or other similar foreign (whether national, provincial or local), state or local laws and orders, including any and all rules and regulations promulgated thereunder, or any common law theory based on nuisance, negligence, product liability, trespass, ultrahazardous activity or strict liability; and
(b) asbestos, petroleum, any fraction or product of crude oil or petroleum, radioactive materials and polychlorinated biphenyls.

     "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "INTELLECTUAL PROPERTY" means, collectively, the Owned Intellectual Property and the Licensed Intellectual Property.

     "INVENTORIES" has the meaning specified in subsection 2.1(a).

     "LANDLORD" has the meaning specified in subsection 4.2(d).

     "LEASE" has the meaning specified in subsection 2.1(g).

     "LIABILITIES" means any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, mature or unmatured or determined or determinable, including those arising under any law, rule, regulation, Action, Governmental Order, and those arising under any contract, agreement, commitment or undertaking.

     "LICENSED INTELLECTUAL PROPERTY" means intellectual property owned or controlled by the Seller Group, or licensed by a third Person to the Seller Group, that is used in the Business (but primarily used in the CVD Business), which intellectual property is to be licensed to Buyer under the License Agreement.

     "LICENSE AGREEMENT" means the License Agreement substantially in the form attached hereto as Exhibit 1.1(a).

     "MATERIAL ADVERSE EFFECT" means any event(s) with respect to, change(s) in, or effect(s) on, the Assets or the Business which, individually or in the aggregate, may be adverse to the Business or the results of operations, the condition (financial or otherwise), assets, properties, Liabilities or prospects of the Business in a manner that is material to the Business taken as a whole.

     "NON-U.S. BUSINESS EMPLOYEES" has the meaning specified in subsection 5.10(a).

     "OWNED INTELLECTUAL PROPERTY" has the meaning specified in Section 2.1(h).

     "PERMITTED LIENS" means any (a) mechanics', carriers', workers' and other similar liens arising in the ordinary course of business and consistent with past practice that, in the aggregate, are not material in amount and do not interfere with the present use of the Assets to which they relate; (b) liens for current Taxes not yet due and payable; and (c) easements, covenants, rights of way or other restrictions that do not materially adversely affect the uses of the property to which they relate or the operation of the Business.

     "PERSON" shall include any individual, trustee, firm, corporation, partnership, limited liability company, Governmental Authority or other entity, whether acting in an individual, fiduciary or any other capacity.

     "PRO FORMA BALANCE SHEETS" has the meaning specified in Section 5.4.

     "PURCHASE AND SALE AGREEMENTS" means any necessary Purchase and Sale Agreements entered into between a Foreign Seller and Buyer or any of its Affiliates, which provide for the transfer of the applicable Foreign Assets and the assumption of the applicable Assumed Liabilities, the terms and conditions of which shall be in all respects consistent with the terms and conditions of this Agreement.

     "PURCHASE PRICE" has the meaning specified in Section 2.4.

     "REAL PROPERTY" has the meaning specified in subsection 2.1(g).

     "RETAINED LIABILITIES" has the meaning specified in Section 3.2.

     "SEC" means the U.S. Securities and Exchange Commission.

     "SEC DOCUMENTS" has the meaning specified in subsection 5.5(a).

     "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     "SELLER" means Genus, Inc., a California corporation.

     "SELLER GROUP" means, collectively, the U.S. Seller and the Foreign
Sellers.

     "SELLER INDEMNIFIED PARTIES" has the meaning specified in Section 10.3.

     "SELLER LOSS" has the meaning specified in Section 10.3.

     "TAX" means any federal, state, local, or foreign income, gross receipts, license, payroll, parking, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code
Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated tax, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, including Liability therefor as a transferee or successor-in-interest.

     "TAX RETURN" means any return, report, information return, schedule, certificate, statement or other document (including any related or supporting information) filed or required to be filed with a Taxing Authority in connection with any Tax, or, where none is required to be filed with a Taxing Authority, the statement or other document issued by a Taxing Authority in connection with any Tax.

     "TAXING AUTHORITY" means any Governmental Authority responsible for the imposition or collection of any Tax.

     "TRANSITION PERIOD" has the meaning specified in subsection 7.10(a).

     "TRANSITION SERVICES" has the meaning specified in subsection 7.10(a).

     "U.S. ASSETS" has the meaning specified in Section 2.1.

     "U.S. BUSINESS EMPLOYEES" has the meaning specified in subsection 5.10(a).

     "U.S. SELLER" means Seller and General Ionex Corporation, a Massachusetts corporation, and Ionex/HEI Corporation, a Massachusetts corporation, individually or collectively, except where the context otherwise requires.

     1.2   OTHER DEFINED TERMS.  In addition to the terms defined in
Section 1.1, certain other terms are defined elsewhere in this Agreement and, whenever such terms are used in this Agreement, they shall have their respective defined meanings.

                                      ARTICLE II
                             PURCHASE AND SALE OF ASSETS

     2.1 PURCHASE OF U.S. ASSETS. Upon the terms and subject to the conditions herein set forth, in reliance upon the representations and warranties contained herein and in consideration of the payment of the Purchase Price, at the Closing Seller shall, and shall cause each U.S. Seller to, sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from the U.S. Seller, all of the rights, title and interests of the U.S. Seller in and to the assets, operations and businesses and all other rights and privileges of every nature, kind and description, whether tangible or intangible (including goodwill), whether accrued, contingent or otherwise, relating primarily to or used or held for use primarily in the Business as conducted by the U.S. Seller, whether or not appearing on the books of the U.S. Seller (other than the Excluded Assets and the Foreign Assets, collectively, the "U.S. Assets"), including all the rights, title and interest of the U.S. Seller in, to or under any and all of the following:

           (a) all raw materials and inventories, including inventories of work in process, stores, supplies and finished goods, which are used primarily in the conduct of the Business (collectively, the "Inventories");

           (b) all machinery, equipment, computers, tapes, data bases, furniture, furnishings, automobiles, trucks, vehicles, tools (including tools used in the conduct of the Business which are in the possession of employees of the Business or Persons rendering services for the benefit of the Business), supplies and parts and other tangible personal property (including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person), whether owned, leased or subleased, which are used primarily in the conduct of the Business (collectively, the "Fixed Assets");

           (c) all written contracts entered into in the ordinary course of business and necessary for the conduct of the Business, and that are (i) for the sale and non-warranty service after the Closing of products of the Business (but excluding distributor and representative agreements), or (ii) set forth on
Schedule 2.1(c) (collectively, the "Contracts"); and all rights to indemnification, warranties, claims and causes of action against third Persons (and under insurance policies relating primarily to the conduct of the Business), including any right to receive payment for products sold or services rendered pursuant to, and to receive goods and services pursuant to, such Contracts and to assert claims and take other rightful actions in respect of breaches, defaults and other violations of such Contracts and otherwise;

           (d) all security, utility or similar deposits and prepaid expenses (including the prepaid rent under the Lease) related primarily to the Business;

           (e) all letters of credit (and proceeds thereof) issued in favor of the U.S. Seller that relates to any Contract; and all amounts prepaid to the U.S. Seller (and not yet earned by the U.S. Seller) pursuant to Contracts (which unearned amounts in the case of service contracts will be determined based on the number of months remaining under each such contract compared to the full term of such contract, without regard to any renewal options), which prepaid amounts Seller shall pay in cash to Buyer within 90 days after the Closing Date;

           (f) to the extent their transfer is permitted by law, all governmental licenses, permits, approvals, license applications, license amendment applications and product registrations with respect to the conduct of the Business;

           (g) the real property leased by Seller pursuant to the Lease set forth on Schedule 2.1(g) (the "Lease"), together with all improvements thereon and fixtures thereto (collectively, the "Real Property");

           (h) (1) all patents, pending patent applications, patent applications in process but not yet filed, and pending invention disclosures throughout the world, (2) all registered and unregistered trademarks, trade names and service marks and applications therefor throughout the world, (3) all copyrights and applications therefor throughout the world, (4) all know-how, trade secrets, confidential information, software, firmware, technical information, process technology, plans, drawings, designs, inventions, research records, procedures, manuals and blue prints, and (5) all licenses relating to any of the foregoing, in each case relating to the Business or used or held for use by the Seller Group in the conduct of the Business or that otherwise constitute a part of the technology, intellectual property or proprietary information usable in or related to the Business, other than any such intellectual property primarily used in the CVD Business (collectively, the "Owned Intellectual Property");

           (i) all Books and Records, including all Books and Records maintained at the facilities of the U.S. Seller in Newburyport, Massachusetts or in Sunnyvale California, and all leases, contracts and rights included in the Assets;

           (j) all rights to causes of action, claims, lawsuits, arbitrations, orders, judgments, decrees, awards and injunctions available to or being pursued by the U.S. Seller with respect to the U.S. Assets or the Business conducted therewith; and

           (k) the goodwill of the Business.

     Except as set forth on Schedule 2.1(c), Seller or its Affiliates, as applicable, at the Closing shall sell, transfer, deliver and assign the U.S. Assets and the Foreign Assets to Buyer or its Affiliates, as applicable, free and clear of all Encumbrances other than Permitted Liens.

     2.2   PURCHASE OF FOREIGN ASSETS.

           (a) Upon the terms and subject to the conditions herein set forth and in any Purchase and Sale Agreements entered into by the Foreign Sellers and Buyer and its Affiliates, and in consideration of the payment of the portion of the Purchase Price allocable to the Foreign Assets in accordance with
Section 11.1 and the assumption by Buyer's Affiliates of the Assumed Liabilities which are Liabilities of the Foreign Sellers, on the Closing Date, Seller shall cause the Foreign Sellers to sell, assign, transfer and deliver to Buyer's Affiliates, and Buyer's Affiliates shall purchase from the Foreign Sellers, all of the rights, title and interests of the Foreign Sellers in and to the assets, properties, operations and businesses and all other rights and privileges of every nature, kind and description, whether tangible or intangible (including goodwill), whether accrued, contingent or otherwise, used or held for use primarily in the conduct of the Business by the Foreign Sellers as such assets, properties, operations, businesses, rights and privileges may exist as of the Closing Date (or such later date, as the case may be), including all assets that are used or held for use by the Foreign Sellers primarily in the conduct of the Business and that fall within a category comparable to any of the categories enumerated in subsections 2.1(a) through 2.1(k) above (collectively, the "Foreign Assets").

           (b) Upon the terms herein set forth and subject to the conditions herein and in any Purchase and Sale Agreements entered into by the Foreign Sellers and Buyer and its Affiliates, (i) Seller shall cause the Foreign Sellers to consummate the transfers of the Foreign Assets to Buyer and its Affiliates as provided herein and therein and otherwise to comply with the Purchase and Sale Agreements, and (ii) Buyer shall cause its Affiliates accepting such Assets to consummate such transfers as provided herein and therein and otherwise to comply with the Purchase and Sale Agreements. Seller shall be responsible for, and shall indemnify Buyer and its Affiliates against, all Liabilities Buyer and such Affiliates incur and all claims therefor asserted against Buyer and such Affiliates as a result of any matter arising from such transfers that relate to or are based upon any fraudulent conveyance Action, withholding Tax Action or other comparable Action asserted under the law, statute or regulation of any jurisdiction, domestic or foreign, pertaining to Seller's allocation or payment of a portion of the Purchase Price to the Foreign Sellers.

           (c) Notwithstanding the provisions of Section 2.1 and this
Section 2.2, if requested by Buyer, certain Foreign Assets identified in such request shall be transferred at a date later than the Closing Date to an Affiliate of Buyer when and as directed by Buyer. Until such Assets are so transferred, the Affiliate of Seller holding such Assets shall continue to conduct the Business associated therewith for the account and benefit of Buyer in accordance with an operating agreement with respect thereto entered into between Buyer and Seller on the Closing Date.

     2.3 EXCLUDED ASSETS. Except as expressly set forth in subsections 2.1(d) and 2.1(e), Buyer shall not acquire hereby, (a) any right, title or interest to or in any cash, cash deposits, other cash equivalent investments, cash refunds, or bank accounts; (b) any business, operation, subsidiary or division of Seller and its Affiliates other than the Business; (c) any distributor agreements; (d) any accounts or notes receivable; or (e) any of the assets or rights listed on Schedule 2.3 (collectively, the "Excluded Assets").

     2.4 PURCHASE PRICE AND PAYMENT. Upon the terms and subject to the conditions herein set forth, and in consideration of the sale, assignment, transfer and delivery to Buyer and its Affiliates of the Assets, at the Closing Buyer or its Affiliates shall pay to Seller (acting on behalf of itself and as agent for the Foreign Sellers) an aggregate of TWENTY FIVE MILLION DOLLARS ($25,000,000), subject to the adjustment that may be made pursuant to
Section 7.12 (as so adjusted, the "Closing Payment") and subject to the adjustment that may be made pursuant to Section 7.13 (as so further adjusted, the "Purchase Price"); and Buyer shall, or shall cause its Affiliates to, assume, as of the Closing, the Assumed Liabilities as and to the extent provided in Article III. The Purchase Price (including the Assumed Liabilities) shall be allocated in accordance with Section 11.1.

     2.5 FULL POSSESSION. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall, and shall cause its Affiliates to, put Buyer and its Affiliates into full and actual possession, enjoyment and operating control of the Business and the Assets. The sale of the Business and the Assets contemplated hereby shall be effected by instruments of conveyance, transfer and assignment as Buyer may request that are necessary to vest in
(a) Buyer all of the rights, title and interests of the U.S. Seller in the U.S. portion of the Business and the U.S. Assets and, subject to the obtaining of any required authorizations, approvals, consents and waivers, and the satisfaction or termination of any required waiting periods under any applicable law, to such sale of the U.S. portion of the Business and the U.S. Assets, to put Buyer in full and actual possession, enjoyment and operating control of the U.S. portion of the Business and the U.S. Assets; and (b) Buyer or Buyer's Affiliates all of the rights, title and interests of the Foreign Sellers in the foreign portion of the Business and the Foreign Assets and, subject to the obtaining of any required authorizations, approvals, consents and waivers, and the satisfaction or termination of any required waiting periods under any applicable law, to such sale of the foreign portion of the Business and the Foreign Assets, to put Buyer or such Affiliates in full and actual possession, enjoyment and operating control of the foreign portion of the Business and the Foreign Assets.

     2.6 NO ASSIGNMENT IN CERTAIN CIRCUMSTANCES. Notwithstanding anything else contained in this Agreement to the contrary, this Agreement shall not constitute an agreement to sell, convey, assign, transfer or deliver any interest in any instrument, commitment, contract, lease, permit or other agreement or arrangement or any claim, right or benefit arising thereunder or resulting therefrom, if a sale, conveyance, assignment, transfer or delivery or an attempt to make such a sale, conveyance, assignment, transfer or delivery without the authorization, approval, consent or waiver of a third Person would constitute a breach or violation thereof or affect adversely the rights of Buyer, Buyer's Affiliates or the Seller Group thereunder; and any sale, conveyance, assignment, transfer or delivery to Buyer or an Affiliate of Buyer of any interest under any such instrument, commitment, contract, lease, permit or other agreement or arrangement that requires the authorization, approval, consent or waiver of a third Person shall be made subject to such authorization, approval, consent or waiver being obtained. In the event that any such authorization, approval, consent or waiver is not obtained on or prior to the Closing Date, Seller shall, and it shall cause its Affiliates to, use its best efforts to obtain any such authorization, approval, consent or waiver (provided that, in obtaining any such authorization, approval, consent or waiver, Seller shall not, and shall cause its Affiliates not to, agree to any amendment, modification or supplement of any such instrument, commitment, contract, lease, permit or other agreement or arrangement, except with Buyer's consent, which consent shall not be unreasonably withheld), and

Seller (at its cost and expense) shall, and it shall cause its Affiliates to, to the greatest extent permitted by law and any such instrument, commitment, contract, lease, permit or other agreement or arrangement (including by acting as an agent of Buyer or its Affiliates), (a) hold such instrument, commitment, contract, lease, permit or other agreement or arrangement or any claim, right or benefit arising thereunder or resulting therefrom in trust for the benefit of Buyer, its Affiliates or otherwise for the exclusive use and benefit of Buyer or its Affiliates, and (b) take such other actions as are necessary to ensure that Buyer and its Affiliates receive the interest of the Seller Group in the benefits therefrom until such time as such authorization, approval, consent or waiver is obtained.

                                     ARTICLE III
                              ASSUMPTION OF LIABILITIES

     3.1 ASSUMPTION OF LIABILITIES. Effective as of the Closing, Buyer (or its Affiliates, as provided in Section 3.3) shall, without any further responsibility or Liability of or recourse to Seller or any of Seller's Affiliates, subsidiaries, shareholders, officers, directors, employees, agents, successors or assigns, absolutely and irrevocably assume, pay, perform and be liable and responsible for only the following Liabilities of the Seller Group (collectively, the "Assumed Liabilities"):

           (a) all obligations remaining to be performed after the Closing Date under the Contracts; and

           (b) all repair and replacement obligations remaining to be performed after the Closing Date under Seller's standard express written warranty provisions set forth in any product sales or service contracts with respect to products of the Business shipped prior to the Closing or services provided by the Business prior to the Closing.

     3.2 RETAINED LIABILITIES. Except as provided in Section 3.1, Buyer and its Affiliates shall not assume and shall not be responsible for, and there shall not be transferred to or assumed by Buyer or any of its Affiliates, any Liabilities of Seller or any of its Affiliates (or any predecessor thereof) arising from or relating to, in whole or in part, (x) the operations, activities, conduct or transactions of the Business or the use, operation, ownership, lease, possession, control, occupancy, maintenance or condition of the Assets up through and including the Closing Date (or the date of any Additional Closing with respect to the Business and Assets transferred thereat), and (y) any and all other operations, activities or transactions of Seller and its Affiliates or the use, operation, ownership, lease, possession, control, occupancy, maintenance or condition of any other assets or properties of Seller and its Affiliates, at any time, all of which Liabilities shall be and remain the sole responsibility of Seller and its Affiliates, including without limitation all of the following (collectively, all of the Liabilities described in this Section 3.2 being referred to in this Agreement as the "Retained Liabilities"):

           (a) any Liability associated with the breach of any Contract by Seller or any Affiliate thereof before the Closing;

           (b) any Liability associated with (i) the presence of any Hazardous Material in any products sold, supplied, serviced or disposed of by or on behalf of the Business or in the fixtures, structures, soils, groundwater, surface water or air on, under or about or emanating from the properties currently or formerly used, operated, owned, leased, controlled, possessed, occupied or maintained by Seller or any of its Affiliates, or any predecessor thereof, including the Assets, any properties adjoining such properties, and any properties at which any of such products has been located; (ii) the use, generation, production, manufacture, treatment, storage, disposal, release, threatened release, discharge, spillage, loss, seepage or filtration of Hazardous Material from, on, under or about such products or properties or from the Business or the presence therein or thereunder of any underground or above-ground tanks for the storage of Hazardous Material; (iii) the violation or noncompliance or alleged violation or noncompliance of any Environmental Law, Environmental Permit or Governmental Order arising from or related to the use, operation, ownership, lease, possession, control, occupancy, maintenance or condition of any of such products or properties; (iv) the failure to have obtained or maintained in effect any Environmental Permit required by any Environmental Law or Governmental Order required as a result of the operation of the Business, the sale, supply, servicing or disposition of such products or the use, operation, ownership, lease, control, possession, occupancy, maintenance or condition of such properties; and (v) Governmental Orders or claims arising under any Environmental Law, in each case to the extent relating to the period up to and including the Closing Date;

           (c) without limiting Buyer's obligations as expressly set forth in
Section 12.1, any Liability associated with labor or employment matters, including those relating to severance pay, accrued vacation pay, wrongful discharge, employee grievances, unfair labor practices, violations of any applicable law, rule, regulation, ordinance or Governmental Order relating to any employees of Seller or its Affiliates, agents, representatives or contractors, the termination of any employees (whether union or nonunion), or the termination or violation of any collective bargaining agreement;

           (d) any Liability associated with the employee benefit plans or policies of Seller or any of its Affiliates;

           (e) any Liability associated with employee or customer health or safety;

           (f) any Liability associated with accounts payable, trade payables and indebtedness for borrowed money of Seller or any of its Affiliates;

           (g) any Liability associated with implied warranties or unwritten warranties on products or services of the Business;

           (h) any Liability imposed upon or incurred by Buyer or its Affiliates by operation of any applicable law, rule, regulation, ordinance or Governmental Order which Liability, if not for the operation of such law, rule, regulation, ordinance or Governmental Order, would have been a Retained Liability;

           (i) any Liability associated with personal injury or property damage caused or alleged to have been caused by any product, service or other activity of Seller or any of its Affiliates prior to the Closing, including those arising from any alleged design defect, manufacturing defect, failure to warn or negligence; and

           (j) any Liability associated with any of the Excluded Assets.

     3.3 LIABILITIES OF AFFILIATES OF SELLER. Buyer acknowledges that certain of the Assumed Liabilities are Liabilities of the Foreign Sellers. Accordingly, at the Closing and in consideration of the transfer of the Foreign Assets to Buyer and its Affiliates, Buyer and the respective Affiliates of Buyer acquiring particular Assets shall assume the Assumed Liabilities associated with such Assets from the applicable Foreign Sellers, as the case may be, on the same terms as the Assumed Liabilities assumed by Buyer from Seller pursuant to
Section 3.1; PROVIDED, HOWEVER, notwithstanding any other provision of this Agreement, Buyer and its Affiliates shall not assume or become responsible for any Assumed Liabilities related to any Foreign Assets and the Business conducted therewith unless and until such Business and Foreign Assets actually are sold, conveyed, assigned, transferred and delivered to Buyer or its designated Affiliates pursuant to this Agreement or any applicable Purchase and Sale Agreement.

                                      ARTICLE IV
                                       CLOSING

     4.1   CLOSING.

           (a) The consummation of the purchase and sale of the U.S. Assets
(the "Closing") shall take place at Buyer's principal executive offices located at 3050 Hansen Way, Palo Alto, California, at 7:00 a.m., local time, on June 26, 1998 or on such date thereafter that is five business days after the satisfaction of all conditions to Closing set forth in Article VIII and
Article IX. The consummation of the purchase and sale of the Foreign Assets which may be sold, conveyed, assigned, transferred and delivered to Buyer or its designated Affiliates concurrently therewith in accordance with this Agreement and the Purchase and Sale Agreements shall take place simultaneously at Buyer's principal executive offices located at 3050 Hansen Way, Palo Alto, California, at 7:00 a.m., local time, or such other location or locations as may be required to comply with applicable law. The consummation of such transactions is herein collectively referred to as the "Closing." The date and time of the Closing are sometimes referred to herein as the "Closing Date."

           (b) The consummation of the purchase and sale of the Foreign
Assets not consummated on the Closing Date shall take place as soon as practicable thereafter at one or more closings at such date(s), time(s) and/or location(s) as shall be directed by Buyer (the "Additional Closings"). The Additional Closings shall not take place unless and until the Foreign Assets to be transferred at an Additional Closing and the Business associated therewith can be purchased and sold in accordance with this Agreement and any applicable Purchase and Sale Agreement.

     4.2 SELLER OBLIGATIONS AT CLOSING. At the Closing, Seller shall deliver or cause to be delivered to Buyer:

           (a) All warranty deeds, bills of sale and other instruments of conveyance, transfer and assignment (in recordable form with respect to real property interests, and including the appropriate certification under Section
 1445(b)(2) of the Code) and agreements as Buyer may request that are necessary to vest in Buyer all of the rights, title and interests of the U.S. Seller in the U.S. Assets and in Buyer or its Affiliates all of the rights, title and interests of the Foreign Sellers in the Foreign Assets to be transferred at such time, free and clear of all Encumbrances, other than Permitted Liens, and to reflect the allocation provided for in Section 11.1;

           (b) The opinion of Wilson Sonsini Goodrich & Rosati, P.C., counsel to Seller, in a form reasonably acceptable to Buyer;

           (c) Such officers' certificates certifying as to compliance with the conditions set forth in Article VIII as may be reasonably requested by Buyer;

           (d) An estoppel certificate and consent to assignment from the landlord of the Real Property (the "Landlord"), dated as of the Closing Date, certifying (i) that the Lease is unmodified and in full force and effect (or, if there have been modifications, that the Lease is in full force and effect, as modified, and stating the modifications), (ii) the dates, if any, to which all rental due under the Lease has been paid, (iii) whether there are then existing any charges offsets or defenses against the enforcement by Landlord or any agreement, covenant or condition of the Lease on the part of Seller to be performed or observed (and, if so, specifying the same), (iv) whether there are then existing any defaults by Seller in the performance or observance by Seller of any agreement, covenant or condition of the Lease on the part of Seller to be performed or observed and whether any notice has been given to Seller of any default under the Lease that has not been cured (and, if so, specifying the same); and (v) that the Landlord consents to the assignment of the Lease by Seller to Buyer;

           (e) The unconditional written commitments, dated as of the Closing Date, from a title insurance company satisfactory to Buyer to issue at Buyer's sole expense an ALTA Leasehold Owner's Title Insurance Policy dated as of the Closing Date with respect to the Real Property, in such amount as may be specified by Buyer, showing the leasehold estate to be vested in Buyer free and clear of all Encumbrances (including any liens and mortgages encumbering the Landlord's fee interest unless such lender has executed a non-disturbance and attornment agreement reasonably acceptable to Buyer with respect to the Lease), except Permitted Liens, and containing such extended coverage over the general exceptions and containing such endorsements as Buyer may reasonably request; and

           (f) The Ancillary Agreements, duly executed by Seller or its Affiliates, as the case may be.

     4.3 BUYER'S OBLIGATIONS AT CLOSING. At the Closing, Buyer shall deliver or cause to be delivered to Seller:

           (a) The Closing Payment, which shall be delivered to Seller
(acting on behalf of itself and as agent for the Foreign Sellers) by wire transfer of immediately available funds to an account or accounts designated in writing by Seller;

           (b) The opinion of the General Counsel to Buyer in a form reasonably acceptable to Seller;

           (c) Such officers' certificates certifying as to compliance with the conditions set forth in Article IX as may be reasonably requested by Seller; and

           (d) The Ancillary Agreements, duly executed by Buyer or its Affiliates, as the case may be.

                                      ARTICLE V
                       REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrants to Buyer as follows:

     5.1   ORGANIZATION.  Seller, each other U.S. Seller and each Foreign
Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority to own its assets and properties and to conduct its business as and where it is being conducted, including to own the Assets owned by it and conduct the Business as and where it is being conducted by it.

     5.2   AUTHORIZATION.

           (a) Seller has full corporate power and authority to enter into this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller. This Agreement constitutes, and upon the execution and delivery thereof by Seller each Ancillary Agreement will constitute, a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

           (b) Each of the Foreign Sellers has full corporate power and authority to enter into the Ancillary Agreements to which it will be a party and to consummate the transactions contemplated thereby. The execution and delivery of such Ancillary Agreements and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of each of the Foreign Sellers. When executed and delivered by the Foreign Sellers, each such

Ancillary Agreement will constitute a legal, valid and binding obligation of the Foreign Sellers which are parties thereto, enforceable against such Foreign Sellers in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

           (c) Except as set forth in Disclosure Schedule Section 5.2(c), no consent, waiver, approval, order or authorization of, notice to, or registration, declaration, designation, qualification or filing with, any Governmental Authority or third Person, domestic or foreign, is or has been or will be required on the part of the Seller Group in connection with the execution and delivery of this Agreement or any Ancillary Agreement or the consummation by them of the transactions contemplated hereby or thereby, other than where the failure to obtain such consents, waivers, approvals, orders or authorizations or to make or effect such registrations, declarations, designations, qualifications or filings does not have a Material Adverse Effect.

     5.3 NON-CONTRAVENTION. Neither the execution and delivery of this Agreement or any Ancillary Agreement, nor the consummation of the transactions contemplated hereby or thereby, will violate or conflict with or provide a right of termination to any Person under (a) any provision of the Charters or Bylaws of any member of the Seller Group, (b) in any material respect any law, rule, regulation or Governmental Order to which the Seller Group or the Business and the Assets are bound or subject or (c) any agreement, indenture, undertaking, permit, license or other instrument to which the Seller Group is a party or by which any of them or any of their properties may be bound or affected, other than (x) the requirements of any applicable bulk sales or bulk transfer laws or
(y) as set forth in Disclosure Schedule Section 5.3.

     5.4 FINANCIAL STATEMENTS. Disclosure Schedule Section 5.4 sets forth the (a) unaudited balance sheets for the Business as at December 31, 1997 and March 31, 1998, (b) unaudited statement of operations of the Business for the one-year period ended December 31, 1997 and (c) unaudited PRO FORMA balance sheets for the Assets, Assumed Liabilities and related reserves, as of December 31, 1997 and March 31, 1998, which shall be prepared based on the form of the balance sheets for the Business (collectively, the "PRO FORMA Balance Sheets" and together with the foregoing financial statements for the Business, the "Financial Statements"). Except as set forth in Disclosure Schedule
Section 5.4, the Financial Statements (other than the PRO FORMA Balance Sheets) have been prepared in accordance, in all material respects, with GAAP. Except as set forth in Disclosure Schedule Section 5.4, the balance sheets included in the Financial Statements (other than the PRO FORMA Balance Sheets) present fairly in all material respects in accordance with GAAP the financial condition of the Business as at their respective dates and the statement of operations included in the Financial Statements presents fairly in all material respects in accordance with GAAP the results of operations of the Business for the period covered thereby. The Financial Statements for the period ended March 31, 1998 were prepared on a basis consistent with the Financial Statements for the period ended December 31, 1997. The Financial Statements (other than the PRO FORMA Balance Sheets) were prepared on a basis consistent with the audited consolidated financial statements of Seller for such periods. The books and records of Seller from which the Financial Statements were prepared were complete and accurate in all material respects at the time of such preparation. Seller maintains a system of internal accounting controls sufficient to provide reasonable assurance that (a) material transactions are executed in accordance with management's general or specific authorization; (b) material transactions are recorded as necessary to permit preparation of financial statements in conformity, in all material respects, with GAAP and to maintain accountability for material assets; (c) access to material assets is permitted only in accordance with management's general or specific authorization; and (d) the recorded accountability for material assets is compared with the existing material assets at reasonable intervals and appropriate action is taken with respect to any material differences. Except to the extent reflected on or reserved against on the face of the PRO FORMA Balance Sheet as of March 31, 1998 (which reserves are appropriate and reasonable), neither Seller nor any of its Affiliates has any Liabilities arising from or relating to the Business, and none of the Assets are subject to or bound by any Liabilities, other than such Liabilities incurred in the ordinary course of business and consistent with past practice since the date of the PRO FORMA Balance Sheet as of March 31, 1998. The balance sheets included in the Financial Statements, as at their respective dates, include all provisions for Liabilities and commitments which, in accordance in all material respects with GAAP subject to omission of footnotes and normal year-end audit adjustments, are required to have been accrued or otherwise provided for.

     5.5   SEC DOCUMENTS.  During the three-year period preceding the Agreement
Date:

           (a) Seller has filed with the SEC all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof (the "SEC Documents");

           (b) as of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act, and the Exchange Act, and, except to the extent superceded by a later filed SEC Document, none of the SEC Documents contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements included in the SEC Documents comply as to form, as of their respective dates of filing, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved and fairly present in all material respects the consolidated financial position of Seller and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended; and

           (c) Except as disclosed in Seller's Report on Form 10-K for the period ended December 31, 1997, Seller knows of no material information adverse to the Business that would be required to be set forth in management's discussion and analysis for a Report on Form 10-K if the Exchange Act required Seller to file such a report for the one-year period ending on the Agreement Date.

     5.6   TITLE TO ASSETS.

           (a) Except as set forth in Disclosure Schedule Section 5.6(a), the Seller Group has good and marketable title to all of the properties and assets of the Business (real, personal and mixed, tangible and intangible), including the Assets, all the properties and assets reflected in the PRO FORMA Balance Sheet as of March 31, 1998 (except for properties and assets sold since the date of the PRO FORMA Balance Sheet as of March 31, 1998 in the ordinary course of business and consistent with past practice and accounts receivable and notes receivable paid in full subsequent to the date of the PRO FORMA Balance Sheet as of March 31, 1998) and all properties and assets purchased or otherwise acquired by any of the Seller Group since the date of the PRO FORMA Balance Sheet as of March 31, 1998. Except for Permitted Liens or as otherwise explained on Disclosure Schedule Section 5.6(a), none of the Assets is subject to any Encumbrance of any kind.

           (b) Except as set forth in Disclosure Schedule Section 5.6(b), the tangible personal property included in the Assets are in good operating condition and repair, and are safe and are adequate for the uses to which they are intended and are being put. None of such Assets is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs due to normal wear and tear and not cause by faulty workmanship. Seller has no warranty claims pending, and, to Seller's knowledge, Seller has no basis for making any warranty claim, against any third Person relating to any of such Assets.

     5.7   REAL PROPERTY.

           (a) Disclosure Schedule Section 5.7(a) contains accurate and complete lists and descriptions of all real property owned or leased by each of the Seller Group for use in the operation of the Business as well as all buildings and other structures and material improvements located on such real property which are used in the operation of the Business.

           (b) All such leases of real property, including the Lease, are valid, binding and enforceable in accordance with their terms and are in full force and effect. There are no existing defaults under the applicable lease by any of the Seller Group or, to the knowledge of the Seller Group, any other party thereto, and no event of default on the part of the Seller Group or, to the knowledge of the Seller Group, on the part of any other party thereto has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder. Seller has made available to Buyer true and correct copies of the Lease.

           (c) Except as set forth in Disclosure Schedule Section 5.7(c), the improvements and fixtures among the Real Property are in good operating condition and repair, and are safe and are adequate for the uses to which they are intended and are being put. None of such Assets is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs due to normal wear and tear and not caused by faulty workmanship.

     5.8   INTELLECTUAL PROPERTY.

           (a) Disclosure Schedule Section 5.8(a) contains an accurate and complete list of the Owned Intellectual Property. The Seller Group is the sole and exclusive owner or licensee of, with all right, title and interest in and to (free and clear of any Encumbrances), the Owned Intellectual Property. The Seller Group has the sole and exclusive right to use, sell, assign, transfer, license or dispose of all the Owned Intellectual Property. The Seller Group has the sole and exclusive right to license all the Licensed Intellectual Property in accordance with the terms of the License Agreement.

           (b) Except as set forth in Disclosure Schedule Section 5.8(b), there is no pending Action or, to the knowledge of the Seller Group, threatened Action contesting the validity, ownership or right to use, sell, license or dispose of any Intellectual Property and none of the Seller Group knows of any valid grounds for any BONA FIDE Action of any such kind. There is no material unauthorized use, infringement or misappropriation of any of the Intellectual Property by any third Person. None of the Intellectual Property is subject to any Governmental Order, stipulation or agreement restricting in any manner the licensing thereof.

           (c) To the knowledge of the Seller Group, the conduct of the Business by the Seller Group does not infringe upon the intellectual property rights of any third Person. Neither Seller nor any of its Affiliates has received any written notice alleging that the conduct of the Business by the Seller Group infringes the intellectual property rights of any third Person.
The use of the Intellectual Property in the conduct of the Business does not violate any contract, agreement or commitment between Seller or any of its Affiliates and any third Person. Except as set forth in Disclosure Schedule
Section 5.8(c), there is no pending Action or, to the knowledge of the Seller Group, threatened Action alleging that the conduct of the Business infringes the intellectual property rights of any third Person and none of the Seller Group knows of any valid grounds for any BONA FIDE Action of any such kind.

           (d) The Intellectual Property constitutes all the technology, intellectual property and proprietary information necessary for the continued operation of the Business as conducted by the Seller Group.

     5.9 LITIGATION; LEGAL MATTERS. Except as set forth on Disclosure Schedule Section 5.9, with respect to the Business or the Assets, there is no Action pending or, to the knowledge of the Seller Group, threatened against or involving any of the Seller Group or any of the officers, directors, shareholders, properties, assets or businesses of any the Seller Group, whether at law or in equity, or before or by any Governmental Authority, nor any Governmental Order of any Governmental Authority against or affecting or which could affect (without regard to the availability of insurance) any of the Seller Group with respect to the Business, the Assets, any product sold, supplied, serviced or disposed by or on behalf of the Business, or any of the officers, directors, shareholders, employees, properties, assets or activities of the Business.

     5.10  EMPLOYEES; EMPLOYEE BENEFIT PLANS; LABOR.

           (a) Disclosure Schedule Section 5.10(a) contains a complete and correct list of all employees of Seller and its Affiliates whose employment related at any time during the 12-month period immediately preceding the Agreement Date primarily to the Business, including each such employee's title, work location and date of hire. For purposes of this Agreement, (i) the term "U.S. Business Employees" refers to all such employees whose principal work location is within the United States of America, (ii) the term "Non-U.S. Business Employees" refers to all such employees whose principal work location is outside of the United States of America, and (iii) the term "Business Employees" refers to all such employees (i.e., to U.S. Business Employees and Non-U.S. Business Employees collectively).

           (b) Disclosure Schedule Section 5.10(b) contains a complete and correct list of all collective bargaining, labor and employment agreements or other similar arrangements that pertain to any Business Employee.

           (c) None of the Seller Group has ever maintained, administered or contributed to any plan subject to Title IV of ERISA with respect to any Business Employee.

           (d) Except for the collective bargaining agreements listed in Disclosure Schedule Section 5.10(b), no Business Employee is covered under any other collective bargaining agreement. With respect to the conduct of the Business and the use of the Assets: (a) there is no unfair labor practice complaint against any of the Seller Group pending or, to the knowledge of the Seller Group, threatened before the National Labor Relations Board or any comparable foreign, state or local Governmental Authority; (b) there is no labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of the Seller Group, threatened against or directly affecting any of the Seller Group; (c) no union representation question exists or negotiations regarding union representation have taken place or are ongoing respecting the employees of any of the Business and no notice or demand for union recognition has been received by any of the Seller Group; (d) no grievance or any Action arising out of or under collective bargaining agreements is pending and no claims therefor exist; (e) no collective bargaining agreement which is binding on any of the Seller Group prevents it from relocating or closing any of its operations;
(f) none of the Seller Group has experienced any work stoppage or other labor difficulty since January 1, 1996; and (g) there are no pending or, to the knowledge of the Seller Group, threatened unfair employment practice charges or administrative proceedings relating to any past or present employees of the Business.

     5.11  ENVIRONMENTAL MATTERS.  Except as set forth in Disclosure Schedule
Section 5.11:

           (a) each of the Seller Group is, and the Seller Group currently operates and maintains the Business and the Assets, in compliance with all applicable Environmental Laws and Governmental Orders and the requirements of all Environmental Permits held or required to be held by the Seller Group and no member of the Seller Group has received a notice of violation or other demand from a third Person alleging that the Business is in violation of any Environmental Law;

           (b) Environmental Permits are in effect for (1) any activities currently conducted by or on behalf of the Business, (2) any products sold, supplied, serviced or disposed of by or on behalf of the Business, including the Assets, and (3) any properties at which any of such activities are conducted or products are located, including the Real Property (the "Properties");

           (c) there are no underground storage tanks at the Real Property containing Hazardous Materials or which formerly contained Hazardous Materials;

           (d) Neither the Real Property nor, to Seller's knowledge, any properties adjoining the Real Property are listed or proposed for listing on the U.S. National Priorities List under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. Sections 9601 ET SEQ. or on the Comprehensive Environmental Response Compensation Liability Information System or any foreign or state list of sites requiring investigation, remediation or cleanup;

           (e) there are no Governmental Orders outstanding, no claims have been instituted or filed, and none are pending or, to the Seller Group's knowledge, threatened with respect to any of the Retained Liabilities referred to in subsection 3.2(b);

           (f) to Seller's knowledge, with respect to the conduct of the Business and the use of the Assets, or the sale, supply, servicing and disposal of products containing Hazardous Materials in connection with the conduct of the Business, the Seller Group has disposed of all such products containing Hazardous Materials, any wastes and all Hazardous Material in compliance with all applicable Environmental Laws, Environmental Permits and Governmental Orders, and none of the Seller Group has received any notice or claim of Liability as a result of any such disposal;

           (g) there is no Hazardous Material in quantities and under conditions likely to require Buyer to conduct an investigation or remediation under applicable Environmental Laws in any of the fixtures, structures, soils, groundwater, surface water or air on, under or about or emanating from the Assets or the Real Property, or to Seller's knowledge any properties adjoining such properties; and

           (h) the Seller Group has provided Buyer with true, accurate and complete copies of any Governmental Orders applicable to the Assets, the Business or the Real Property, any written assessments of the environmental conditions at the Real Property, and any written reports of releases of Hazardous Materials on, under, about, or emanating from the Real Property in Seller's or any of its Affiliates' possession or reasonable control.

     5.12  CONTRACTS AND COMMITMENTS.

           (a) Except as set forth in Disclosure Schedule Section 5.12(a), none of the Contracts contain a provision (1) restricting any of the Seller Group from carrying on the Business or any part thereof anywhere in the world;
(2) relating to the proposed acquisition of any operating business or any assets outside the ordinary course of business; or (3) relating to indebtedness for borrowed money, including capital leases and any security agreements relating thereto.

           (b) Disclosure Schedule Section 5.12(b) sets forth a complete and accurate list of each Contract:

                 (i)     relating to the supply of tandem accelerators; and

                 (ii) with terms and conditions for services to be rendered by Seller that are different from Seller's standard terms and conditions for the service of products of the Business.

           (c) Disclosure Schedule Section 5.12(c) sets forth a complete and accurate list of all contracts, agreements, arrangements and commitments (whether or not a Contract) to which Seller or any of its Affiliates is a party and which relate to the Business: (i) for sales agency, representation or distribution; (ii) for consulting services; (iii) for research and development; and (iv) licenses to Seller or any Affiliate from any third Person of any intellectual property used in the Business or any licenses from Seller or any Affiliate to any third Person of any Intellectual Property.

           (d) True and complete copies of all documents (together with all ancillary documents thereto, including any amendments, consents for alterations and documents regarding variations) set forth in Disclosure Schedule Sections 5.12(a), 5.12(b) and 5.12(c) have been delivered to Buyer.

           (e) Except as set forth in Disclosure Schedule Section 5.12(e), with respect to the Contracts, (i) each is a legal, valid and binding obligation of the Seller Group and, to the knowledge of the Seller Group, each other party thereto and in full force and effect, (ii) none of the Seller Group and, to the knowledge of the Seller Group, no other party thereto is in default in the performance of any of its obligations thereunder or in the payment of any principal of or interest on any indebtedness for borrowed money, (iii) no default of the Seller Group and, to the knowledge of the Seller Group, no other party thereto has occurred which (whether with or without notice, lapse of time, or both, or the happening or the occurrence of any other event) would constitute an event of default thereunder, (iv) upon consummation of the transactions contemplated by this Agreement without providing notice to or obtaining consent from any Person, each such contract, agreement, commitment or restriction will continue in full force and effect without penalty or other adverse consequence and shall be unaffected by such transactions, and (v) no such contract, agreement, commitment or restriction has been amended or otherwise affected by any side letter, interpretation or correspondence relating thereto.

     5.13 PERMITS AND OTHER OPERATING RIGHTS. Except as set forth in Disclosure Schedule Section 5.13 or Disclosure Schedule 5.11 with respect to Environmental Permits, none of the Seller Group requires the consent of any third Person to permit each of the Seller Group to operate the Business in the manner in which it currently is being conducted, and each of the Seller Group possesses all permits, health and safety permits, licenses, orders, approvals and authorizations from third Persons, including Governmental Authorities, currently required by applicable provisions of any law, statute, regulation, existing judicial decision or Governmental Order, or by the property and contract rights of third Persons, necessary to permit the operation of the Business and the Assets in the manner in which it currently is being conducted and used, and to permit the occupancy of its properties. Disclosure Schedule
Section 5.13 sets forth a true and complete list of all such permits, licenses, orders, approvals and authorizations in the possession of each of the Seller Group which are material to the operation of the Business, accurate and complete copies of which have been provided to Buyer. All such permits, licenses, orders, approvals and authorizations are in full force and effect and, except as explained in Disclosure Schedule Section 5.13, will remain in full force and effect following the consummation of the transactions contemplated hereby, no suspension or cancellation of any of them is threatened, and no such permit, license, order, approval or authorization will be materially and adversely affected by the consummation of the transactions contemplated by this Agreement. Disclosure Schedule Section 5.13 also specifically identifies those of such permits, licenses, orders, approvals and authorizations that require consent, notification or other action to remain in full force and effect following the consummation of the transactions contemplated hereby. Except as disclosed in Disclosure Schedule Section 5.13, there is no existing practice, action or plan of any of the Seller Group with respect to the operations, activities, conduct or transactions of the Business or the use, operation, ownership, lease, possession, control, occupancy, maintenance or condition of the Assets and no existing condition of the Assets that may give rise to any civil or criminal Liability under, or violate or prevent compliance with, any health or occupational safety or other applicable statute, law, regulation or Governmental Order.

     5.14 COMPLIANCE WITH LAWS. To the knowledge of the Seller Group, except as set forth on Disclosure Schedule Section 5.14, the Seller Group has complied with all laws, statutes, regulations and Governmental Orders in the operations, activities, conduct and transactions of the Business and their use, operation, ownership, lease, possession, control, occupancy and maintenance of the Assets. None of the use, ownership, lease, possession, control, occupancy, maintenance or condition of any the properties or assets of the Business, including the Assets, nor the operations, activities, conduct or transactions of the Business, conflicts with the rights of any other Person or violates, or with or without the giving of notice or passage of time, or both, will violate, conflict with or result in a default, right to accelerate or loss of rights under, any terms or provisions of any Encumbrance, lease, license, agreement, contract, agreement, commitment or understanding or any law, statute, regulation or Governmental Order to which any of the Seller Group is a party or by which any of the Seller Group or any of the properties or assets of the Business, including the Assets, may be bound or affected.

     5.15  WARRANTY OBLIGATIONS; PRODUCT LIABILITY.

           (a) Disclosure Schedule Section 5.15(a) contains the Business's standard forms of product warranties and guarantees, and a description of unexpired, non-standard product warranties and guarantees, given to customers by Seller and its Affiliates in connection with the products or operation of the Business. Seller's costs to repair or replace products of the Business under warranties (whether written or oral, or express or implied) did not exceed in the aggregate $2,200,000 in Seller's fiscal year ended December 31, 1997. Each of the products of the Business is capable of meeting all of Seller's published specifications and any applicable Contract specifications, and no Product improvement or new product development is necessary to perform any Contract.

           (b) Except as set forth in Disclosure Schedule Section 5.15(b), no product liability, warranty or similar Actions have been made, threatened or commenced against Seller or any of its Affiliates with respect to the products distributed, sold, serviced, repaired or assembled, or services rendered, by Seller or any of its Affiliates in connection with the operations, activities, conduct or transactions of the Business or the use, operation, ownership, lease, possession, control, occupancy, maintenance or condition of the Assets. Except as described in Disclosure Schedule Section 5.15(b), there is no fact or circumstance, whether individual or recurring, known to Seller or any Affiliate thereof, and there have been no events or information which have come to the attention of Seller or any Affiliate thereof, which might reasonably give rise to any Liability for bodily injury as a result of any alleged, suspected or actual defects, hazards or failures to warn in, or conditions of, products designed, manufactured, distributed, sold, serviced, repaired or assembled, or in the design of any of such products, or any services rendered, by or on behalf of Seller or any Affiliate thereof in connection with the operations, activities, conduct or transactions of the Business or the use, operation, ownership, lease, possession, control, occupancy, maintenance or condition of the Assets.

     5.16 INVENTORY. All of the Inventories consists of a quality and quantity usable and salable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value on the accounting records of the Seller Group with respect to the Business in a manner consistent with the past practices of the Business consistently applied. All of the Inventories not so written off have been valued at the lower of cost or market on a first in, first out basis. The quantities of each item of Inventory held by the Seller Group for use in the Business (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Business. None of the Inventory is defective or adulterated and all of the Inventory may be safely used in the equipment serviced, repaired or assembled by the Business. Seller has no warranty claims pending, and, to Seller's knowledge, Seller has no basis for making any warranty claim, against any third Person relating to any of the Inventories.

     5.17 DISCLOSURE. No representations or warranties by Seller or any of its Affiliates, singly or collectively, in this Agreement or any Ancillary Agreement and no statement contained in any document (including, without limitation, financial statements and the Schedules hereto), certificate or other writing furnished or to be furnished by Seller or any Affiliate thereof to Buyer or any Affiliate thereof pursuant to the provisions hereof or in connection with the transactions contemplated hereby, contain or will contain any untrue statement of material fact or omit or will omit to state any material fact necessary in order to make the statements herein or therein not misleading. All projections, forecasts or other forward looking information that were furnished to Buyer by or on behalf of Seller or any Affiliate thereof were prepared in good faith and based upon reasonable estimates and all the facts and circumstances then known to Seller or any such Affiliate.

     5.18 TAX MATTERS. Each U.S. Seller and Foreign Seller has, or prior to the Closing will have, accurately prepared and duly and timely filed all Tax Returns that they were required to file on or before the date of the Closing and have paid all Taxes shown as required to be paid with respect to the periods covered by such Tax Returns. No deficiencies for any Taxes have been asserted in writing or assessed against any U.S. Seller or Foreign Seller that remain unpaid. There are no agreements, waivers or arrangements providing for the extension of time with respect to the assessment of any Tax owed by any U.S. Seller or Foreign Seller. There are no Tax liens upon any of the Assets. No U.S. Seller or Foreign Seller is a party to any Tax allocation or sharing agreement. No U.S. Seller is a "foreign person" within the meaning of Section 1445 of the Code. None of the Foreign Assets is considered a "United States real property interest" within the meaning of
Section  897(c) of the Code.

                                      ARTICLE VI
                       REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Seller as follows:

     6.1 ORGANIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     6.2   AUTHORIZATION.

           (a) Buyer has full corporate power and authority to enter into this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer. This Agreement constitutes, and upon the execution and delivery thereof by Buyer, each Ancillary Agreement will constitute, a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

           (b) Except as described in Schedule 6.2(b), no consent, waiver, approval, order or authorization of, notice to, or registration, declaration, designation, qualification or filing with, any Governmental Authority or third Person, domestic or foreign, is or has been or will be required on the part of Buyer or any of its Affiliates in connection with the execution and delivery of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby, other than where the failure to obtain such consents, waivers, approvals, orders or authorizations or to make or effect such registrations, declarations, designations, qualifications or filings is not reasonably likely to (i) prevent or materially delay consummation of the transactions contemplated by this Agreement or (ii) prevent Buyer and its Affiliates from performing their obligations under this Agreement.

     6.3 NON-CONTRAVENTION. Neither the execution and delivery of this Agreement or any Ancillary Agreement, nor the consummation of the transactions contemplated hereby or thereby, will violate or conflict with (a) any provision of the Charter or Bylaws of Buyer or any of its Affiliates, (b) in any material respect any law, rule, regulation or Governmental Order to which Buyer or any such Affiliate or any of their business or assets are bound or subject or
(c) any agreement, indenture, undertaking, permit, license or other instrument to which Buyer or any such Affiliate is a party or by which any of them or any of their properties may be bound or affected, other than such violations and conflicts which are not reasonably likely to (i) prevent or materially delay consummation of the transactions contemplated by this Agreement or (ii) prevent Buyer and its Affiliates from performing their obligations under this Agreement.

                                     ARTICLE VII
                                  CERTAIN COVENANTS

     7.1 ACCESS TO INFORMATION. From the date hereof until the Closing, but subject to any rights of third Persons, upon reasonable notice, Seller shall
(a) afford the officers, employees and authorized agents and representatives of Buyer reasonable access (including such access as is necessary for Buyer to complete a Phase II environmental review of the Real Property) during normal business hours to the offices, properties, personnel and Books and Records of the Seller Group relating to the Assets and the Business and (b) furnish to the officers, employees and authorized agents and representatives of Buyer such additional financial and operating data and other information regarding the Assets and the Business (or legible copies thereof) as Buyer may from time to time reasonably request; PROVIDED, HOWEVER, that such investigation shall not unreasonably interfere with any of the businesses or operations of the Seller Group. Without limiting the generality of the foregoing, the Seller Group shall cooperate fully with Buyer's investigation of the Assets and the Business and provide copies of such documents in its possession as Buyer may reasonably request to confirm the title to any and all properties or assets used in the Business. No investigation by Buyer or knowledge by Buyer of a breach of a representation or warranty of Seller shall affect the representations and warranties of Seller or Buyer's recourse under any provision of this Agreement (including Article X) or the Ancillary Agreements with respect thereto.

     7.2 CONDUCT OF BUSINESS PENDING CLOSING. From the Agreement Date until the Closing, except as required or permitted by this Agreement or otherwise consented to or approved by Buyer in writing, and except for any transactions reasonably related to the Excluded Assets which do not materially affect the Business, the Assets or the Assumed Liabilities:

           (a) Except as set forth in Schedule 7.2(a), Seller shall and shall cause the Seller Group to operate the Business only in its usual, regular and ordinary manner and substantially in the same manner as heretofore conducted. Seller shall and shall cause the Seller Group to use commercially reasonable efforts to (i) preserve the Business, including its relationships with customers and suppliers, and (ii) keep available to Buyer the services of the present officers, employees, agents and independent contractors of the Business.

           (b) With respect to the Assets and the Business, Seller shall not, and shall cause the Seller Group not to, without the prior written consent of Buyer, which consent shall not be unreasonably withheld:

                 (i) permit or allow any of the Assets to be subject to any additional Encumbrance (other than Permitted Liens) or sell, transfer, lease or otherwise dispose of any such Assets, except in the ordinary course of business and consistent with past practice;

                 (ii) terminate any Designated Employee or grant any increase or make any decrease in salaries or commissions payable or to become payable to any employee of the Business, or to any sales agent or representative of the Business, except normal increases in salaries and commissions in accordance with Seller's existing compensation practice;

                 (iii) license, sell, transfer, pledge, modify, disclose, dispose of or permit to lapse any right under or respecting, or enter into any settlement regarding the breach or infringement of, any Intellectual Property;

                 (iv)    amend, modify or supplement any Contract;

                 (v) establish or change any pricing terms with respect to products or services of the Business;

                 (vi) accept any orders or issue any quotations for sales of any products or services of the Business; or

                 (vii) agree, whether in writing or otherwise, to do any of the foregoing.

     7.3 NO SOLICITATION OF TRANSACTIONS. From the Agreement Date through the Closing Date, neither Seller nor any of its representatives, Affiliates, directors, officers, employees, subsidiaries or agents will solicit or encourage any Acquisition Proposal or assist any third Person in preparing or soliciting such an Acquisition Proposal. Seller shall not, and shall cause such representatives, Affiliates, directors, officers, employees, subsidiaries and agents not to, engage in any discussions, conversations, negotiations or other communication with any Person(s) relating to an Acquisition Proposal; PROVIDED, HOWEVER, that Seller may engage in discussions or negotiations with, and furnish information concerning Seller and the Business to, any third Person that makes an unsolicited Acquisition Proposal if the Board of Directors of Seller concludes in good faith after consultation with its outside counsel that such action likely is required to satisfy the fiduciary duties of such Board under California law. Seller will promptly, but in no event later than 24 hours, notify Buyer of the receipt of any Acquisition Proposal, including the material terms and conditions thereof, and will promptly, but in no event later than 24 hours, notify Buyer of any determination by Seller's Board of Directors that a Superior Proposal has been made. For purposes of this Agreement, the term "Acquisition Proposal" shall mean any proposal or offer, or any expression of interest by any third Person relating to Seller's willingness or ability to receive or discuss a proposal or offer, for an acquisition of the Assets (other than in the ordinary course) or the Business (whether directly or indirectly, including through a sale or purchase of more than 50% of the voting securities of Seller or a merger with Seller). For purposes of this Agreement, the term "Superior Proposal" shall mean any bona fide Acquisition Proposal which is on terms that a majority of the members of the Board of Directors of Seller determines in their good faith reasonable judgment (based on the advice of legal counsel and of a financial advisor of nationally recognized reputation), after taking into account all factors deemed relevant by the Board of Directors, which factors shall include any conditions to such Acquisition Proposal, the nature of the consideration offered, the liabilities assumed, the timing of the closing thereof, the risk of nonconsummation and any required governmental or other consents, filings and approvals, to be more favorable to Seller than the transactions contemplated hereby.

     7.4 CONFIDENTIALITY. During the period between the Agreement Date and the Closing Date, Buyer shall, and shall cause its representatives, Affiliates and employees, and after the Closing Date, Seller shall, and shall cause its representatives, Affiliates and employees: (a) to use commercially reasonable efforts to treat and hold as confidential (and not to disclose or provide access to any Person to) any information relating to the Business or the Assets or any other confidential information with respect to the Business or the Assets;
(b) in the event that any of them becomes legally compelled to disclose any such information, to provide the other party with prompt written notice of such requirement so that such other party or an Affiliate thereof may seek a protective order or other remedy or waive compliance with this Section 7.4;
(c) in the event that such protective order or other remedy is not obtained, or such other party waives compliance with this Section 7.4, to furnish only that portion of such information which is legally required to be provided and to exercise its best efforts to obtain assurances that confidential treatment will be accorded such information; (d) to the extent permitted by law, to promptly furnish (prior to, at, or as soon as practicable following, the Closing) to the other party any and all copies (in whatever form or medium) of all such information and to destroy any and all additional copies of such information and any analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof; PROVIDED, HOWEVER, that this sentence shall not apply to any information which, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement. Each party agrees and acknowledges that remedies at law for any breach of its obligations under this
Section 7.4 may be inadequate and that in addition thereto the other party (or its Affiliate) shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach.

     7.5   AUTHORIZATIONS.

           (a) Buyer and Seller, as promptly as commercially practicable after the Agreement Date, shall and shall cause their respective Affiliates to
(i) deliver, or cause to be delivered, all notices and make, or cause to be made, all such declarations, designations, registrations, filings and submissions under all laws, rules and regulations applicable to it as may be required for it to consummate the transfer of the Assets and the other transactions contemplated hereby in accordance with the terms of this Agreement;
(ii) use commercially reasonable efforts to obtain, or cause to be obtained, all authorizations, approvals, orders, consents and waivers from all Persons necessary to consummate the foregoing; and (iii) use commercially reasonable efforts to take, or cause to be taken, all other actions necessary, proper or advisable in order for it to fulfill its respective obligations hereunder and to carry out the intentions of the parties expressed herein. Each party shall use its commercially reasonable efforts to satisfy the conditions to Closing applicable to it in Articles VIII and IX as soon as commercially practicable.

           (b) If required by the HSR Act, Buyer and Seller shall comply promptly with the notice and reporting requirements of the HSR Act and shall reasonably cooperate with one another with respect thereto. Buyer and Seller shall comply substantially with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions, by the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition law authorities of any other jurisdiction (whether U.S., foreign or multi-national) (collectively, the "Antitrust Authorities").

           (c) Buyer and Seller shall exercise commercially reasonable efforts, and shall cooperate with each other, to prevent the entry in any Action brought by an Antitrust Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement.

           (d) Buyer and Seller each shall cooperate in good faith with the Antitrust Authorities and undertake promptly any and all commercially reasonable actions to facilitate the completion lawfully of the transactions contemplated by this Agreement.

           (e)   Unless Seller receives a Superior Proposal, Seller shall
(i) cause a meeting of its shareholders to be duly called and held as soon as practicable (and in any event no later than June 26, 1998) for the purpose of voting on the transactions contemplated hereby to the extent required by
Section 1001 of the General Corporation Law of the State of California;
(ii) actively recommend the approval of such transactions by such shareholders;
(iii) use commercially reasonable efforts to obtain such approval; (iv) prepare and file with the Securities and Exchange Commission related preliminary proxy materials as soon as practicable; (v) use commercially reasonable efforts to promptly satisfy any comments of the staff of the SEC; and (vi) use commercially reasonable efforts to mail definitive proxy materials to it shareholders as soon as practicable.

     7.6 BOOKS AND RECORDS. From and after the Closing Date until the [seventh] anniversary of the Closing Date, and without limiting the parties' rights under the Ancillary Agreements, Buyer and Seller shall, and shall cause their respective Affiliates to, at the request of the other party, make available to such other party from time to time on a reasonable basis the Books and Records in their possession. Notwithstanding the foregoing, if the party to which a request for access to Books and Records is directed indicates that it believes that the Books and Records requested relate to a matter as to which the parties are adverse (including any claim for indemnification pursuant to Article X of this Agreement), then such party may deny access to those Books and Records, unless the requesting party reasonably establishes that it requires such access in order to assess or discharge a Retained Liability, in the case of Seller or any Affiliate of Seller, or an Assumed Liability, in the case of Buyer or any Affiliate of Buyer; PROVIDED, HOWEVER, that nothing herein shall prevent a party from obtaining access to Books and Records through legal process, including discovery. Books and Records shall be held by the party in possession thereof for seven years after the Closing Date (provided that the inadvertent failure by either party or its Affiliates, after the exercise of reasonably good faith efforts, to retain such Books and Records shall not give rise to any Liability of such party or its Affiliates) and the other party shall have the right, at its expense, to inspect and make copies of such Books and Records upon such party's request; PROVIDED, HOWEVER, that (i) all such access and copying shall be done in such a manner so as not to unreasonably interfere with the normal conduct of the operations of the party requested to provide access to such Books and Records and (ii) the party requesting access to such Books and Records shall, pursuant to Section 7.4 treat the same and the contents thereof as confidential and not disclose such

Books and Records or the contents thereof to any Person except as required by applicable law or Governmental Authority. A party so gaining access to such Books and Records shall (i) hold them in strict confidence, except as required by applicable law, Governmental Authority or subpoena; (ii) not make any copies thereof; and (iii) not provide such Books and Records or copies thereof, or reveal the contents thereof, to any of its Affiliates, employees, representatives or agents, other than those who need to know such information in order to perform duties for or provide services to such party, or to any other Person, including any Governmental Authority. In addition, after the Closing Date, at Seller's request, Buyer shall make available to Seller and its Affiliates, representatives and agents those employees of the Business then employed by Buyer requested by Seller in connection with any Action, other than an Action between Buyer and Seller or any Action as to which the interests of Buyer and Seller are adverse, including to provide testimony, to be deposed, to act as witnesses and to assist counsel; PROVIDED, HOWEVER, that (x) such access to such employees shall not unreasonably interfere with the normal conduct of the operations of Buyer or any Affiliate thereof and (y) Seller shall reimburse Buyer or any Affiliate thereof, as the case may be, for the out-of-pocket costs reasonably incurred by Buyer or any Affiliate thereof in making such employees available to Seller. Also, after the Closing Date, at Buyer's request, Seller shall, and shall cause its Affiliates to, make available to Buyer and its Affiliates, representatives and agents those former employees of the Business, as well as such other employees of Seller and its Affiliates whose responsibilities before the Closing related in any significant respect to the Business, in each case only if then employed by Seller or an Affiliate thereof and requested by Buyer in connection with any Action, other than an Action between Buyer and Seller or any Action as to which the interests of Buyer and Seller are adverse, including to provide testimony, to be deposed, to act as witnesses and to assist counsel; PROVIDED, HOWEVER, that (x) such access to such employees shall not unreasonably interfere with the normal conduct of the operations of Seller and its subsidiaries and Affiliates and (y) Buyer shall reimburse Seller or its subsidiaries and Affiliates, as the case may be, for the out-of-pocket costs reasonably incurred by Seller or such subsidiaries and Affiliates in making such employees available to Buyer. The parties intend that the transfer of Books and Records to Buyer and its Affiliates pursuant to this Agreement shall not constitute a waiver of any legal privilege relating to any documents included in such Books and Records.

     7.7 BULK SALES COMPLIANCE. Seller shall take all steps necessary to comply with the provisions of any bulk sales or transfers law or similar law of any jurisdiction in respect of the transactions contemplated by this Agreement and the Ancillary Agreements.

     7.8   AGREEMENT NOT TO COMPETE.

           (a) For a period of five years from the Agreement Date, Seller shall not, and Seller shall cause each of its Affiliates not to, own, lease, manage, operate or control, or participate in the ownership, lease, management, operation or control of, or have any interest in (as a shareholder, director, officer, employee, agent, partner, creditor or otherwise), any Person which owns, leases, manages, operates or controls, any business or activity, anywhere in the world, which is similar to or competes in any way, directly or indirectly, with the Business in any geographic area where Seller or any of its Affiliates engaged in the Business or otherwise established its goodwill (a "Competitive Business"); PROVIDED, HOWEVER, that nothing in the foregoing shall prevent Seller and/or its Affiliates from owning, in the aggregate, not more than five percent (5%) of the outstanding voting stock or other equity interests in any Person with shares or equity interests registered pursuant to Sections 12(b) or 12(g) of the Exchange Act; PROVIDED FURTHER, that the restrictions set forth in this subsection 7.8(a) shall not apply in the case of a direct or indirect acquisition by Seller or any Affiliate thereof (as long as the Competitive Business represents less than five percent (5%) of the total annual sales volume of such Person or business for such Person's or business' most recent full fiscal year), or a merger, reorganization (as defined in Section 181 of the California Corporations Code) or consolidation of Seller or any Affiliate thereof with, another Person or business engaged in a Competitive Business.

           (b) For a period of one year from the Agreement Date, Seller shall not, and Seller shall cause each of its Affiliates not to, (i) solicit, hire or retain as an employee, consultant or independent contractor any employee of Buyer or any of its Affiliates who was engaged in the Business (whether before or after the Closing Date), unless such employee has ceased to be employed by Buyer or any of its Affiliates for at least six months, or (ii) solicit, suggest or encourage any former, current or future employee of or consultant or independent contractor to the Business to work for, consult with or provide services to (whether before of after any such relationship with Buyer terminates) or for any person or business that engages in any business or activity which is similar to or competes in any way, directly or indirectly, with the Business.

           (c)   Seller acknowledges that the restrictions set forth in this
Section 7.8 are reasonable in duration and geographic scope, and that Seller engaged in the Business or otherwise established its goodwill throughout the United States, the European Community, Japan, The Republic of South Korea, Taiwan, Australia, Singapore, Thailand and Malaysia. Buyer and Seller each intend that this Section 7.8 be enforced to the fullest extent permitted by applicable law, and Buyer and Seller each hereby waive any rule or law that would render any provision, portion of any provision or scope of any provision of this Section 7.8 contrary to law, invalid, illegal, unenforceable or unreasonable.

           (d) Without limiting the generality of Section 14.5, if the final judgment of a Governmental Authority of competent jurisdiction declares that any term or provision of this Section 7.8 is invalid or unenforceable, the Governmental Authority making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of such term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision of this Section 7.8 with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

     7.9 NOTIFICATION. Seller shall give prompt notice to Buyer, and Buyer shall give prompt notice to Seller, of (a) the occurrence, or failure to occur, of any known event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the Agreement Date through the Closing Date; or (b) any known failure of Seller or Buyer to comply with, perform or satisfy in any material respect any covenant or comply with, perform or satisfy any condition contained in this Agreement to be complied with, performed or satisfied by either such party. From time to time prior to the Closing Date, Seller will promptly supplement or amend the Disclosure Schedule with respect to any matter hereafter arising or discovered which, if existing or occurring at or discovered prior to the Agreement Date, would have been required to be set forth or described in the Disclosure Schedule or which is necessary to correct any information in the Disclosure Schedule or in any representation and warranty of Seller contained in Article V which has been rendered inaccurate thereby; PROVIDED, HOWEVER, that no supplement or amendment to the Disclosure Schedule shall affect Buyer's rights and remedies for a breach of any representation or warranty based upon the content of the Disclosure Schedule as originally prepared and attached to this Agreement as of the Agreement Date.

     7.10  TRANSITION SERVICES.

           (a) For the period after the Closing Date until Buyer otherwise notifies Seller in writing, such period not to exceed six months after the Closing Date (the "Transition Period"), Seller shall provide to Buyer any administrative services reasonably requested by Buyer in order to continue the Business (the "Transition Services"); PROVIDED, HOWEVER, that the Transition Services shall not include (i) any services not provided by Seller to the Business in the ordinary course as of the Closing, or (ii) any legal, environmental, medical, emergency response, OSHA compliance or import-export services. During the Transition Period, Buyer shall use its commercially reasonable efforts to cease the Transition Services by eliminating the need for, providing to itself, or otherwise obtaining such services.

           (b) Buyer shall reimburse Seller for all of Seller's (i) normal direct labor charges (including overtime) for actual time devoted to performance of the Transition Services requested by Buyer, plus an allocation (based on such actual time) of fringe benefit costs, then multiplied by a factor of 1.2 for overhead, and (ii) out-of-pocket expenses (including materials costs consumed in providing such services), all to the extent reasonably incurred and necessary to provide the Transition Services. Any reimbursement required to be made by Buyer to Seller under this Section 7.10 shall be made to Seller within 30 days after Buyer's receipt of Seller's invoice therefor, which invoice shall include supporting documentation providing, in reasonable detail, a description of all amounts subject to reimbursement.

     7.11  SHARED SPACE.

           (a) During the period from the Closing Date until Seller ceases leasing any real property used in the Business other than the Real Property (the "Shared Space"), but in any event not longer than six months after the Closing Date (the "Use Period"), Buyer shall have the right to continue using the Shared Space to the same extent and for the same purposes that the Business used the Shared Space as of the Closing Date. On or before the Closing Date, Seller shall deliver to Buyer a schedule specifying the locations and square footage of the Shared Space. Buyer shall pay to Seller, on the first day of each calendar month during the Use Period (prorated for the first and last months) an amount calculated on the same basis as costs were allocated to the Business as of the Closing Date or based upon the percentage of the square feet in each Seller Office occupied by the Shared Space located therein (the "Office Payments"), whichever is less. On or before the Closing Date, Seller shall deliver to Buyer a schedule specifying the estimated monthly Office Payments calculated in accordance with the above.

           (b) Seller shall have no obligation to continue leasing, occupying or using any or all of the Shared Space. Subject to this subsection 7.11(b), Seller may elect, to terminate its lease of, or cease occupying or using, the Shared Space at any time, whether or not Seller's occupancy agreement or lease with respect to any Seller Office has terminated or any option periods or renewal or other rights remain with respect to the Shared Space. Buyer may, from time to time, vacate any or all of the Shared Space upon 30 days prior written notice to Seller, and shall thereafter have no obligation to pay Office Payments with respect to such vacated Shared Space. In the event Seller elects to discontinue leasing or occupying any of the Shared Space, Seller shall give Buyer notice of such election concurrently with any notice that Seller delivers to the owner of such Shared Space. Buyer shall have a right of first refusal with respect to obtaining an assignment of the lease, sublease or occupancy agreement to Buyer, to the extent such assignment is permitted under the lease, sublease or occupancy agreement, and applicable law, PROVIDED THAT Buyer shall not be required to pay any amounts to Seller, as consideration or otherwise, for such assignment.

     7.12  SEPARATE SALE OF MACHINES.

           (a) During the period between the Agreement Date and the Closing Date, Seller shall have the option (the "Put Option"), exercisable upon five business days prior written notice to Buyer (the "Sale Notice"), of selling to Buyer two new Kestrel 750 machines out of finished goods Inventories that are of a merchantable quality in the ordinary course of business and include Seller's standard warranty for such machines (the "Machines"). On or before the fifth business day after Buyer's receipt of the Sale Notice, Seller shall sell, transfer, deliver and assign the Machines to Buyer free and clear of all Encumbrances and Buyer shall pay to Seller by wire transfer of immediately available funds to an account designated in writing by Seller, the amount of $3,000,000 as payment in full for the Machines. In the event Seller elects to exercise the Put Option, the Closing Payment payable under Section 2.4 shall be reduced by an amount equal to $3,000,000. The sale of the Machines pursuant to the Put Option shall be final and binding in all events except as set forth in subsection 7.12(c).

           (b) Notwithstanding the foregoing, prior to the earlier of (i) the Closing, (ii) the termination of this Agreement by Buyer pursuant to subsections 13.1(c) or 13.1(d), or (iii) the expiration of the Exercise Period (defined below), Buyer shall not operate, disassemble or sell the Machines to any third Person and shall keep the Machines in a segregated secure facility in Buyer's warehouse and not permit access to the Machines without Seller's consent and will not encumber the Machines. Upon expiration of the foregoing restrictions, Seller shall grant to Buyer a license under any applicable intellectual property rights owned or controlled by Seller to modify, use or sell the Machines, alone or in combination with other components.

           (c) In the event that the sale of the Machines pursuant to the Put Option is consummated and this Agreement shall be terminated or either party shall have the right to terminate prior to Closing for any reason other than by Buyer pursuant to subsections 13.1(c) or 13.1(d), then Seller shall have the further option (exercisable within 20 business days of any such termination or event resulting in a right to terminate (the "Exercise Period")), upon five business days prior written notice to Buyer (the "Repurchase Notice"), to repurchase the Machines from Buyer. On or before the fifth business day after Buyer's receipt of the Repurchase Notice, Buyer shall deliver the Machines to Seller and Seller shall pay to Buyer by wire transfer of immediately available funds to an account designated in writing by Buyer, the amount of $3,000,000.

     7.13 EARNOUT. On a monthly basis (in arrears) beginning on the first day of the month on the second month following the Closing Date, as and to the extent that any portion of the Booked Revenue (as defined below) is actually collected from the customer during each such monthly period by Buyer, Buyer shall pay to Seller by wire transfer of immediately available funds to an account designated in writing by Seller, an amount equal to one-third of the amount (if any) by which (a) gross revenues generated from the sale by Buyer or Seller of (i) high energy MeV ion implantation systems manufactured by Seller prior to the Closing (or substantially similar high energy MeV ion implantation systems derived therefrom and manufactured by Buyer after the Closing) and
(ii) service and spare parts for such systems, in each case during the calendar year 1998 and actually collected from the customer (the "Booked Revenue") shall exceed (b) $30,000,000; PROVIDED, HOWEVER, that (x) during the period between the Agreement Date and the Closing Date, Booked Revenue by Seller shall only include revenues from sales on terms not outside the ordinary course of business and at the projected sales prices set forth on Schedule 7.13, (y) Booked Revenue shall not include the revenue, if any, generated by the resale of the Machines pursuant to subsection 7.12(c), and (z) after the first $30,000,000 in Booked Revenue is achieved, Booked Revenue thereafter shall not include revenues generated from the sale of service or spare parts. Any amounts paid pursuant to this subsection 7.13 shall be treated by the parties as an adjustment to the Purchase Price.

                                     ARTICLE VIII
                        CONDITIONS TO THE OBLIGATIONS OF BUYER

     The obligations of Buyer to effect the transactions contemplated herein shall be subject to the fulfillment satisfaction or waiver, on or before the Closing Date, of each of the following conditions:

     8.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller contained in Article V shall be true and correct in all material respects at and as of the Closing Date with the same effect as though made at and as of the Closing Date, except that representations and warranties made as of, or in respect of, only a specified date or period shall be true and correct in all material respects in respect of, or as of, such date or period.

     8.2 PERFORMANCE. Seller shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by it on or prior to the Closing Date, including delivery of each deliverable specified in Section 4.2.

     8.3 HSR ACT. Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated hereby shall have expired or shall have been terminated.

     8.4 ABSENCE OF GOVERNMENTAL ORDERS. No temporary or permanent Governmental Order shall be in effect that prohibits or makes unlawful consummation of the transactions contemplated hereby.

     8.5 PERFECTION ACTIONS. On or prior to the Closing Date, the Seller shall take all actions, including making all filings with the appropriate filing offices, reasonably requested by Buyer in order to perfect, under applicable law, the transfer of the Assets to the Buyer pursuant to the Agreement.

     8.6 CERTAIN CONSENTS TO ASSIGNMENT. Without modification of the terms of any such assigned contract or lease, Seller shall have obtained and delivered to Buyer (i) the written consent of High Voltage Engineering Europa, B.V. to the assignment from Seller to Buyer of the Joint Technology Development Agreement, dated as of September 13, 1996, between Seller and High Voltage Engineering Europa, B.V., and (ii) the written consent of the Landlord to the assignment from Seller to Buyer of the Lease.

     8.7 ENVIRONMENTAL REVIEW. Buyer shall have completed, and shall be reasonably satisfied, based on a Phase II environmental review of the Real Property, that there are no significant actual or potential Liabilities revealed by such review.

     8.8   KEY EMPLOYEES.  At least 18 of the 24 Designated Employees that
Buyer and Seller have separately determined to be key employees of the Business shall have accepted Buyer's offer of employment to commence at and after the Closing Date. Such offer of employment shall be made in substantially the form separately provided to Seller by Buyer; PROVIDED that Buyer shall be entitled to increase the compensation or benefits in any such offer to any Designated Employee.

     8.9 SHAREHOLDER APPROVAL. The transactions contemplated hereby shall have been approved by the shareholders of Seller as and to the extent required by Section 1001(a)(2) of the California Corporations Code.

                                      ARTICLE IX
                       CONDITIONS TO THE OBLIGATIONS OF SELLER

     The obligations of Seller to effect the transactions contemplated herein shall be subject to the fulfillment, satisfaction or waiver, on or before the Closing Date, of each of the following conditions:

     9.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer contained in Article VI shall be true and correct in all material respects at and as of the Closing Date with the same effect as though made at and as of the Closing Date, except that representations and warranties made as of, or in respect of, only a specified date or period shall be true and correct in all material respects in respect of, or as of, such date, or period.

     9.2 PERFORMANCE. Buyer shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by it on or prior to the Closing Date, including delivery of each deliverable specified in Section 4.3.

     9.3 HSR ACT. Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated hereby shall have expired or shall have been terminated.

     9.4 ABSENCE OF GOVERNMENTAL ORDERS. No temporary or permanent Governmental Order shall be in effect that prohibits or makes unlawful consummation of the transactions contemplated hereby.

     9.5 SHAREHOLDER APPROVAL. The transactions contemplated hereby shall have been approved by the shareholders of Seller as and to the extent required by Section 1001(a)(2) of the California Corporations Code.

                                      ARTICLE X
                                   INDEMNIFICATION

     10.1 SURVIVAL. All representations and warranties of Seller and Buyer and their Affiliates contained in this Agreement and the Ancillary Agreements (including all schedules and exhibits hereto and thereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement and the Ancillary Agreements) shall survive the consummation of the transactions contemplated hereby and thereby only through and until the expiration of one year after the Closing Date (except for the representations and warranties set forth in subsection 5.18 which shall survive for the applicable statute of limitations). If written notice of a claim for breach of such representations and warranties has been given on or before the expiration of one year after the Closing Date (or prior to the expiration of the applicable statute of limitations with respect to the representations and warranties set forth in subsection 5.18), by a party in whose favor such representations and warranties have been made to the party that made such representations and warranties, then the relevant representations and warranties shall survive as to such claim, until the claim has been finally resolved. Except as provided in Section 10.5, all indemnification obligations of Seller and Buyer in this Agreement or the Ancillary Agreements (including all schedules and exhibits thereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement and the Ancillary Agreements) shall survive indefinitely. All covenants, obligations and agreements of Buyer and Seller and their Affiliates contained in this Agreement and the Ancillary Agreements (including all schedules and exhibits hereto and thereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement and the Ancillary Agreements) shall survive the consummation of the transactions contemplated hereby and thereby.

     10.2  INDEMNIFICATION BY SELLER.  Except as otherwise limited by this
Article X, Seller shall indemnify and hold harmless Buyer, its subsidiaries and Affiliates, any assignee or successor thereof, and each officer, director, employee, agent and representative of each of the foregoing (collectively, the "Buyer Indemnified Parties") from and against, and pay or reimburse the Buyer Indemnified Parties for, any and all losses, Actions, Liabilities, damages, claims, costs and expenses (including reasonable expenses of investigation and legal fees and costs in connection therewith), interest, awards, judgments, penalties and Encumbrances suffered or incurred by any of the Buyer Indemnified Parties (hereinafter a "Buyer Loss") arising in whole or in part out of or resulting directly or indirectly from:

           (a) any breach of any representation or warranty of Seller or its Affiliates in this Agreement or the Ancillary Agreements (including all schedules and exhibits hereto and thereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement and the Ancillary Agreements or made in connection herewith or therewith);

           (b) any breach of any covenant, obligation or agreement of Seller or its Affiliates in this Agreement or the Ancillary Agreements (including all schedules and exhibits hereto and thereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement and the Ancillary Agreements or made in connection herewith and therewith);

           (c)   any Retained Liability; and

           (d) any Liability relating to (i) any Business Employee who is not a Designated Employee but whose employment or employment-related rights transfer to Buyer or any of its Affiliates by operation of law or contract (other than this Agreement) as a result of the consummation of the transactions contemplated hereby (including Liabilities for all costs reasonably incurred by Buyer, including any severance payments, in connection with Buyer's termination of the employment of any such Business Employee within 90 days after the Closing Date); and (ii) any compensation rights, employment benefits or other terms of employment of Business Employees that Buyer or any of its Affiliates becomes obligated to pay, provide or assume by operation of law or contract (other than this Agreement) as a result of the consummation of the transactions contemplated hereby and that are inconsistent with the terms set forth in subsections 12.1(a) and 12.1(c).

     10.3  INDEMNIFICATION BY BUYER.  Except as otherwise limited by this
Article X, Buyer shall indemnify and hold harmless Seller, its subsidiaries and Affiliates, any assignee or successor thereof, and each officer, director, employee, agent and representative of each of the foregoing (collectively, the "Seller Indemnified Parties") from and against, and pay or reimburse the Seller Indemnified Parties for, any and all losses, Actions, Liabilities, damages, claims, costs and expenses (including reasonable expenses of investigation and legal fees and costs in connection therewith), interest, awards, judgments, penalties and Encumbrances suffered or incurred by any of the Seller Indemnified Parties (hereinafter a "Seller Loss") arising solely out of or resulting directly from:

           (a) any breach of any representation or warranty of Buyer or its Affiliates in this Agreement or the Ancillary Agreements (including all schedules and exhibits hereto and thereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement and the Ancillary Agreements or made in connection herewith and therewith);

           (b) any breach of any covenant, obligation or agreement of Buyer or its Affiliates in this Agreement or the Ancillary Agreements (including all schedules and exhibits hereto and thereto and all certificates, documents, instruments or undertakings furnished pursuant to this Agreement and the Ancillary Agreements or made in connection herewith and therewith); and

           (c)   any Assumed Liability.

     10.4  GENERAL INDEMNIFICATION PROVISIONS.

           (a) For the purposes of this Section 10.4 and Section 10.5, the term "Indemnitee" shall refer to the Person or Persons indemnified, or entitled, or claiming to be entitled, to be indemnified, pursuant to the provisions of
Section 10.2 or 10.3, as the case may be; the term "Indemnitor" shall refer to the Person having the obligation to indemnify pursuant to such provisions; and "Losses" shall refer to Seller Losses or Buyer Losses, as the case may be.

           (b) Within a reasonable time following the determination thereof, an Indemnitee shall give the Indemnitor written notice of any matter which such Indemnitee has determined has given rise to a right of indemnification under this Agreement (regardless of whether a claim for indemnification otherwise would be limited or prohibited by subsection 10.5(a)), stating the amount of the Loss, if known, and method of computation thereof, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises (subject to the last sentence of this subsection). The obligations and Liabilities of any party under this Article X with respect to Losses arising from claims, assertions, events or proceedings of any third party (including claims by any assignee or successor of the Indemnitee or any Governmental Authority), which are subject to the indemnification provided for in this Article X ("Third Party Claims") shall be governed by and be subject to the following additional terms and conditions: If any Indemnitee shall receive written notice of any Third Party Claim, the Indemnitee shall promptly give the Indemnitor written notice of such Third Party Claim (subject to the last sentence of this subsection) and shall permit the Indemnitor, at its option, to participate in the defense of such Third Party Claim by counsel of its own choice and at its expense. If the Indemnitor acknowledges in writing its obligation to indemnify the Indemnitee hereunder against any Loss (without limitation) that may result from such Third Party Claim, then the Indemnitor shall be entitled, at its option, to assume and control the defense against such Third Party Claim at its expense and through counsel of its choice if it gives written notice of its intention to do so to the Indemnitee within 15 calendar days of the receipt of notice of such Third Party Claim from Indemnitee, unless, in the reasonable opinion of counsel for the Indemnitee, there is a conflict or a potential conflict of interest between the Indemnitee and the Indemnitor in such Action, in which event the Indemnitee shall be entitled to direct the defense with respect to those issues as to which such conflict exists with separate counsel of its choice reasonably acceptable to the Indemnitor. The fees and expenses of any such separate counsel shall be borne by the Indemnitor. In the event that the Indemnitor exercises its right to undertake the defense against any such Third Party Claim as provided above, the Indemnitee shall cooperate with the Indemnitor in such defense and make available to the Indemnitor, at Indemnitor's expense, all witnesses, pertinent records, materials and information in its possession or under its control reasonably relating thereto as is required by the Indemnitor. Similarly, in the event the Indemnitee is, directly or indirectly, conducting the defense against any Third Party Claim, the Indemnitor shall cooperate with the Indemnitee in such defense and make available to it all witnesses, pertinent records, materials and information in its possession or under its control reasonably relating thereto as is reasonably required by the Indemnitee. No such Third Party Claim, except the settlement thereof which involves the payment of money only either by a party other than the Indemnitee or for which the Indemnitee is totally indemnified (without limitation) by the Indemnitor and the unconditional release from all related liability of the Indemnitee, may be settled by the Indemnitor without the written consent of the Indemnitee. In the event that an Indemnitee reasonably determines, and gives notification to the Indemnitor, that the failure to resolve a Third Party Claim is having a material adverse effect on the Indemnitee's ongoing business, and as a result the Indemnitee wishes to propose a settlement of the Third Party Claim and the third party will unconditionally release the Indemnitor from any and all Liabilities relating to or arising from such Third Party Claim, then the Indemnitor shall not unreasonably withhold its consent to such settlement. If the Indemnitor does not consent to such settlement, the Indemnitee may settle the Third Party Claim on the terms proposed without discharging the Indemnitor from its liability hereunder with respect to such Third Party Claim. The foregoing notwithstanding, the failure of any Indemnitee to give any notice required to be given hereunder shall not affect such Indemnitee's right to indemnification hereunder except to the extent the Indemnitor from whom such indemnity is sought shall have been actually and materially prejudiced in its ability to defend the claim or action for which such indemnification is sought by reason of such failure.

           (c) Payment by an Indemnitee to a third party with respect to a Loss shall not affect such Indemnitee's rights to indemnification pursuant to this Article X.

     10.5  LIMITATIONS ON INDEMNIFICATION.

           (a) Notwithstanding any provision to the contrary in this Agreement or any of the Ancillary Agreements, there shall be no time, dollar or other limitation on indemnification claims of Buyer made pursuant to clauses
(b), (c) or (d) of Section 10.2 or of Seller made pursuant to clauses (b) or (c) of Section 10.3.

           (b) No Indemnitor shall be liable for an indemnification claim made under clause (a) of Section 10.2 or clause (a) of Section 10.3, as the case may be, (x) to the extent the asserted Seller Losses (in the aggregate) or Buyer Losses (in the aggregate), as the case may be, exceed an amount equal to 50% of the Purchase Price or (y) for which notice of a matter for which indemnification would be owed hereunder is not given on or before the expiration of one year after the Closing Date (or the expiration of the applicable statute of limitations with respect to the representations and warranties set forth in subsection 5.18). The foregoing limitations shall not affect or apply to any other indemnification provided by this Agreement.

           (c) In addition to the time and dollar limitations set forth in subsection 10.5(b), no Indemnitor shall be liable for any Seller Loss or Buyer Loss, as the case may be, until such Seller Losses (in the aggregate) or Buyer Losses (in the aggregate), as the cased by be, related to breaches of representations and warranties contained in Article V or Article VI, as the case may be, exceed an amount equal to $1,000,000, in which case, the Indemnitor shall be liable for all such Losses from the first dollar thereof.

     10.6 RIGHT TO SET-OFF. The provisions of this Article X notwithstanding, at its sole discretion and without limiting any other rights of Buyer or any of its Affiliates under this Agreement or any Ancillary Agreement or at law or equity, Buyer may satisfy an outstanding Buyer Loss in whole or in part by reducing the amount of any payment due to Seller or any Affiliate thereof pursuant to any agreement or arrangement between Buyer or any Affiliate thereof, on the one hand, and Seller or any Affiliate thereof, on the other hand, including any amounts owed by either Buyer or any Affiliate thereof pursuant to any outstanding Seller Loss.

                                      ARTICLE XI
                                     TAX MATTERS

     11.1 ALLOCATION OF PURCHASE PRICE. As soon as practicable after the Closing Date, and in any event within 60 days of such date, Buyer shall prepare and submit to Seller a computation of the sale price of the Assets in accordance with the terms hereof and the allocation of such sale price among such Assets. Such allocation shall be conclusive and binding on the parties hereto. All values contained in such allocation shall be consistently reported by the parties hereto and their Affiliates for Tax purposes in accordance with the procedures reflected herein. Buyer and Seller hereby agree that such allocation represents the fair market value of the Assets and will be made in accordance with Section 1060 of the Code.

     11.2 TAXES RELATING TO TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. All Taxes imposed in connection with the transfer of the Assets, whether such Taxes are assessed initially against Buyer or any Affiliate of Buyer or the Seller Group, shall be borne and paid 50% by Seller and 50% by Buyer.

                                     ARTICLE XII
                         EMPLOYEES AND EMPLOYEE BENEFIT PLANS

     12.1  DESIGNATED EMPLOYEES.

           (a) On or before the Closing Date, Buyer shall offer to employ, effective as of the Closing Date, 120 Business Employees, to be identified by Buyer in its sole discretion (collectively, the "Designated Employees"), from the 143 Business Employees Buyer and Seller have separately identified. For any Designated Employee, such employment shall be offered on terms which include
(i) the rate of wages or salary which the Designated Employee enjoyed with Seller immediately prior to his or her termination, (ii) eligibility for all employee benefit plans of Buyer (under the terms of those plans) to the same extent as any similarly situated and geographically located employee of Buyer or its Affiliates and (iii) credit for service with Seller for purposes of
(1) accruals under Buyer's Paid Personal

Leave policy, (2) severance under Buyer's written severance policies and
(3) waiting periods for enrollment in Buyer's standard benefit plans.

           (b) Seller and its Affiliates will use their best efforts to cause the Designated Employees so offered employment to accept Buyer's offers of employment. Between the Agreement Date and the Closing Date, (i) Seller shall not decrease the rate of compensation, work schedule, benefits or other terms and conditions of employment of any Designated Employee and (ii) Seller will give notice to Buyer promptly after receiving any notice any Designated Employee of any such Designated Employee's intention to resign his or her employment with Seller or any Affiliate.

           (c) Buyer and Seller shall offer Designated Employees the following options with respect to vacation leave accrued with Seller as of the date such Designated Employee's employment with Seller terminates: (i) be paid directly by Seller an amount equal to the value of all such accrued vacation time; (ii) have such accrued vacation time transferred to Buyer for an equivalent amount of time under Buyer's Paid Personal Leave policy (provided that such transferred vacation time shall not exceed 280 hours); or (iii) have an amount equal to the value of some portion of such accrued vacation time paid directly by Seller and have the remaining accrued vacation time transferred to Buyer for an equivalent amount of time under Buyer's Paid Personal Leave policy (provided that such amount of time shall not exceed 280 hours). Within 90 days after Buyer hires any Designated Employee, Seller shall pay to Buyer an amount equal to the value of any accrued vacation time such Designated Employee elects to transfer to Buyer pursuant to the option given under this subsection.

     12.2 COBRA. With respect to Designated Employees who are U.S. Business Employees, Seller shall continue to provide for "continuation coverage" to or for the benefit of each "covered employee" and each "qualified beneficiary" entitled thereto by applicable law (as such terms are defined in Code
Section 4980B) for a period of at least 18 months after the Closing Date and shall otherwise comply in all respects with the requirements (including notice requirements) of Code Section 4980B as to each such covered employee and each such qualified beneficiary with respect to whom a "qualifying event" (as defined in Code Section 4980B) has occurred (or will occur) through the Closing Date, including any such qualifying event that may occur as of the Closing or as a result of the consummation of the transactions contemplated by this Agreement. Buyer shall reimburse Seller for any actual premium costs paid by Seller in connection with providing such continuation coverage to or for the benefit of any Designated Employees pursuant to this Section 12.2, but excluding any premium adjustment based on actual loss experience.

     12.3 MODIFICATION OF CONFIDENTIALITY AND RELATED AGREEMENTS. Seller agrees that disclosure of any information or provision of any services by any Person who becomes an employee of Buyer or its Affiliates in connection with the transactions contemplated hereby (a "New Employee") to Buyer or its Affiliates shall not be a violation of any provision of any trade secret, confidentiality, non-compete or comparable agreements entered into prior to the Closing between Seller or its Affiliates, on the one hand, and any New Employee, on the other hand.

                                     ARTICLE XIII
                                     TERMINATION

     13.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing:

           (a)   by the mutual written consent of Buyer and Seller; or

           (b) by either Buyer or Seller, if the Closing shall not have occurred by September 30, 1998; PROVIDED, HOWEVER, that the right to terminate this Agreement pursuant to this subsection 13.1(b) shall not be available to any party or parties whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date; or

           (c) by Buyer, upon the breach in any material respect of any of the representations and warranties of Seller contained herein or the failure by Seller to perform and comply in any material respect with any of the agreements and obligations required by this Agreement to be performed or complied with by Seller, provided that such breach or failure is not cured within 30 days of Seller's receipt of a written notice from Buyer that such a breach or failure has occurred; or

           (d) by Buyer, upon the institution of any Action, whether voluntary or involuntary, seeking a decree or order for relief in respect of Seller or its Affiliates under any bankruptcy, insolvency or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Seller or its Affiliates or for any part of its or their property or assets, or for the winding-up or liquidation of Seller's or its Affiliates' affairs; or by Buyer if Seller or its Affiliates shall make a general assignment for the benefit of creditors, or shall fail generally to pay its or their debts as they become due, or shall take any corporate action in furtherance of any of the foregoing; or

           (e) by Seller, upon the breach in any material respect of any of the representations and warranties of Buyer contained herein or the failure by Buyer to perform and comply in any material respect with any of the agreements and obligations required by this Agreement to be performed or complied with by Buyer, provided that such breach or failure is not cured within 30 days of Buyer's receipt of a written notice from Seller that such a breach or failure has occurred; or

           (f) by Buyer or Seller, if the approval of the shareholders of Seller contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of shareholders or of any adjournment thereof; or

           (g) by Seller, if the Board of Directors of Seller reasonably determines that an Acquisition Proposal constitutes a Superior Proposal; PROVIDED, HOWEVER, that Seller may not terminate this Agreement pursuant to this subsection 13.1(g) unless and until five business days have elapsed following delivery to Buyer of a written notice of such determination by the Board of Directors of Seller and during such five business day period Seller (x) informs Buyer of the terms and conditions of the

Acquisition Proposal and (y) otherwise fully cooperates with Buyer with respect thereto with the intent of enabling Buyer to agree to a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected; and PROVIDED, FURTHER, that Seller may not terminate this Agreement pursuant to this subsection 13.1(g) unless at the end of such five business day period the Board of Directors of Seller continues to reasonably believe that the Acquisition Proposal constitutes a Superior Proposal, such Board of Directors concludes in good faith after consultation with its outside counsel that termination of this Agreement by Seller likely is required to satisfy the fiduciary duties of such Board under California law, and simultaneously with such termination Seller pays to Buyer the Termination Fee as provided in Section 13.5 and enters into a definitive acquisition agreement to effect the Superior Proposal.

     13.2  WRITTEN NOTICE.  In order to terminate this Agreement pursuant to
Section 13.1, the party so acting shall give written notice of such termination to the other party, specifying the grounds thereof.

     13.3 EFFECT OF TERMINATION. In the event of the termination of this Agreement in accordance with Section 13.1, this Agreement (other than Article XIV, which shall survive the termination hereof) shall become void and have no effect, with no liability on the part of any party or its Affiliates, directors, officers, employees, shareholders or agents in respect thereof; PROVIDED, HOWEVER, that nothing herein shall relieve any party hereto from liability for any breach of this Agreement.

     13.4 WAIVER. At any time prior to the Closing, Buyer and Seller may by mutual written agreement (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein.

     13.5 TERMINATION FEE. If this Agreement is terminated by Seller pursuant to subsection 13.1(g), concurrently with such termination Seller shall pay to Buyer a fee (the "Termination Fee") of $3,000,000 in cash, such payment to be made by wire transfer of immediately available funds to an account designated by Buyer.

                                     ARTICLE XIV
                                  GENERAL PROVISIONS

     14.1 EXPENSES, TAXES, ETC. Except as otherwise provided in this Agreement, each party will pay all fees and expenses incurred by it in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby.

     14.2 NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or mailed if delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested), or sent by facsimile transmission, (confirmation received) to the parties at the following addresses and facsimile transmission numbers (or at such other address or number for a party as shall be specified by like notice), except that notices after the giving of which there is a designated period within which to perform an act and notices of changes of address or number shall be effective only upon receipt:

           (a)   If to Seller:
                 Genus, Inc.
                 1139 Karlstad Drive
                 Sunnyvale, CA  94089-2117
                 Attention:  Chief Financial Officer
                 Telecopy No.:(408) 747-7198
                 Telephone No.: (408) 747-7120

                 with a copy to:
                 Wilson Sonsini Goodrich & Rosati, P.C.
                 650 Page Mill Road
                 Palo Alto, CA  94304-1050
                 Attention:  Mr. Mario M. Rosati, Esq.
                 Telecopy No.:(650) 493-6811
                 Telephone No.: (650) 493-9300

           (b)   if to Buyer:
                 Varian Associates, Inc.
                 3050 Hansen Way
                 Palo Alto, CA  94304-1000
                 Attention:  Chief Financial Officer
                 Telecopy No.:(415) 424-5754
                 Telephone No.: (415) 424-5320

                 with a copy to:
                 Varian Associates, Inc.
                 3050 Hansen Way
                 Palo Alto, CA  94304-1000
                 Attention:  General Counsel
                 Telecopy No.:(415) 858-2018
                 Telephone No.: (415) 424-5352

     14.3 DISCLOSURE SCHEDULE. The Disclosure Schedule shall be divided into sections corresponding to the sections and subsections of this Agreement. Disclosure of any fact or item in any Section of the Disclosure Schedule shall be deemed to be disclosed and incorporated into any other Section where such disclosure would be appropriate; PROVIDED, that specific cross-references shall have been made for any information deemed to be included in one Disclosure Schedule Section by reference to a different Disclosure Schedule Section; PROVIDED, FURTHER that any Section or subsection herein for which there is no specific exception in the Disclosure Schedule and lacks a disclosure in the corresponding Section of the Disclosure Schedule shall be construed to have been made without any such disclosure. Disclosure of any matter in the Disclosure Schedule shall not constitute an admission or raise any inference that such matter constitutes a violation of law or an admission of liability or facts supporting liability.

     14.4  INTERPRETATION; CONFLICT BETWEEN AGREEMENTS.

           (a) When a reference is made in this Agreement to Sections, subsections, Schedules or Exhibits, such reference shall be to a Section, subsection, Schedule or Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The word "herein" and similar references mean, except where a specific Section or Article reference is expressly indicated, the entire Agreement rather than any specific Section or Article. The table of contents and the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Except as otherwise expressly provided herein, all monetary amounts referenced in this Agreement shall mean U.S. dollars.

           (b) In the event of any inconsistency, conflict or ambiguity as to the rights and obligations of the parties under this Agreement and any Ancillary Agreement, the terms of this Agreement shall control and supersede any such inconsistency, conflict or ambiguity.

           (c) Any references in this Agreement to the "best knowledge" or "knowledge" of Seller or the Seller Group or to matters "known" to Seller or the Seller Group, shall mean the actual knowledge without inquiry or investigation (other than reviewing this Agreement) of only the Persons listed on Schedule 14.4(c).

     14.5 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of statute, law, regulation, Governmental Order or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. In such event, any such term or provision shall be deemed, without further action on the part of the parties hereto, modified, amended and limited to the extent necessary to render the same and the remainder of this Agreement valid, enforceable and lawful.

     14.6 ASSIGNMENT. This Agreement may not be assigned by operation of law or otherwise, except that Buyer (including its Affiliates) may assign its rights and benefits hereunder and under the Ancillary Agreements (provided that Buyer or its Affiliates, as applicable, shall remain responsible for its obligations hereunder) (a) to any Affiliate of Buyer, (b) to any Person acquiring all or substantially all of the assets and properties of the Business, as such Business is then conducted by Buyer and its Affiliates or (c) to any Person acquiring a distinct line or division of such Business, with respect to the rights and benefits of Buyer hereunder that pertain thereto. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of Buyer and Seller.

     14.7 NO THIRD-PARTY BENEFICIARIES. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

     14.8  AMENDMENT, OTHER REMEDIES AND WAIVER.

           (a) This Agreement may not be amended or modified except by an instrument in writing signed by Seller and Buyer.

           (b) The rights and remedies of the parties to this Agreement are cumulative and not alternative of any other remedy conferred hereby or by law or equity, and the exercise of any remedy will not preclude the exercise of any other.

           (c) Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any Ancillary Agreement will operate as a waiver of such right, power or privilege, and single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by law, (i) no Action or right arising out of this Agreement or the Ancillary Agreements can be discharged by one party, in whole or in part, by a waiver or renunciation of the Action or right unless in a writing signed by the other party; (ii) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

     14.9  FURTHER ASSURANCES.  Each of Buyer and Seller agrees to
(a) cooperate fully with the other party, and to cause its Affiliates to cooperate fully, (b) execute and cause such Affiliates to execute such further instruments, documents and agreements, and (c) give such further written assurances as may be reasonably requested by Buyer or Seller, as the case may be, to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement. If at any time and from time to time after the Closing Date (without limitation as to time or otherwise) Buyer reasonably determines that all of Seller's or its Affiliate's rights, title and interests in and to an Asset has failed to be fully transferred and conveyed in accordance with this Agreement, Buyer or an Affiliate thereof, as the case may be, then Seller shall cause such Asset to be transferred and conveyed to Buyer or an Affiliate thereof in accordance with this Agreement as soon as reasonably practicable after notice from Buyer to Seller. If requested by Buyer, Seller shall prosecute or otherwise enforce in its own name (or that of an Affiliate thereof) for the benefit of Buyer any claims, rights or benefits that are transferred to Buyer and its Affiliates by this Agreement and that require prosecution or enforcement in the name of Seller (or any such Affiliate). Any prosecution or enforcement of claims, rights or benefits under this Section 14.9 shall be solely at Buyer's expense, unless the prosecution or enforcement is made necessary by a breach of this Agreement by Seller or any Affiliate thereof. Following the Closing Date, Seller and its Affiliates shall refer to Buyer and its Affiliates, as appropriate, as promptly as practicable, any telephone calls, letters, orders, notices, requests, inquiries and other communications relating to the Assets and the Business.

     14.10 MUTUAL DRAFTING. This Agreement is the joint product of Buyer and Seller and each provision hereof has been subject to the mutual consultation, negotiation and agreement of Buyer and Seller and shall not be construed for or against any party hereto.

     14.11 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California (without giving effect to its choice of law principles).

     14.12 DISPUTE RESOLUTION. Any dispute, controversy or claim between the parties relating to, arising out of or in connection with this Agreement or the Ancillary Agreements (or any subsequent agreements or amendments thereto), including as to their existence, enforceability, validity, interpretation, performance, indemnification, breach or damages, including claims in tort, whether arising before or after the termination of this Agreement, shall be settled only by binding arbitration pursuant to the Commercial Arbitration Rules, as then amended and in effect, of the American Arbitration Association (the "Rules"), subject to the following:

           (a) The arbitration shall take place in Santa Clara County, California, and in no other place.

           (b) There shall be three arbitrators, who shall be selected under the normal procedures prescribed in the Rules, except that one such arbitrator shall be a certified public accountant and one arbitrator (who shall chair the arbitration panel) shall be a member of the American College of Trial Lawyers.

           (c) Subject to legal privileges, each party shall be entitled to discovery in accordance with the Federal Rules of Civil Procedure.

           (d) The arbitrators shall comply with Section 14.11, provided that the procedural law shall be the U.S. Arbitration Act, as amended, to the extent not inconsistent with the Rules and this Section 14.12.

           (e) At the arbitration hearing, each party may make written and oral presentations to the arbitrator, present testimony and written evidence and examine witnesses.

           (f) The arbitrators' decision shall be in writing, shall be binding and final and may be entered and enforced in any court of competent jurisdiction.

           (g) The arbitrators shall have the authority to grant injunctive relief and order specific performance.

           (h) No party shall be eligible to receive, and the arbitrators shall not have the authority to award, exemplary or punitive damages.

           (i) Each party to the arbitration shall bear their own attorney's fees and costs, but shall pay one-half of the fees and expenses of the arbitrators and the American Arbitration Association.

     14.13 COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     14.14 PUBLIC ANNOUNCEMENTS. Neither Buyer, Seller nor the representatives of either of them shall issue to the media any news release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other party hereto. The foregoing notwithstanding, any such news release or other public announcement may be made if required by applicable law or a securities exchange rule, provided that the party required to make such news release or other public announcement shall confer with the other party concerning the timing and content of such news release or other public announcement before the same is made.
Buyer and Seller will consult with each other concerning the means by which employees, customers and suppliers and others having dealings with Seller and its Affiliates with respect to the Business will be informed of the transactions contemplated hereby, and Buyer shall be allowed to have present for any such communication a representative of Buyer.

     14.15 ENTIRE AGREEMENT. This Agreement, together with all Schedules and Exhibits hereto, and the documents and instruments and other agreements among the parties delivered pursuant hereto, as well as the letter agreement between Buyer and Seller entered into concurrently herewith, constitute the entire agreement and supersede all prior agreements and undertakings, both written and oral, among Buyer and Seller with respect to the subject matter hereof and are not intended to confer upon any other Person any rights or remedies hereunder, except as otherwise expressly provided herein.

     IN WITNESS WHEREOF, Buyer and Seller have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                   VARIAN ASSOCIATES, INC.,
                                   a Delaware corporation


                                   By:  /s/ J. Tracy O'Rourke
                                        -------------------------------------
                                        Name:     J. Tracy O'Rourke
                                        Title:    Chairman and
                                                  Chief Executive Officer


                                   GENUS, INC.
                                   a California corporation


                                   By:  /s/ James T. Healy
                                        -------------------------------------
                                        Name:     James T. Healy
                                        Title:    President and
                                                  Chief Executive Officer

                                    EXHIBIT 1.1(a)










                               CROSS-LICENSE AGREEMENT

                                       BETWEEN

                               VARIAN ASSOCIATES, INC.
                                      ("VARIAN")

                                         AND

                                     GENUS, INC.
                                      ("GENUS")

                                  TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

RECITALS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

1.   Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

2.   License Grants. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

     2.1   Genus To Varian . . . . . . . . . . . . . . . . . . . . . . . . . . 3
     2.2   Varian To Genus . . . . . . . . . . . . . . . . . . . . . . . . . . 3
     2.3   Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

3.   Ownership of Intellectual Property. . . . . . . . . . . . . . . . . . . . 3

4.   Enforcement of Rights . . . . . . . . . . . . . . . . . . . . . . . . . . 4

5.   Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

6.   Term and Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . 5

7.   Assignment of License . . . . . . . . . . . . . . . . . . . . . . . . . . 5

8.   Extent of Certain Obligations . . . . . . . . . . . . . . . . . . . . . . 5

9.   Miscellaneous Provisions. . . . . . . . . . . . . . . . . . . . . . . . . 6

     9.1   Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
     9.2   Section 365(n) of the U.S. Bankruptcy Code. . . . . . . . . . . . . 6
     9.3   Interpretation. . . . . . . . . . . . . . . . . . . . . . . . . . . 7
     9.4   Severability. . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
     9.5   No Third-Party Beneficiaries. . . . . . . . . . . . . . . . . . . . 7
     9.6   Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
     9.7   Further Assurances. . . . . . . . . . . . . . . . . . . . . . . . . 7
     9.8   Mutual Drafting . . . . . . . . . . . . . . . . . . . . . . . . . . 8
     9.9   Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
     9.10  Dispute Resolution. . . . . . . . . . . . . . . . . . . . . . . . . 8
     9.11  Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
     9.12  Entire Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . 8

                   CROSS-LICENSE AGREEMENT BETWEEN VARIAN AND GENUS


     CROSS-LICENSE AGREEMENT (the "Cross License Agreement") dated as of ________, 1998, by and between Varian Associates, Inc., a Delaware corporation ("Varian"), and Genus, Inc., a California corporation ("Genus"). This Cross License Agreement shall be effective as of the Closing Date of the Asset Purchase Agreement referenced below (the "Effective Date").


                                       RECITALS

     A. Genus, directly and indirectly through various foreign and domestic affiliates of Genus, is engaged in the business of developing, manufacturing and distributing ion implant systems through the Business (as defined in the Asset Purchase Agreement, for purposes hereof, the "Business");

     B. Genus, directly and indirectly through various foreign and domestic affiliates of Genus, is also engaged in the business of developing, manufacturing and distributing chemical vapor deposition thin film deposition systems, through its CVD Business (the "CVD Business");

     C. Pursuant to the Asset Purchase Agreement, dated as of April 15, 1998 (the "Asset Purchase Agreement"), by and between Genus and Varian, Genus has agreed to sell and cause to be transferred to Varian, and Varian has agreed to purchase and accept the transfer from Genus and Genus's Affiliates, certain of the assets and properties used in the Business, including the Owned Intellectual Property.

     D. Pursuant to the Asset Purchase Agreement, Genus retains ownership of certain intellectual property rights primarily used in the development, manufacture, testing and sale of the products of the CVD Business (the "Licensed Intellectual Property"), and is willing to grant Varian a license under these intellectual property rights.

     E. Genus desires to receive, and Varian is willing to grant, a license under the Owned Intellectual Property transferred to Varian pursuant to the terms of this Cross License Agreement.

     F. Varian desires to receive, and Genus is willing to grant, a license under the Licensed Intellectual Property pursuant to the terms of this Cross License Agreement.


          THEREFORE, in consideration of these premises and the respective representations, warranties and agreements contained herein, the parties agree as follows:

     1.    DEFINITIONS

           1.1 "Asset Purchase Agreement" means the Asset Purchase Agreement effective April 15, 1998, by and between Genus and Varian, by which Varian is purchasing from Genus certain of the assets and business of the Business.

           1.2 "Assets" has the same meaning as the term Assets as defined in the Asset Purchase Agreement.

           1.3 "Closing Date" has the same meaning as the term Closing Date as defined in the Asset Purchase Agreement.

           1.4 "CVD Business" has the same meaning as the term CVD Business as defined in the Asset Purchase Agreement.

           1.5 "CVD Products" means the products or components thereof manufactured by the CVD Business as a current part of its business operation as of the Effective Date, and products currently in development by the CVD Business and derivative products thereof and improvement products thereof.

           1.6 "Excluded Assets" has the same meaning as the term Excluded Assets as defined in the Asset Purchase Agreement.

           1.7 "Genus Field of Use" means: thin film deposition products, including CVD Products.

           1.8 "Genus Licensed Products" means: semiconductor manufacturing equipment in the Genus Field of Use developed, manufactured, sold or used by Genus and its Subsidiaries, excluding Implant Products.

           1.9 "Implant Products" means the products or components thereof manufactured by the Business as a current part of its business operation as of the Effective Date, and products currently in development by the Business and derivative products thereof and improvement products thereof.

           1.10 "Licensed Intellectual Property" has the same meaning as the term Licensed Intellectual Property as defined in the Asset Purchase Agreement.

           1.11 "Owned Intellectual Property" has the same meaning as the term Owned Intellectual Property as defined in the Asset Purchase Agreement.

           1.12 "Subsidiary" means, with respect to a specified company, an entity controlled, directly or indirectly, by such company on the date hereof or thereafter through ownership, directly or indirectly by such company, of 50% or more of such entity's outstanding voting stock.

           1.13 "Term" means the period starting with the Effective Date and continuing until the termination or expiration of this Cross License Agreement, as provided in Section 6.1.

           1.14  "Varian Field of Use" means: products other than CVD Products.

           1.15 "Varian Licensed Products" means any semiconductor manufacturing equipment in the Varian Field of Use developed, manufactured, sold or used by Varian and its Subsidiaries and shall include without limitation, the Implant Products.


     2.    LICENSE GRANTS

           2.1 GENUS TO VARIAN: Genus hereby grants to Varian, upon the terms and conditions herein specified, a royalty free, nonexclusive, irrevocable, world wide, perpetual license under the Licensed Intellectual Property to make, have made, use and sell Varian Licensed Products, and components thereof.

                 2.1.1 Genus hereby grants to Varian a sublicense, without the right to grant further sublicenses, of all sublicensable rights granted to Genus in licenses from third parties that are Excluded Assets, but which relate to the ownership or use of the Owned Intellectual Property and the Licensed Intellectual Property, that are required to permit Varian to conduct business in the Varian Field of Use.

           2.2 VARIAN TO GENUS: Varian hereby grants to Genus, upon the terms and conditions herein specified, a royalty free, nonexclusive, irrevocable, world wide, perpetual license under the Owned Intellectual Property to make, have made, use and sell Genus Licensed Products, and components thereof.

                 2.2.1 Varian hereby grants to Genus a sublicense, without the right to grant further sublicenses, of all sublicensable rights granted to Genus in licenses from third parties that are Assets transferred to Varian, but which relate to the ownership or use of the Licensed Intellectual Property and are required to permit Genus to conduct business in the Genus Field of Use.

           2.3 SUBSIDIARIES. The license rights granted hereunder to each of Genus and Varian shall extend to and may be exercised by Subsidiaries of either party. References herein to a party in this Section 2 and Section 5 below shall be deemed to refer to such party and each of its Subsidiaries. Each party shall be liable and responsible for full compliance with this Cross License Agreement by each of its Subsidiaries.

     3.    OWNERSHIP OF INTELLECTUAL PROPERTY

           3.1 Genus shall retain ownership of the Licensed Intellectual Property subject to the licenses granted in Section 1.15 of this Cross License Agreement. This Cross License Agreement shall not transfer any ownership rights to Varian in the Licensed Intellectual Property, and shall not transfer any ownership rights to Genus in the Owned Intellectual Property.

           3.2 The licenses granted hereunder shall not extend to any improvements, enhancements, modifications or inventions developed or created by a party after the Effective Date, and the party developing or creating such improvements, enhancements or inventions after the Effective Date shall be the sole and exclusive owner thereof.


     4.    ENFORCEMENT OF RIGHTS

           4.1 Genus may, at its sole option and expense, take action against any infringement or misappropriation of the Licensed Intellectual Property. Any recovery by Genus as a result of such action shall belong exclusively to Genus.

           4.2 Varian may, at its sole option and expense, take action against any infringement or misappropriation of the Owned Intellectual Property. Any recovery by Varian as a result of such action shall belong exclusively to Varian.


     5.    CONFIDENTIALITY

           5.1 Varian shall throughout the Term of this Cross License Agreement hold all confidential information relating to Licensed Intellectual Property received from Genus in confidence, and shall preserve such confidential information against any disclosure to third parties except as otherwise expressly provided herein, using the same degree of care it exercises with its own proprietary information of a like nature; provided, however, that confidentiality shall not apply to information which is or becomes published or publicly known through no fault of Varian; or which is rightfully received by Varian from a third party without an obligation of secrecy; and, provided, further, that Varian shall not be obliged to keep in confidence any information that is inherently disclosed by the sale of CVD Products or of Varian Licensed Products.

           5.2   Genus shall throughout the Term of this Cross License
Agreement hold all confidential information relating to Owned Intellectual Property in confidence, and shall preserve such confidential information against any disclosure to third parties, except as otherwise expressly provided herein, using the same degree of care it exercises with its own proprietary information of a like nature; provided, however, that confidentiality shall not apply to any information which is or becomes published or publicly known through no fault of Genus; or which is rightfully received by Genus from a third party without an obligation of secrecy; and, provided, further, that Genus shall not be obliged to keep in confidence any such information that is inherently disclosed by the sale of Varian Licensed Products or of CVD Products.

           5.3 Notwithstanding the foregoing, Genus shall have the right to disclose the confidential information relating to the Owned Intellectual Property and Varian shall have the right to disclose the confidential information relating to the Licensed Intellectual Property as is reasonably required in the exercise of its license rights hereunder provided the recipient of such information agrees in writing to be bound by confidentiality provisions no less restrictive than this Section 5 with respect to any such confidential information so disclosed.


     6.    TERM AND TERMINATION

           6.1 The Term of this Cross License Agreement shall be begin on the Effective Date, and shall continue until the expiration of the last to expire patent included in the Owned Intellectual Property or in the Licensed Intellectual Property, provided, however, that if the Asset Purchase Agreement shall terminate pursuant to Section 13.1 thereof, this Cross License Agreement shall terminate concurrently with the termination of the Asset Purchase Agreement.


     7.    ASSIGNMENT OF LICENSE

           7.1 Varian may (i) assign its rights and obligations under this Cross License Agreement to a successor in ownership of all or substantially all the assets of Varian's ion implant business or (ii) sublicense its rights and obligations under this Cross License Agreement to a successor in ownership of substantially all the assets relating to the manufacture, sale or service of a product line of the Varian Licensed Products, in both cases, on the condition that such successor shall assume the performance of all the terms and conditions of this Cross License Agreement to be performed by Varian as if the successor were named herein in the place of Varian.

           7.2 Genus may not assign its rights and obligations under this Cross License Agreement without obtaining prior written permission from Varian, provided that, without obtaining permission from Varian, (i) Genus may assign its rights and obligations under this Cross License Agreement to a successor in ownership of all or substantially all the assets of the CVD Business, or
(ii) Genus may sublicense its rights and obligations under this Cross License Agreement to a successor in ownership of substantially all the assets relating to a product line of the CVD Business, in both cases, on the condition that such successor shall assume the performance of all the terms and conditions of this Cross License Agreement to be performed by Genus as if such successor were named herein in the place of Genus.

     8.    EXTENT OF CERTAIN OBLIGATIONS

           8.1 Nothing in this Cross License Agreement shall be construed as conferring upon Genus or Varian any license or any other right unless expressly granted by the terms of this Cross License Agreement.

           8.2 Genus represents that it has the full right and power to enter into this Cross License Agreement and to perform its obligations pursuant to the terms hereof. Varian represents that it has the full right and power to enter into this Cross License Agreement and to perform its obligations pursuant to the terms hereof; provided that Varian shall have no responsibility for any breach of the foregoing representation that is primarily the result of a breach by Genus of any term or condition of the Asset Purchase Agreement.


     9.    MISCELLANEOUS PROVISIONS

           9.1 NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or mailed if delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested), or sent by facsimile transmission (confirmation received) to the parties at the following addresses and facsimile transmission numbers (or at such other address or number for a party as shall be specified by like notice), except that notices after the giving of which there is a designated period within which to perform an act and notices of changes of address or number shall be effective only upon receipt:

   IF TO VARIAN:                                   with a copy to:
   Varian Associates, Inc.                    Varian Associates, Inc.
   3050 Hansen Way                            3050 Hansen Way
   Palo Alto, California  94304-1000          Palo Alto, California  94304-1000
   Attention:  Chief Financial Officer        Attention:  General Counsel
   Telecopy No.: (415) 424-5754               Telecopy No.: (415) 858-2018
   Telephone No.: (415) 424-5320              Telephone No.: (415) 424-5352

   IF TO GENUS:                                    with a copy to:
   Genus, Inc.                                Wilson Sonsini Goodrich & Rosati
   1139 Karlstad Drive                        650 Page Mill Road
   Sunnyvale, CA 94089-2117                   Palo Alto, CA 94304-6811
   Attention: Chief Financial Officer         Attention: Christopher D.
                                              Mitchell. Esq.
   Telecopy No.: 408-747-7140                 Telecopy No.: 650-493-6811
   Telephone No.: 408-747-7120                Telephone No.: 650-493-9300

          9.2 SECTION 365(n) OF THE U.S. BANKRUPTCY CODE. All rights and licenses granted pursuant to this Agreement by a licensor to a licensee are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to "intellectual property" as defined under
Section 101 of the Bankruptcy Code. The parties agree that a licensee, as a licensee of such rights under this Agreement, may elect to retain and fully exercise all of its rights and elections under the Bankruptcy Code, including without limitation Section 365(n). The parties further agree that, in the event of a commencement of a bankruptcy proceeding by or against a licensor under the Bankruptcy Code, the licensee shall have the right, even in the event that such licensee has otherwise terminated this Agreement, and notwithstanding any purported rejection of this Agreement by the licensor or any trustee for the estate of the licensor, to retain and enforce its rights under this Agreement without any obligation to make any payments to the licensor (it being acknowledged by the licensor that all such rights and licenses are fully paid up and are not royalty or fee bearing). In addition to the foregoing, the parties agree that, in the event of a commencement of a bankruptcy proceeding by or against a licensor under the Bankruptcy Code, upon the written request of the licensee, the licensor (or any trustee for the estate of the licensor) (i) shall promptly deliver to the licensee a complete duplicate of any such intellectual property and all embodiments of such intellectual property, if not already the possession of the licensee; and (ii) shall not interfere with the rights of the licensee as provided in this Agreement. Provided, however, that unless or until the licensor (or any trustee for the estate of the licensor) rejects this Agreement, on the written request of the licensee, the licensor (or any trustee for the estate of the licensor) shall (a) either (i) perform under this Agreement; or
(ii) promptly deliver to the licensee a complete duplicate of any such intellectual property and all embodiments of such intellectual property, if not already the possession of the licensee; and (b) not interfere with the rights of the licensee as provided in this Agreement.

          9.3 INTERPRETATION. When a reference is made in this Cross License Agreement to paragraphs or Exhibits, such reference shall be to a paragraph or Exhibit to this Cross License Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and the headings contained in this Cross License Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Cross License Agreement.

          9.4 SEVERABILITY. If any term or other provision of this Cross License Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Cross License Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Cross License Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the greatest extent possible.

          9.5 NO THIRD-PARTY BENEFICIARIES. This Cross License Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

          9.6 AMENDMENT. This Cross License Agreement may not be amended or modified except by an instrument in writing signed by Genus and Varian.

          9.7 FURTHER ASSURANCES. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Cross License Agreement.

          9.8 MUTUAL DRAFTING. This Cross License Agreement is the joint product of Varian and Genus and each provision hereof has been subject to the mutual consultation, negotiation and agreement of Varian and Genus and shall not be construed for or against any party hereto.

          9.9 GOVERNING LAW. This Cross License Agreement shall be governed by, and construed in accordance with, the laws of the State of California (without giving effect to its choice of law principles).

          9.10 DISPUTE RESOLUTION. Any dispute, controversy or claim between the parties relating to, arising out of or in connection with this Cross License Agreement (or any subsequent agreements or amendments thereto), including as to its existence, enforceability, validity, interpretation, performance, breach or damages, including claims in tort, whether arising before or after the termination of this Cross License Agreement, shall be settled in accordance with the procedures set forth in Section 14.12 of the Asset Purchase Agreement.

          9.11 COUNTERPARTS. This Cross License Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

          9.12 ENTIRE AGREEMENT. This Cross License Agreement, together with Exhibits hereto, and the documents and instruments and other agreements among the parties delivered pursuant hereto, constitute the entire agreement and supersede all prior agreements and undertakings, both written and oral, other than the Asset Purchase Agreement, between Genus and Varian with respect to the subject matter hereof and are not intended to confer upon any other person or entity any rights or remedies hereunder, except as otherwise expressly provided herein. This Cross License Agreement is subject to the terms of the Asset Purchase Agreement, including the noncompete covenant in Section 7.8 of the Asset Purchase Agreement.

          IN WITNESS WHEREOF, Genus and Varian have caused this Cross License Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                   VARIAN ASSOCIATES, INC.,
                                   a Delaware corporation


                                   By
                                     -----------------------------------------
                                   Name:
                                   Title:

                                   GENUS, INC.
                                   a California corporation


                                   By
                                     -----------------------------------------
                                   Name:
                                   Title:

                                                                      ANNEX B


                 [LETTERHEAD OF SALOMON SMITH BARNEY]

April 15, 1998

The Board of Directors
Genus, Inc.
1139 Karlstad Drive
Sunnyvale, California  94089


Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to Genus, Inc. ("Genus") of the consideration to be received by Genus pursuant to the terms and subject to the conditions set forth in the Asset Purchase Agreement, dated as of April 15, 1998 (the "Agreement"), between Varian Associates, Inc. ("Varian") and Genus. As more fully described in the Agreement, Genus will sell to Varian substantially all of the assets of Genus used primarily in the Ion Implant Division of Genus (the "Ion Business" and, such transaction, the "Asset Sale") for an aggregate purchase price of $25.0 million in cash, subject to adjustment as specified in the Agreement if, prior to the closing of the Asset Sale, Genus exercises its put option to sell to Varian certain machinery, plus an additional contingent cash amount equal to one-third of the amount, if any, by which (x) gross revenues generated from the sale by Varian or Genus of (i) high energy MeV ion implantation systems manufactured by Genus prior to the closing of the Asset Sale (or substantially similar high energy MeV ion implantation systems derived therefrom and manufactured by Varian after the closing) and (ii) service and spare parts for such systems, in each case during the calendar year 1998 and actually collected from the customer exceed (y) $30.0 million (the "Consideration").

In arriving at our opinion, we reviewed the Agreement and held discussions with certain senior officers, directors and other representatives and advisors of Genus and certain senior officers and other representatives and advisors of Varian concerning the operations and prospects of the Ion Business. We examined certain available business and financial information relating to the Ion Business as well as certain financial forecasts and other information and data for the Ion Business which were provided to or otherwise discussed with us by the management of Genus. We reviewed the financial terms of the Asset Sale as set forth in the Agreement in relation to, among other things, the historical and projected earnings and other operating data of the Ion Business and the financial condition of the Ion Business, including the near-term liquidity needs of, and capital resources available with respect to, the Ion Business. We considered, to the extent publicly available, the financial terms of certain other transactions recently effected which we considered relevant in evaluating the Asset Sale and certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of the Ion Business. In connection with our engagement, we were requested to approach, and we held discussions with, third parties to solicit indications of interest in the acquisition of Genus. In addition to the foregoing, we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have been advised by the management of Genus that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the

The Board of Directors
Genus, Inc.
April 15, 1998
Page 2


management of Genus as to the future financial performance of the Ion Business. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Ion Business nor have we made any physical inspection of the properties or assets of the Ion Business. We have not been requested to evaluate, and have not evaluated, the potential financial impact of the Asset Sale on Genus or the redeployment of all or any part of the Consideration received by Genus in connection with the Asset Sale. We express no opinion as to the price at which the common stock of Genus will trade upon announcement or consummation of the Asset Sale, nor are we expressing any opinion as to the relative merits of the Asset Sale as compared to any alternative business strategies that might exist for Genus or the effect of any other transaction in which Genus might engage. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

Smith Barney Inc. and Salomon Brothers Inc (collectively doing business as Salomon Smith Barney) have acted as financial advisors to Genus in connection with the Asset Sale and will receive a fee contingent upon the consummation of the Asset Sale. We also will receive a fee upon the delivery of this opinion. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of Genus and Varian for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. We have in the past provided investment banking services to Genus unrelated to the proposed Asset Sale, for which services we have received compensation. In addition, we and our affiliates (including Travelers Group Inc. and its affiliates) may maintain relationships with Genus, Varian and their respective affiliates.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Genus in its evaluation of the proposed Asset Sale, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Asset Sale. Our opinion may not be published or otherwise used or referred to, nor shall any public reference to Salomon Smith Barney be made, without our prior written consent.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Consideration to be received by Genus in the Asset Sale is fair, from a financial point of view, to Genus.

Very truly yours,




SALOMON SMITH BARNEY